Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

dated as of April 30, 2018,

by and among

MARRIOTT VACATIONS WORLDWIDE CORPORATION,

ILG, INC.,

IGNITE HOLDCO, INC.,

IGNITE HOLDCO SUBSIDIARY, INC.,

VOLT MERGER SUB, INC.,

and

VOLT MERGER SUB, LLC

TABLE OF CONTENTS

		Page
ARTICLE I
THE MERGERS AND THE LLC CONVERSION

Section 1.1	The Combination Transactions	1
Section 1.2	Closing	3
Section 1.3	Effectiveness of ILG Merger	3
Section 1.4	Effectiveness of ILG LLC Conversion	4
Section 1.5	Effectiveness of Initial Holdco Merger	4
Section 1.6	Effectiveness of Final Holdco Merger	5

ARTICLE II
EFFECT OF THE COMBINATION TRANSACTIONS ON THE CAPITAL STOCK OF ILG AND HOLDCO; EXCHANGE OF CERTIFICATES

Section 2.1	Effect on Capital Stock of ILG and Holdco from the Combination Transactions	6
Section 2.2	Exchange of Shares and Certificates	9
Section 2.3	Certain Adjustments	14
Section 2.4	Further Assurances	14

ARTICLE III
REPRESENTATIONS AND WARRANTIES

Section 3.1	Representations and Warranties of ILG	15
Section 3.2	Representations and Warranties of MVW	33

ARTICLE IV
COVENANTS RELATING TO CONDUCT OF BUSINESS

Section 4.1	Conduct of Business	50
Section 4.2	No Solicitation by ILG	59
Section 4.3	No Solicitation by MVW	62

ARTICLE V
ADDITIONAL AGREEMENTS

Section 5.1	Preparation of the Form S-4 and the Joint Proxy Statement; Stockholders Meetings	65
Section 5.2	Access to Information; Confidentiality	67
Section 5.3	Reasonable Best Efforts	67
Section 5.4	Indemnification, Exculpation and Insurance	70
Section 5.5	Fees and Expenses	71
Section 5.6	Public Announcements	71
Section 5.7	NYSE Listing	71

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AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER, dated as of April 30, 2018 (this “Agreement”), by and among Marriott Vacations Worldwide Corporation, a Delaware corporation (“MVW”), ILG, Inc., a Delaware corporation (“ILG”), Ignite Holdco, Inc., a Delaware corporation and wholly-owned direct subsidiary of ILG (“Holdco”), Ignite Holdco Subsidiary, Inc., a Delaware corporation and wholly-owned direct subsidiary of Holdco (“Ignite Merger Sub”), Volt Merger Sub, Inc., a Delaware corporation and wholly-owned direct subsidiary of MVW (“Volt Corporate Merger Sub”), and Volt Merger Sub, LLC, a Delaware limited liability company and wholly-owned direct subsidiary of MVW (“Volt LLC Merger Sub”).

W I T N E S S E T H:

WHEREAS, the respective Boards of Directors of MVW and ILG have deemed it advisable and in the best interests of their respective corporations and stockholders that MVW and ILG engage in a business combination;

WHEREAS, for U.S. Federal income Tax purposes, it is intended that (i) the ILG Merger and the ILG LLC Conversion, taken together, qualify as a “reorganization” within the meaning of Section 368(a)(1)(F) of the Internal Revenue Code of 1986, as amended (the “Code”), (ii) the Initial Holdco Merger and the Final Holdco Merger, taken together, constitute an integrated plan described in Rev. Rul 2001-46, 2001-2 C.B. 321 (the “Integrated Transaction”), (iii) the Integrated Transaction qualify as a “reorganization” within the meaning of Section 368(a) of the Code (clauses (i) through (iii), the “Intended Tax Treatment”) and (iv) this Agreement be, and is hereby adopted as, a “plan of reorganization” for purposes of Sections 354, 361 and 368 of the Code and within the meaning of Treasury Regulations Section 1.368-2(g) with respect to each of the reorganizations described above; and

WHEREAS, concurrently with the execution and delivery of this Agreement, and as a condition and inducement to the willingness of MVW to enter into this Agreement, Qurate Retail, Inc. and Liberty USA Holdings, LLC, (collectively “Qurate Retail”) entered into a voting and support agreement with MVW (the “Qurate Retail Voting Agreement”), pursuant to which such stockholder has agreed, on the terms and subject to the conditions set forth therein, to, among other things, vote all its ILG Common Stock in favor of the adoption of this Agreement.

NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements set forth herein, the parties agree as follows:

ARTICLE I

THE MERGERS AND THE LLC CONVERSION

Section 1.1 The Combination Transactions.

(a) The ILG Merger. Upon the terms and subject to the conditions set forth in this Agreement and in accordance with the Delaware General Corporation Law (the “DGCL”), Ignite Merger Sub shall be merged with and into ILG (the “ILG Merger”) at the ILG Merger Effective Time. Following the ILG Merger Effective Time, the separate corporate existence of Ignite

Merger Sub shall cease, and ILG shall continue as the surviving corporation (the “Initial ILG Surviving Corporation”) in the ILG Merger and shall succeed to and assume all the rights, privileges, immunities, properties, powers and franchises of Ignite Merger Sub in accordance with the DGCL.

(b) The LLC Conversion. Upon the terms and subject to the conditions set forth in this Agreement and in accordance with the DGCL and the Delaware Limited Liability Company Act (the “Delaware LLC Act”), following the ILG Merger, the Initial ILG Surviving Corporation shall be converted from a Delaware corporation into a Delaware limited liability company (“ILG LLC”) (the “ILG LLC Conversion”) at the ILG LLC Conversion Effective Time, and ILG LLC, for all purposes under the DGCL and the Delaware LLC Act, shall be deemed to be the same entity as the Initial ILG Surviving Corporation.

(c) The Initial Holdco Merger. Upon the terms and subject to the conditions set forth in this Agreement and in accordance with the DGCL, following the ILG LLC Conversion, Volt Corporate Merger Sub shall be merged with and into Holdco (the “Initial Holdco Merger”) at the Initial Holdco Merger Effective Time. Following the Initial Holdco Merger Effective Time, the separate corporate existence of Volt Corporate Merger Sub shall cease, and Holdco shall continue as the surviving corporation (the “Initial Holdco Surviving Corporation”) in the Initial Holdco Merger and shall succeed to and assume all the rights, privileges, immunities, properties, powers and franchises of Volt Corporate Merger Sub in accordance with the DGCL.

(d) The Final Holdco Merger. Upon the terms and subject to the conditions set forth in this Agreement and in accordance with the DGCL and the Delaware LLC Act, following the Initial Holdco Merger, the Initial Holdco Surviving Corporation shall be merged with and into Volt LLC Merger Sub (the “Final Holdco Merger” and, together with the ILG Merger, the ILG LLC Conversion and the Initial Holdco Merger, the “Combination Transactions”) at the Final Holdco Merger Effective Time. Following the Final Holdco Merger Effective Time, the separate corporate existence of the Initial Holdco Surviving Corporation shall cease, and Volt LLC Merger Sub shall continue as the surviving company (the “Final Surviving Company”) in the Final Holdco Merger and shall succeed to and assume all the rights, privileges, immunities, properties, powers and franchises of the Initial Holdco Surviving Corporation in accordance with the DGCL and the Delaware LLC Act.

(e) Resulting Structure. As a result of the foregoing transactions, (i) Volt LLC Merger Sub (aka, the “Final Surviving Company”) shall remain as a wholly-owned direct subsidiary of MVW, (ii) ILG LLC (fka the “Initial ILG Surviving Corporation” or “ILG”) shall become a wholly-owned direct subsidiary of Volt LLC Merger Sub, (iii) Ignite Merger Sub shall cease to exist, (iv) Volt Corporate Merger Sub shall cease to exist and (v) Holdco shall cease to exist.

(f) Authorized Holdco Shares. In connection with the Combination Transactions, ILG and Holdco shall take such actions as may be necessary to ensure that there are authorized and available for issuance, prior to the ILG Merger, a sufficient number of shares of common stock, par value $0.01 per share, of Holdco (the “Holdco Common Stock”) to permit the issuance of shares of Holdco Common Stock to the holders of shares of common stock, par value $0.01 per share, of ILG (the “ILG Common Stock”) as of the ILG Merger Effective Time in accordance with the terms of this Agreement.

(g) Authorized MVW Shares. In connection with the Combination Transactions, MVW shall take such actions as may be necessary to ensure there are authorized and available for issuance, prior to the Initial Holdco Merger, a sufficient number of shares of common stock, par value $0.01 per share, of MVW (the “MVW Common Stock”) to permit the issuance of shares of MVW Common Stock to the holders of shares of Holdco Common Stock (which includes the former holders of shares of ILG Common Stock that are entitled to receive shares of Holdco Common Stock in the ILG Merger) as of the Initial Holdco Merger Effective Time in accordance with the terms of this Agreement.

Section 1.2 Closing. The closing of the Combination Transactions (the “Closing”) shall take place at 10:00 a.m., New York time, on the third business day after satisfaction or waiver of all of the conditions set forth in Article VI (other than those conditions that by their nature are to be fulfilled at the Closing, but subject to the fulfillment or waiver of such conditions), at the offices of Kirkland & Ellis LLP, New York, New York, 10011, unless another time, date or place is agreed to in writing by the parties hereto (the date of the Closing, the “Closing Date”).

Section 1.3 Effectiveness of ILG Merger.

(a) ILG Merger Effective Time. Subject to the provisions of this Agreement, as soon as practicable on the Closing Date, the parties shall cause the ILG Merger to be consummated by filing with the Secretary of State of the State of Delaware a certificate of merger (the “Initial ILG Certificate of Merger”) with respect to the ILG Merger, duly executed and completed in accordance with the relevant provisions of the DGCL, and shall make all other filings or recordings required under the DGCL. The ILG Merger shall become effective at 11:58 p.m. New York City time on the Closing Date or at such other time as ILG and MVW shall agree and specify in the Initial ILG Certificate of Merger; provided that such other time shall be before the ILG LLC Conversion Effective Time (such time as the ILG Merger becomes effective being the “ILG Merger Effective Time”). The ILG Merger shall have the effects set forth in this Agreement and the applicable provisions of the DGCL.

(b) Organizational Documents. At the ILG Merger Effective Time, the ILG Charter and the ILG Bylaws shall be amended to read in their entirety as the articles of incorporation of Ignite Merger Sub and the bylaws of Ignite Merger Sub, respectively (except that references to the name of Ignite Merger Sub shall be replaced by references to the name of ILG), in each case until thereafter amended in accordance with Applicable Law.

(c) Officers and Directors. The directors of Ignite Merger Sub immediately prior to the ILG Merger Effective Time shall be the directors of the Initial ILG Surviving Corporation, until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be. The officers of ILG immediately prior to the ILG Merger Effective Time shall be the officers of the Initial ILG Surviving Corporation, until the earlier of their resignation or removal or until their respective successors are duly elected or appointed and qualified, as the case may be.

Section 1.4 Effectiveness of ILG LLC Conversion.

(a) ILG LLC Conversion. Subject to the provisions of this Agreement, as soon as practicable on the Closing Date, the parties shall cause the ILG LLC Conversion to be consummated by filing with the Secretary of State of the State of Delaware a certificate of conversion (the “ILG Certificate of Conversion”) with respect to the ILG LLC Conversion, duly executed and completed in accordance with the relevant provisions of the DGCL and the Delaware LLC Act, and shall make all other filings or recordings required under the DGCL or the Delaware LLC Act. The ILG LLC Conversion shall become effective at 11:59 p.m. New York City time on the Closing Date or at such other time as ILG and MVW shall agree and specify in the ILG Certificate of Conversion; provided that such other time shall be after the ILG Merger Effective Time and before the Initial Holdco Merger Effective Time (such time as the ILG LLC Conversion becomes effective being the “ILG LLC Conversion Effective Time”). The ILG LLC Conversion shall have the effects set forth in this Agreement and the applicable provisions of the DGCL and the Delaware LLC Act.

(b) Organizational Documents. At the ILG LLC Conversion Effective Time, the certificate of formation of ILG LLC and the limited liability company agreement of ILG LLC will be in a form agreed to by ILG and MVW prior to the Closing, in each case until thereafter amended in accordance with Applicable Law.

(c) Officers and Directors. The directors of the Initial ILG Surviving Corporation immediately prior to the ILG LLC Conversion Effective Time shall be the managers of ILG LLC, until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be. The officers of the Initial ILG Surviving Corporation immediately prior to the ILG LLC Conversion Effective Time shall be the officers of ILG LLC, until the earlier of their resignation or removal or until their respective successors are duly elected or appointed and qualified, as the case may be.

Section 1.5 Effectiveness of Initial Holdco Merger.

(a) Initial Holdco Merger Effective Time. Subject to the provisions of this Agreement, as soon as practicable on the Closing Date, the parties shall cause the Initial Holdco Merger to be consummated by filing on the Closing Date with the Secretary of State of the State of Delaware a certificate of merger (the “Holdco Certificate of Merger”) with respect to the Initial Holdco Merger, duly executed and completed in accordance with the relevant provisions of the DGCL, and shall make all other filings or recordings required under the DGCL. The Initial Holdco Merger shall become effective at 12:01 a.m. New York City time on the day immediately following the Closing Date or at such other time as ILG and MVW shall agree and specify in the Holdco Certificate of Merger; provided that such other time shall be after the ILG LLC Conversion Effective Time and before the Final Holdco Merger Effective Time (such time as the Initial Holdco Merger becomes effective being the “Initial Holdco Merger Effective Time”).

(b) Organizational Documents. At the Initial Holdco Merger Effective Time, the articles of incorporation of Holdco and the bylaws of Holdco shall be amended to read in their entirety as the articles of incorporation of Volt Corporate Merger Sub and the bylaws of Volt Corporate Merger Sub, respectively (except that references to the name of Volt Corporate Merger Sub shall be replaced by references to the name of Holdco), in each case until thereafter amended in accordance with Applicable Law.

(c) Officers and Directors. The directors of Volt Corporate Merger Sub immediately prior to the Initial Holdco Merger Effective Time shall be the directors of the Initial Holdco Surviving Corporation, until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be. The officers of Volt Corporate Merger Sub immediately prior to the Initial Holdco Merger Effective Time shall be the officers of the Initial Holdco Surviving Corporation, until the earlier of their resignation or removal or until their respective successors are duly elected or appointed and qualified, as the case may be.

Section 1.6 Effectiveness of Final Holdco Merger.

(a) Final Holdco Merger Effective Time. Subject to the provisions of this Agreement, as soon as practicable on the Closing Date, the parties shall cause the Final Holdco Merger to be consummated by filing on the Closing Date with the Secretary of State of the State of Delaware a certificate of merger (the “Final Certificate of Merger”) with respect to the Final Holdco Merger, duly executed and completed in accordance with the relevant provisions of the Delaware LLC Act and the DGCL, and shall make all other filings or recordings required under the Delaware LLC Act or the DGCL. The Final Holdco Merger shall become effective at 12:02 a.m. New York City time on the day immediately following the Closing Date or at such other time as ILG and MVW shall agree and specify in the Final Certificate of Merger; provided that such other time shall be after the Initial Holdco Merger Effective Time (such time as the Final Holdco Merger becomes effective being the “Final Holdco Merger Effective Time”). The Final Holdco Merger shall have the effects set forth in this Agreement and the applicable provisions of the DGCL and the Delaware LLC Act.

(b) Organizational Documents. At the Final Holdco Merger Effective Time, (i) the certificate of formation of Volt LLC Merger Sub shall become the certificate of formation of the Final Surviving Company, until thereafter amended in accordance with Applicable Law, and (ii) the limited liability company agreement of Volt LLC Merger Sub shall become the limited liability company agreement of the Final Surviving Company, until thereafter amended in accordance with Applicable Law.

(c) Officers and Directors. The directors of the Initial Holdco Surviving Corporation immediately prior to the Final Holdco Merger Effective Time shall be the managers of the Final Surviving Company, until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be. The officers of the Initial Holdco Surviving Corporation immediately prior to the Final Holdco Merger Effective Time shall be the officers of the Final Surviving Company, until the earlier of their resignation or removal or until their respective successors are duly elected or appointed and qualified, as the case may be.

ARTICLE II

EFFECT OF THE COMBINATION TRANSACTIONS ON THE CAPITAL STOCK OF ILG AND HOLDCO; EXCHANGE OF CERTIFICATES

Section 2.1 Effect on Capital Stock of ILG and Holdco from the Combination Transactions.

(a) Conversion of ILG Common Stock. As of the ILG Merger Effective Time, by virtue of the ILG Merger and without any action on the part of ILG, Ignite Merger Sub or the holders of any shares of ILG Common Stock or any ILG Equity Awards:

(i) Each issued and outstanding share of ILG Common Stock (other than any ILG Equity Awards to be treated in accordance with Section 2.1(d)) shall be converted into the right to receive one fully paid and nonassessable share of Holdco Common Stock (the “ILG Merger Consideration”). As of the ILG Merger Effective Time, all such shares of ILG Common Stock shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist. As of the ILG Merger Effective Time, each holder of a Certificate or Book-Entry share representing any shares of ILG Common Stock shall cease to have any rights with respect thereto, except the right to receive, upon the surrender thereof, the ILG Merger Consideration.

(ii) Each share of common stock of Ignite Merger Sub issued and outstanding immediately prior to the ILG Merger Effective Time shall be converted into one fully paid and nonassessable share of common stock, par value $0.01 per share, of the Initial ILG Surviving Corporation.

(b) Conversion of Holdco Common Stock. As of the Initial Holdco Merger Effective Time, by virtue of the Initial Holdco Merger and without any action on the part of Holdco, Volt Corporate Merger Sub or the holders of any shares of Holdco Common Stock (including former holders of ILG Common Stock that are entitled to receive shares of Holdco Common Stock in the ILG Merger) or any Holdco Equity Awards (including former holders of ILG Equity Awards that are entitled to receive Holdco Equity Awards in the ILG Merger):

(i) Each issued and outstanding share of Holdco Common Stock, which for purposes of this Article II shall include any rights to receive shares of Holdco Common Stock as a result of the ILG Merger (other than any shares of Holdco Common Stock to be canceled pursuant to Section 2.1(c), Holdco Equity Awards to be treated in accordance with Section 2.1(d) and any Appraisal Shares), shall be converted into the right to receive 0.165 (the “Exchange Ratio”) fully paid and nonassessable shares of MVW Common Stock, together with cash in lieu of fractional shares of MVW Common Stock as specified below, without interest (the “Stock Merger Consideration”), and $14.75 in cash, without interest (the “Cash Merger Consideration” and, together with the Stock Merger Consideration, the “Merger Consideration”). As of the Initial Holdco Merger Effective Time, all such shares of Holdco Common Stock shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist. As of the Initial Holdco Merger Effective Time, each holder of a Certificate or Book-Entry share representing any shares of Holdco Common Stock (or a Certificate or Book-Entry Share representing the right to receive any shares of Holdco Common Stock pursuant to the ILG Merger) shall cease to have any rights with respect thereto, except the right to receive, upon the surrender thereof, the Merger Consideration in accordance with Section 2.2.

(ii) Each share of common stock of Volt Corporate Merger Sub issued and outstanding immediately prior to the Initial Holdco Merger Effective Time shall be converted into one fully paid and nonassessable share of common stock, no par value per share, of the Initial Holdco Surviving Corporation (the “Initial Holdco Surviving Corporation Common Stock”).

(c) Cancellation of Treasury and Subsidiary Owned Shares of Holdco. Each share of Holdco Common Stock held in the treasury of Holdco or held by any of its wholly owned subsidiaries immediately prior to the Initial Holdco Merger Effective Time shall automatically be canceled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor.

(d) Treatment of ILG Equity Awards.

(i) Each ILG Equity Award outstanding as of the ILG Merger Effective Time shall, as of the ILG Merger Effective Time, automatically and without any action on the part of the holder thereof, be converted into an award of the same type with respect to Holdco on a one-for-one basis (with the same terms and exercise price, if applicable) and, following such conversion, shall be referred to as “Holdco RSU Awards”, “Holdco PSU Awards”, “Holdco Restricted Share Awards” and “Holdco Deferred Stock Unit Awards,” as applicable.

(ii) Each Holdco RSU Award, whether vested or unvested, that is outstanding immediately prior to the Initial Holdco Merger Effective Time shall, as of the Initial Holdco Merger Effective Time, automatically and without any action on the part of the holder thereof, be converted into a right to receive (A) an MVW restricted stock unit award on the same terms and conditions (including applicable vesting conditions) applicable to such Holdco RSU Award under the applicable ILG Equity Plan and award agreement in effect immediately prior to the ILG Merger Effective Time, with respect to a number of shares of MVW Common Stock, rounded up or down to the nearest whole share, determined by multiplying the number of shares of Holdco Common Stock subject to such Holdco RSU Award immediately prior to the Initial Holdco Merger Effective Time (the “RSU Share Number”) by the Exchange Ratio and (B) except as set forth on Section 2.1(d) of the ILG Disclosure Letter, an award of cash (which shall be subject to the same vesting conditions applicable to such Holdco RSU Award under the applicable ILG Equity Plan and award agreement in effect immediately prior to the ILG Merger Effective Time) in an amount determined by multiplying the Cash Merger Consideration by the RSU Share Number.

(iii) Each Holdco PSU Award that is outstanding immediately prior to the Initial Holdco Merger Effective Time shall, as of the Initial Holdco Merger Effective Time, automatically and without any action on the part of the holder thereof, be converted into a right to receive (A) an MVW restricted stock unit award on the same terms and conditions (including applicable vesting conditions but excluding performance goals) applicable to such Holdco PSU Award under the applicable ILG Equity Plan and award agreement in effect immediately prior to the Initial Holdco Merger Effective Time, with respect to a number of shares of MVW Common Stock, rounded up or down to the nearest whole share, determined by multiplying the number of shares of Holdco Common Stock that the holder would be eligible to receive based on achievement of any applicable performance goals at target level (the “PSU Share Number”) by the Exchange Ratio and (B) except as set forth on Section 2.1(d) of the ILG Disclosure Letter, an award of cash (which shall be subject to the same terms and conditions applicable to such Holdco PSU Award under the applicable ILG Equity Plan and award agreement in effect immediately prior to the ILG Merger Effective Time, but excluding performance goals) in an amount determined by multiplying the Cash Merger Consideration by the PSU Share Number.

(iv) Each Holdco Restricted Share Award that is outstanding immediately prior to the Initial Holdco Merger Effective Time shall, as of the Initial Holdco Merger Effective Time, automatically and without any action on the part of the holder thereof, be converted into a right to receive (A) an MVW restricted share award on the same terms and conditions (including applicable vesting conditions) applicable to such Holdco Restricted Share Award under the applicable ILG Equity Plan and award agreement in effect immediately prior to the ILG Merger Effective Time, with respect to a number of shares of MVW Common Stock, rounded up or down to the nearest whole share, determined by multiplying the number of shares of Holdco Common Stock subject to such Holdco Restricted Share Award immediately prior to the Initial Holdco Merger Effective Time (the “Restricted Share Number”) by the Exchange Ratio and (B) except as set forth on Section 2.1(d) of the ILG Disclosure Letter, an award of cash (which shall be subject to the same vesting conditions applicable to such Holdco Restricted Share Award under the applicable ILG Equity Plan and award agreement in effect immediately prior to the ILG Merger Effective Time) in an amount determined by multiplying the Cash Merger Consideration by the Restricted Share Number.

(v) Each Holdco Deferred Stock Unit Award that is outstanding immediately prior to the Initial Holdco Merger Effective Time shall, as of the Initial Holdco Merger Effective Time, automatically and without any action on the part of the holder thereof, be converted into a right to receive (A) an MVW deferred stock unit award on the same terms and conditions applicable to such Holdco Deferred Stock Unit Award under the applicable ILG Equity Plan and award agreement in effect immediately prior to the ILG Merger Effective Time, with respect to a number of shares of MVW Common Stock, rounded up or down to the nearest whole share, determined by multiplying the number of shares of Holdco Common Stock subject to such Holdco Deferred Stock Unit Award immediately prior to the Initial Holdco Merger Effective Time (the “DSU Share Number”) by the Exchange Ratio and (B) except as set forth on Section 2.1(d) of the ILG Disclosure Letter, an award of cash (which shall be subject to the same vesting conditions applicable to such Holdco Deferred Stock Unit Award under the applicable ILG Equity Plan and award agreement in effect immediately prior to the ILG Merger Effective Time) in an amount determined by multiplying the Cash Merger Consideration by the DSU Share Number.

(vi) Prior to the Initial Holdco Merger Effective Time, the Board of Directors of ILG or the appropriate committee thereof shall adopt resolutions providing for the treatment of the ILG RSU Awards, ILG PSU Awards, ILG Restricted Share Awards and ILG Deferred Stock Unit Awards (collectively, the “ILG Equity Awards”) and the Holdco RSU Awards, Holdco PSU Awards, Holdco Restricted Share Awards and Holdco Deferred Stock Unit Awards (collectively, the “Holdco Equity Awards”) as contemplated by this Section 2.1(d). As soon as practicable after the Initial Holdco Merger Effective Time, MVW shall, if necessary, prepare and file with the SEC a Form S-8 (or file such other appropriate form) registering a number of shares of MVW Common Stock necessary to fulfill MVW’s obligations under this Section 2.1(d). MVW shall take all corporate action necessary to reserve for issuance a sufficient number of shares of MVW Common Stock for delivery with respect to the Holdco Equity Awards assumed by it in accordance with this Section 2.1(d).

(vii) With respect to any amount payable under this Section 2.1(d) that constitutes nonqualified deferred compensation subject to Section 409A of the Code, to the extent that payment of such amount would otherwise cause the imposition of a Tax or penalty under Section 409A of the Code, such payment shall instead be made at the earliest time permitted under this Agreement and the terms of the corresponding award that occurs on or after the applicable distribution date specified above and that will not result in the imposition of such Tax or penalty.

(e) Conversion of Initial Holdco Surviving Corporation Common Stock. As of the Final Holdco Merger Effective Time, by virtue of the Final Holdco Merger and without any action on the part of the Initial Holdco Surviving Corporation, Volt LLC Merger Sub or the holders of shares of Initial Holdco Surviving Corporation Common Stock:

(i) Each issued and outstanding share of Initial Holdco Surviving Corporation Common Stock shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor.

(ii) Each limited liability company interest of Volt LLC Merger Sub issued and outstanding immediately prior to the Final Holdco Merger Effective Time shall be converted into one limited liability company interest of the Final Surviving Company.

Section 2.2 Exchange of Shares and Certificates.

(a) Exchange Agent. Prior to the Initial Holdco Merger Effective Time, MVW shall designate a bank, trust company or nationally recognized stockholder services provider, which shall be acceptable to ILG (the “Exchange Agent”), for the purpose of exchanging, in accordance with this Article II, Certificates and Book-Entry Shares for the Merger Consideration. MVW shall deliver to the Exchange Agent, as needed, (i) cash in an amount sufficient to pay the aggregate Cash Merger Consideration pursuant to Section 2.1(b)(i) and (ii) Certificates or Book-Entry Shares representing a sufficient number of shares of MVW Common Stock to be delivered as the Stock Merger Consideration (including the Excess Shares to be sold by the Exchange Agent pursuant to Section 2.2(e)) in respect of the shares of Holdco Common Stock. MVW shall instruct the Exchange Agent to timely pay the Merger Consideration in accordance with this Agreement.

(b) Exchange Procedures. As soon as reasonably practicable after the Initial Holdco Merger Effective Time, the Exchange Agent shall, and MVW shall cause the Exchange Agent to, mail to (i) each holder of record of a certificate that immediately prior to the ILG Merger Effective Time represented outstanding shares of ILG Common Stock whose shares were converted into the right to receive the ILG Merger Consideration (a “Certificate”), and (ii) each holder of uncertificated shares of ILG Common Stock represented by book entry that were converted into the right to receive the ILG Merger Consideration (“Book-Entry Shares”), which, in each case, by virtue of the Initial Holdco Merger, was subsequently converted into the right to receive the Merger Consideration, (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent, and which shall be in such form and have such other provisions as MVW and the Exchange Agent may reasonably specify) and (ii) instructions for use in effecting the surrender of the Certificates or the Book-Entry Shares in exchange for the Merger Consideration. Upon surrender of a Certificate or Book-Entry Share for cancellation to the Exchange Agent or to such other agent or agents as may be appointed by MVW, together with such letter of transmittal, duly executed, and such other documents as may reasonably be required by MVW or the Exchange Agent, the holder of such Certificate or Book-Entry Share shall be entitled to receive in exchange therefor the Merger Consideration that such holder has the right to receive pursuant to the provisions of this Article II, and any Certificate and Book-Entry Share so surrendered shall forthwith be canceled. If any portion of the Merger Consideration is to be registered in the name of or paid to a person other than the person in whose name the applicable surrendered Certificate is registered, it shall be a condition to such registration or payment that the surrendered Certificate shall be properly endorsed or otherwise be in proper form for transfer and the person requesting such registration or payment of the Merger Consideration shall pay to the Exchange Agent any transfer or other Taxes required by reason of such registration in the name of or payment to a person other than the registered holder of such Certificate or establish to the reasonable satisfaction of the Exchange Agent that such Tax has been paid or is not applicable. Delivery of the aggregate Merger Consideration, as applicable, with respect to Book-Entry Shares shall only be made to the person in whose name such Book-Entry Shares are registered. Until surrendered or cancelled as contemplated by this Section 2.2, each Certificate or Book-Entry Share shall be deemed at any time after the Initial Holdco Merger Effective Time to represent only the right to receive upon such surrender or cancellation the Merger Consideration. No interest shall be paid or shall accrue for the benefit of holders of Certificates or Book-Entry Shares on the Merger Consideration payable upon the surrender or cancellation of Certificates or Book-Entry Shares.

(c) Distributions with Respect to Unexchanged Shares. No dividends or other distributions with respect to MVW Common Stock with a record date after the Initial Holdco Merger Effective Time shall be paid to the holder of any unsurrendered Certificate or uncancelled Book-Entry Share with respect to any shares of MVW Common Stock represented thereby, and no cash payment in lieu of fractional shares shall be paid to any such holder pursuant to Section 2.2(e), in each case until the surrender or cancellation of such Certificate or Book-Entry Share in accordance with this Article II. Subject to the effect of Applicable Laws, following surrender or cancellation of any such Certificate or Book-Entry Share, there shall be paid to the holder of shares of MVW Common Stock issued in exchange therefor, without interest, (i) at the time of such surrender or cancellation, the amount of any cash payable in lieu of a fractional share of MVW Common Stock to which such holder is entitled pursuant to Section 2.2(e) and the amount of dividends or other distributions with a record date after the Initial Holdco Merger Effective Time theretofore paid with respect to such shares of MVW Common Stock, and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Initial Holdco Merger Effective Time but prior to such surrender or cancellation and a payment date subsequent to such surrender or cancellation payable with respect to such shares of MVW Common Stock.

(d) No Further Ownership Rights in ILG Common Stock. The Merger Consideration paid upon the surrender for exchange or cancellation of Certificates or Book-Entry Shares in accordance with the terms of this Article II (including any cash paid pursuant to Section 2.2(b), Section 2.2(c) or Section 2.2(e)) shall be deemed to have been paid in full satisfaction of all rights pertaining to the shares of Holdco Common Stock (and any rights to receive shares of Holdco Common Stock as a result of the ILG Merger) theretofore represented by such Certificates or Book-Entry Shares, subject, however, to the obligation of MVW to pay any dividends or make any other distributions with a record date prior to the Initial Holdco Merger Effective Time that may have been declared or made by ILG on such shares of ILG Common Stock in accordance with the terms of this Agreement and that remain unpaid at the Initial Holdco Merger Effective Time, and there shall be no further registration of transfers on the stock transfer books of (i) the Initial ILG Surviving Corporation of the shares of ILG Common Stock that were outstanding immediately prior to the ILG Merger Effective Time and (ii) the Initial Holdco Surviving Corporation of the shares of Holdco Common Stock that were issued and outstanding immediately prior to the Initial Holdco Merger Effective Time. If, after the Initial Holdco Merger Effective Time, Certificates or Book-Entry Shares are presented to MVW or the Exchange Agent for any reason, they shall be canceled and exchanged as provided in this Article II, except as otherwise provided by Applicable Law.

(e) Fractional Shares.

(i) No certificates representing fractional shares of MVW Common Stock shall be issued upon the surrender for exchange or cancellation of Certificates or Book-Entry Shares, and such fractional share interests shall not entitle the owner thereof to vote or to any other rights of a stockholder of MVW.

(ii) Notwithstanding any other provision of this Agreement, each holder of shares of ILG Common Stock converted pursuant to the ILG Merger into the right to receive the ILG Merger Consideration, which was thereafter converted pursuant to the Initial Holdco Merger into the right to receive the Merger Consideration (other than with respect to ILG Equity Awards and Holdco Equity Awards described in Section 2.1(d)), who would otherwise have been entitled to receive a fraction of a share of MVW Common Stock (after taking into account all Certificates delivered by such holder and Book-Entry Shares held by such holder) shall receive, in lieu thereof, cash (without interest) in an amount equal to such fraction as determined below. As promptly as practicable following the Initial Holdco Merger Effective Time, the Exchange Agent shall determine the excess of (i) the number of full shares of MVW Common Stock represented by the aggregate Stock Merger Consideration (without giving effect to the preceding paragraph (i)) over (ii) the aggregate number of full shares of MVW Common Stock to actually be distributed to holders of Certificates or Book-Entry Shares (after giving effect to the preceding paragraph (i)) (such excess being herein referred to as the “Excess Shares”). As soon as practicable after the Initial Holdco Merger Effective Time, the Exchange Agent, as agent for such holders of Certificates or Book-Entry Shares, shall sell the Excess Shares at then prevailing prices on NYSE, all in the manner provided herein.

(iii) The sale of the Excess Shares by the Exchange Agent shall be executed on NYSE and shall be executed in round lots to the extent practicable. Until the net proceeds of any such sale or sales have been distributed to the holders of Certificates or Book-Entry Shares, the Exchange Agent shall hold such proceeds in trust for such holders. The net proceeds of any such sale or sales of Excess Shares to be distributed to the holders of Certificates or Book-Entry Shares shall be reduced by any and all commissions, transfer Taxes and other out-of-pocket transaction costs, as well as any expenses, of the Exchange Agent incurred in connection with such sale or sales. The Exchange Agent shall determine the portion of such net proceeds to which each holder of Certificates or Book-Entry Shares shall be entitled, if any, by multiplying the amount of the aggregate net proceeds by a fraction, the numerator of which is the amount of the fractional share interest to which such holder of Certificates or Book-Entry Shares is entitled (after taking into account all Certificates and Book-Entry Shares then held by such holder) and the denominator of which is the aggregate amount of fractional share interests to which all holders of Certificates or Book-Entry Shares are entitled. As soon as practicable after the determination of the amount of cash, if any, to be paid to holders of Certificates or Book-Entry Shares with respect to any fractional share interests, the Exchange Agent shall promptly pay such amounts to such holders subject to and in accordance with this Section 2.2(e).

(f) Return of Merger Consideration. Any portion of the Merger Consideration made available to the Exchange Agent pursuant to Section 2.2(a) that remains undistributed to the holders of the Certificates or Book-Entry Shares for one year after the Initial Holdco Merger Effective Time shall be delivered to MVW, upon demand, and any holders of the Certificates or Book-Entry Shares who have not theretofore complied with this Article II shall thereafter be entitled to look only to MVW for payment of their claim for any shares of MVW Common Stock, any cash in lieu of fractional shares of MVW Common Stock and any dividends or distributions with respect to MVW Common Stock.

(g) No Liability. None of the parties hereto or the Exchange Agent shall be liable to any person in respect of any portion of the Merger Consideration delivered to a public official pursuant to any applicable abandoned property, escheat or similar law. If any Certificate or Book-Entry Share has not been surrendered or cancelled prior to seven years after the Initial Holdco Merger Effective Time, or immediately prior to such earlier date on which any cash, any shares of MVW Common Stock, any cash in lieu of fractional shares of MVW Common Stock or any dividends or other distributions with respect to MVW Common Stock in respect of such Certificate or Book-Entry Share would otherwise escheat to or become the property of any Governmental Entity, any such shares, cash, dividends or other distributions in respect of such Certificate or Book-Entry Share shall, to the extent permitted by Applicable Law, become the property of MVW, free and clear of all claims or interests of any person previously entitled thereto.

(h) Investment of Merger Consideration. The Exchange Agent shall invest the aggregate Cash Merger Consideration delivered by MVW pursuant to Section 2.2(a)(i) and any proceeds from the sale of Excess Shares pursuant to Section 2.2(e) as directed by MVW; provided that no losses on such investments shall affect the cash payable to former holders of shares of ILG Common Stock or Holdco Common Stock pursuant to this Article II. Any interest and other income resulting from such investments shall be paid to MVW.

(i) Withholding Rights. Each of the parties hereto and the Exchange Agent shall be entitled to deduct and withhold from amounts otherwise payable pursuant to this Agreement such amounts as it is required to deduct and withhold with respect to the making of such payment under applicable Tax law. To the extent that amounts are so deducted and withheld and paid over to or deposited with the proper Governmental Entity, such amounts shall be treated for all purposes of this Agreement as having been paid to the person in respect of which such deduction and withholding was made. As of the date hereof, none of the parties to this Agreement has knowledge of any such withholding obligation (other than with respect to compensatory payments).

(j) Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by MVW or the Exchange Agent, the posting by such person of a bond in such reasonable amount as MVW or the Exchange Agent, as applicable, may direct as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent shall deliver in exchange for such lost, stolen or destroyed Certificate, the Merger Consideration, any cash in lieu of fractional shares of MVW Common Stock, and unpaid dividends and other distributions on shares of MVW Common Stock deliverable in respect thereof, pursuant to this Agreement.

(k) Exchange of Shares in the ILG Merger. Notwithstanding anything to the contrary herein, there shall be no exchange of certificates or book entry shares in the ILG Merger and, in lieu thereof, the holders of certificates or book entry shares of ILG that were converted into the right to receive shares of Holdco Common Stock in the ILG Merger shall participate with respect to such shares of Holdco Common Stock solely in the exchange procedures provided above in this Section 2.2 with respect to the Merger Consideration to be received pursuant to the Initial Holdco Merger.

(l) Appraisal Shares. Notwithstanding anything to the contrary herein, shares of Holdco Common Stock issued and outstanding immediately prior to the Initial Holdco Merger Effective Time that are held by any record holder who is entitled to demand and properly demands appraisal of such shares pursuant to, and who complies in all respects with, the provisions of Section 262 of the DGCL (the “Appraisal Shares”) shall not be converted into the right to receive the Merger Consideration, but instead at the Initial Holdco Merger Effective Time shall become entitled to payment of the fair value of such shares in accordance with the provisions of Section 262 of the DGCL, and at the Initial Holdco Merger Effective Time all

Appraisal Shares shall no longer be outstanding and shall automatically be canceled and cease to exist, and each holder of Appraisal Shares shall cease to have any rights with respect thereto, except the right to receive the fair value of such Appraisal Shares in accordance with the provisions of Section 262 of the DGCL. Notwithstanding the foregoing, if any such holder shall fail to perfect or otherwise shall waive, withdraw or lose the right to appraisal under Section 262 of the DGCL or a court of competent jurisdiction shall determine that such holder is not entitled to the relief provided by Section 262 of the DGCL, then (i) such shares of Holdco Common Stock shall thereupon cease to constitute Appraisal Shares and (ii) the right of such holder to be paid the fair value of such holder’s Appraisal Shares under Section 262 of the DGCL shall be forfeited and cease and if such forfeiture shall occur following the Initial Holdco Merger Effective Time, each such Appraisal Share shall thereafter be deemed to have been converted into and to have become, as of the Initial Holdco Merger Effective Time, the right to receive, without interest thereon, the Merger Consideration. ILG shall deliver prompt notice to MVW of any demands for appraisal of any shares of Holdco Common Stock and ILG shall provide MVW with the opportunity to participate in and direct all negotiations and proceedings with respect to demands for appraisal under the DGCL. Except as required by Applicable Law, ILG shall not settle, make any payments with respect to, or offer to settle, any claim with respect to the Appraisal Shares without the prior written consent of MVW.

Section 2.3 Certain Adjustments. If between the date of this Agreement and the Initial Holdco Merger Effective Time, the outstanding shares of ILG Common Stock or MVW Common Stock are changed into a different number of shares by reason of any reclassification, recapitalization, split-up, combination, exchange of shares, dividend payable in stock or other securities or other similar transaction, the Exchange Ratio and related provisions shall be appropriately adjusted to provide to the holders of ILG Common Stock and MVW Common Stock or ILG Equity Awards the same economic effect as contemplated by this Agreement prior to such reclassification, recapitalization, split-up, combination, exchange, dividend or other similar transaction; provided, for the avoidance of doubt, that (i) nothing in this Section 2.3 shall be construed to permit ILG or MVW to take any action with respect to its securities that is prohibited by the terms of this Agreement and (ii) cash dividends, share repurchases and grants of equity compensation in each case consistent with the terms hereof shall not result in any adjustment to the Exchange Ratio.

Section 2.4 Further Assurances. At and after the Initial Holdco Merger Effective Time, the officers and directors or managers, as applicable, of MVW and the Initial Holdco Surviving Corporation or the Final Surviving Company, as applicable, shall be authorized to execute and deliver, in the name and on behalf of ILG, Holdco, the Final Surviving Company or MVW, any deeds, bills of sale, assignments or assurances and to take and do, in the name and on behalf thereof, any other actions and things necessary to vest, perfect or confirm of record or otherwise in MVW, any and all right, title and interest in, to and under any of the rights, properties or assets acquired or to be acquired by MVW as a result of, or in connection with, the Combination Transactions.

ARTICLE III

REPRESENTATIONS AND WARRANTIES

Section 3.1 Representations and Warranties of ILG. Except as set forth in any ILG SEC Document filed with the Securities and Exchange Commission (the “SEC”) since December 31, 2016 and publicly available at least one business day prior to the date of this Agreement (as amended to the date of this Agreement, the “ILG Filed SEC Documents”) (excluding any disclosures in any risk factors section that do not constitute statements of fact, disclosures in any forward-looking statements disclaimer and other disclosures that are generally cautionary, predictive or forward-looking in nature) (provided that nothing disclosed in any ILG Filed SEC Documents shall qualify the representations and warranties set forth in Section 3.1(c)) or as disclosed in the disclosure letter delivered by ILG to MVW prior to the execution of this Agreement (the “ILG Disclosure Letter”) and making reference to the particular subsection of this Agreement to which exception is being taken (provided that such disclosure shall be deemed to qualify that particular subsection and such other subsections of this Agreement to the extent that it is reasonably apparent from the face of such disclosure that such disclosure also qualifies or applies to such other subsections), ILG represents and warrants to MVW as follows:

(a) Organization, Standing and Corporate Power. Each of ILG and its subsidiaries is a corporation or other legal entity duly organized, validly existing and in good standing (with respect to jurisdictions which recognize such concept) under the laws of the jurisdiction in which it is organized and has the requisite corporate or other power, as the case may be, and authority to carry on its business as now being conducted, except, as to subsidiaries, for those jurisdictions where the failure to be so organized, existing or in good standing, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on ILG. Each of ILG and its subsidiaries is duly qualified or licensed to do business and is in good standing (with respect to jurisdictions which recognize such concept) in each jurisdiction in which the nature of its business or the ownership, leasing or operation of its properties makes such qualification or licensing necessary, except for those jurisdictions where the failure to be so qualified or licensed or to be in good standing, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on ILG. ILG has delivered to or made available to MVW prior to the execution of this Agreement true and complete copies of any amendments to ILG’s Amended and Restated Certificate of Incorporation (the “ILG Charter”) and ILG’s Fifth Amended and Restated By-laws (the “ILG Bylaws”) not filed as of the date of this Agreement with the ILG Filed SEC Documents.

(b) Corporate Authority; Non-contravention.

(i) ILG has all requisite corporate power and authority to enter into this Agreement and, subject to the ILG Stockholder Approval, to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by ILG and the consummation by ILG of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of ILG, subject, in the case of the ILG Merger, to the ILG Stockholder Approval. This Agreement has been duly executed and delivered by ILG and, assuming the due authorization, execution and delivery of this Agreement by each of the other parties hereto, constitutes the legal, valid and binding obligation of ILG, enforceable against ILG in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar Applicable Laws affecting or relating to the enforcement of creditors’ rights generally and by general principles of equity.

(ii) The execution and delivery of this Agreement by each of ILG, Holdco and Ignite Merger Sub does not, and the consummation of the transactions contemplated hereby and compliance by each of ILG, Holdco and Ignite Merger Sub with the provisions of this Agreement will not, conflict with, or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or loss of a benefit under, or result in the creation of any pledge, claim, lien, charge, encumbrance or security interest of any kind or nature whatsoever (but excluding licenses of Intellectual Property) (collectively, “Liens”) upon any of the properties or assets of ILG or any of its subsidiaries, under (A) (x) the ILG Charter or the ILG Bylaws or (y) the comparable organizational documents of any of ILG’s subsidiaries (including Holdco and Ignite Merger Sub, both before and after giving effect to the ILG Merger and the ILG LLC Conversion), (B) any loan or credit agreement, note, bond, mortgage, indenture, trust document, lease or other contract, agreement, instrument, permit, concession, franchise, license or similar authorization to which ILG or any of its subsidiaries (including Holdco and Ignite Merger Sub, both before and after giving effect to the ILG Merger and the ILG LLC Conversion) is a party or by which ILG, any of its subsidiaries (including Holdco and Ignite Merger Sub, both before and after giving effect to the ILG Merger and the ILG LLC Conversion) or their respective properties or assets are bound, or (C) subject to the governmental filings and other matters referred to in clause (iii) below, any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to ILG or any of its subsidiaries (including Holdco and Ignite Merger Sub, both before and after giving effect to the ILG Merger and the ILG LLC Conversion) or their respective properties or assets, other than, in the case of clauses (A)(y), (B) and (C), any such conflicts, violations, defaults, rights, losses or Liens that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on ILG or, after giving effect to the ILG Merger and the ILG LLC Conversion, Holdco.

(iii) No consent, approval, order or authorization of, action by or in respect of, or registration, declaration or filing with, any federal, state, local, foreign or supranational government, any court, administrative, regulatory or other governmental agency, commission or authority, any non-governmental self-regulatory agency, commission or authority or any arbitral body (a “Governmental Entity”) is required by or with respect to ILG or any of its subsidiaries (including Holdco and Ignite Merger Sub, both before and after giving effect to the ILG Merger and the ILG LLC Conversion) in connection with the execution and delivery of this Agreement by ILG, Holdco or Ignite Merger Sub, the consummation by ILG, Holdco and Ignite Merger Sub of the transactions contemplated hereby or the compliance by ILG, Holdco and Ignite Merger Sub with the provisions of this Agreement, except for (A) compliance with any applicable requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder (the “HSR Act”), and with any other applicable federal, state or foreign laws that are designed to govern foreign investment or competition, or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization, lessening of competition or restraint of trade (together with the HSR Act, the “Antitrust Laws”)”; (B) the filing with the SEC of (x) a proxy statement relating to the ILG Stockholders Meeting (such proxy statement, together with the proxy statement relating to the MVW Stockholders Meeting, in each case as amended or supplemented from time to time, the “Joint Proxy Statement”), (y) the registration statement on Form S-4 to be filed with the SEC by MVW in connection with the issuance of shares of MVW Common Stock in the Initial Holdco Merger, of which the Joint Proxy Statement will form a part (the “Form S-4”), and (z) such reports under Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), as may be required in connection with this Agreement and the transactions contemplated hereby; (C) the filing of the Initial ILG Certificate of Merger, the ILG Certificate of Conversion, the Holdco Certificate of Merger and the Final Certificate of Merger with the Secretary of State of the State of Delaware and appropriate documents with the relevant authorities of other states in which ILG and MVW or their respective subsidiaries are qualified to do business; (D) any filings required under the rules and regulations of the NASDAQ Global Select Market; and (E) such other consents, approvals, orders or authorizations the failure of which to be made or obtained, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on ILG or, after giving effect to the ILG Merger and the ILG LLC Conversion, Holdco.

(c) Capital Structure.

(i) The authorized capital stock of ILG consists of 300,000,000 shares of ILG Common Stock and 25,000,000 shares of preferred stock, par value $0.01 per share (the “ILG Preferred Stock”). At the close of business on April 27, 2018 (the “Measurement Date”), (A) 124,207,141 shares of ILG Common Stock were issued and outstanding (excluding shares described in the following clauses (B) and (D)(III)), (B) 9,987,627 shares of ILG Common Stock were held by ILG in its treasury or were held by wholly owned subsidiaries of ILG, (C) no shares of ILG Preferred Stock were issued and outstanding and (D) 2,812,012 shares of ILG Common Stock were reserved and available for issuance pursuant to the ILG Equity Plans, of which amount (I) 1,108,152 shares of ILG Common Stock were underlying outstanding ILG RSU Awards, (II) 1,518,624 shares of ILG Common Stock were underlying outstanding ILG PSU Awards (assuming satisfaction of any performance vesting conditions at target levels), (III) 113,569 shares of ILG Common Stock were underlying outstanding ILG Restricted Share Awards, and (IV) 71,667 shares of ILG Common Stock were underlying outstanding ILG Deferred Stock Unit Awards.

(ii) All outstanding shares of capital stock of ILG are, and all shares of capital stock of ILG that may be issued as permitted by this Agreement or otherwise shall be, when issued, duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive rights. Except as set forth in the immediately preceding paragraph (i) and except for changes since the Measurement Date resulting from the issuance of shares of ILG Common Stock pursuant to ILG RSU Awards, ILG PSU Awards, ILG Restricted Share Awards or ILG Deferred Stock Unit Awards outstanding on the date of this Agreement, which awards are set forth in Section 3.1(c)(i) or issued after the date of this Agreement in compliance with Section 4.1(a)(ii), (A) there are not issued or outstanding

(w) any shares of capital stock, other equity interests or other voting securities of ILG, (x) any securities of ILG or any of its subsidiaries convertible into or exchangeable or exercisable for, or based upon the value of, shares of capital stock, other equity interests or other voting securities of ILG, (y) any warrants, calls, options or other rights to acquire from ILG or any of its subsidiaries (including any subsidiary trust), or obligations of ILG or any of its subsidiaries to issue, any capital stock, other equity interests or other voting securities or securities convertible into or exchangeable or exercisable for, or based upon the value of, capital stock, other equity interests or other voting securities of ILG or (z) any shares of restricted stock, restricted stock units, stock appreciation rights, “phantom” stock or similar securities or rights, in each case, that are derivative of, or provide economic benefits based on the value of, any capital stock, other equity interest or other voting securities of ILG (collectively, clauses (w), (x), (y) and (z), the “ILG Securities”) and (B) there are no outstanding obligations of ILG or any of its subsidiaries to repurchase, redeem or otherwise acquire any such ILG Securities or to issue, deliver or sell, or cause to be issued, delivered or sold, any such ILG Securities.

(iii) There are no voting trusts or other agreements or understandings to which ILG or any of its subsidiaries is a party with respect to the voting of the capital stock or other equity interest of ILG or its subsidiaries. Neither ILG nor any of its subsidiaries has granted any preemptive rights, anti-dilutive rights or rights of first refusal, registration rights or similar rights with respect to its shares of capital stock that are in effect.

(d) Subsidiaries. All outstanding shares of capital stock of, or other equity interests in, each Significant Subsidiary (as defined in Rule 1-02 of Regulation S-X of the SEC) of ILG have been validly issued and are fully paid and nonassessable and are owned directly or indirectly by ILG, free and clear of any Liens and free of any other restriction, including any restriction on the right to vote, sell or otherwise dispose of such capital stock or other ownership interests (other than limitations on transfer under securities laws).

(e) SEC Documents; Financial Statements; Undisclosed Liabilities.

(i) ILG and its subsidiaries have filed or furnished all required registration statements, prospectuses, reports, schedules, forms, statements, certifications and other documents (including exhibits and all other information incorporated therein) with the SEC since January 1, 2016 (the “ILG SEC Documents”). As of their respective dates (or, if amended, as of the date of such amendment), the ILG SEC Documents complied in all material respects with the requirements of the Securities Act of 1933, as amended (the “Securities Act”), the Exchange Act and the Sarbanes-Oxley Act of 2002, as amended (the “Sarbanes-Oxley Act”), as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to the ILG SEC Documents, and none of the ILG SEC Documents when filed (or, if amended, as of the date of such amendment) and at their respective effective times, if applicable, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. As of the date of this Agreement, there are no outstanding or unresolved comments received from the SEC with respect to any of the ILG SEC Documents, and, to the knowledge of ILG, none of the ILG SEC Documents is the subject of any outstanding SEC comment or outstanding SEC investigation.

(ii) The consolidated financial statements (including all related notes and schedules) of ILG and its subsidiaries included in the ILG SEC Documents (the “ILG Financial Statements”) were prepared in all material respects in accordance with U.S. generally accepted accounting principles (“GAAP”) (except, in the case of unaudited statements, as permitted by the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present in all material respects the consolidated financial position of ILG and its consolidated subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments which are not material and to any other adjustments described therein, including the notes thereto).

(iii) Except (A) as reflected or reserved against in ILG’s consolidated balance sheet as of December 31, 2017 (or the notes thereto) as included in the ILG Filed SEC Documents, (B) for liabilities and obligations incurred in the ordinary course of business consistent with past practice since December 31, 2017 and (C) for liabilities and obligations incurred in connection with or contemplated by this Agreement, neither ILG nor any of its subsidiaries has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) that would be required by GAAP to be reflected on or reserved against in a consolidated balance sheet of ILG and its subsidiaries (or in the notes thereto) that, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect on ILG.

(iv) ILG maintains a system of “internal control over financial reporting” (as defined in Rules 13a-15(f) and 15d-15(f) under the Exchange Act) designed to provide reasonable assurance (A) that transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP, consistently applied, (B) that transactions are executed only in accordance with the authorization of management and (C) regarding prevention or timely detection of the unauthorized acquisition, use or disposition of ILG’s properties or assets. Since January 1, 2016, ILG has disclosed to its auditors and the audit committee of ILG’s Board of Directors any written notification of any (1) “significant deficiency” in the internal control over financial reporting of ILG, (2) “material weakness” in the internal control over financial reporting of ILG or (3) fraud, whether or not material, that involves management or other employees of ILG who have a significant role in the internal controls over financial reporting of ILG. ILG has made available to MVW all such disclosures made by ILG since January 1, 2016 to its auditors or the audit committee of ILG’s Board of Directors to the date of this Agreement.

(v) The “disclosure controls and procedures” (as defined in Rules 13a-15(e) and 15d-15(e) under the Exchange Act) utilized by ILG are designed to ensure that all information (both financial and non-financial) required to be disclosed by ILG in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC and that all such information required to be disclosed is accumulated and communicated to the management of ILG, as appropriate, to allow timely decisions regarding required disclosure and to enable the chief executive officer and chief financial officer of ILG to make the certifications required under the Exchange Act with respect to such reports.

(vi) Neither ILG nor any of its subsidiaries is a party to, or has any commitment to become a party to, any joint venture, off-balance sheet partnership or any similar contract (including any contract or arrangement relating to any transaction or relationship between or among ILG and any of its subsidiaries, on the one hand, and any unconsolidated affiliate, including any structured finance, special purpose or limited purpose entity or person, on the other hand, or any “off-balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K under the Exchange Act)), where the result, purpose or intended effect of such contract is to avoid disclosure of any material transaction involving, or material liabilities of, ILG or any of its subsidiaries in ILG’s or such subsidiary’s published financial statements or other ILG SEC Documents.

(f) Information Supplied. None of the information supplied or to be supplied by ILG specifically for inclusion or incorporation by reference in (i) the Form S-4 will, at the time the Form S-4 is filed with the SEC, at any time it is amended or supplemented or at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading or (ii) the Joint Proxy Statement will, at the date it is first mailed to ILG’s stockholders or at the time of the ILG Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Form S-4 and the Joint Proxy Statement shall comply as to form in all material respects with the requirements of the Securities Act and the Exchange Act and the rules and regulations thereunder, except that no representation or warranty is made by ILG with respect to statements made or incorporated by reference therein based on or derived from information supplied by MVW specifically for inclusion or incorporation by reference in the Form S-4 or the Joint Proxy Statement.

(g) Absence of Certain Changes or Events.

(i) From December 31, 2017 through the date of this Agreement, the businesses of ILG and its subsidiaries have been conducted in all material respects in the ordinary course of business in a manner consistent with past practice, except for the execution and performance of this Agreement and the discussions, negotiations, actions and transactions related hereto.

(ii) Since December 31, 2017, there have been no Effects that, individually or in the aggregate, have had or would reasonably be expected to have a Material Adverse Effect on ILG.

(h) Compliance with Applicable Laws; Outstanding Orders.

(i) ILG, its subsidiaries and employees hold all permits, licenses, variances, exemptions, orders, registrations and approvals of all Governmental Entities that are required for the operation of the businesses of ILG and its subsidiaries (the “ILG Permits”), except where the failure to have any such ILG Permits, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on ILG. ILG and its subsidiaries are in compliance with the terms of the ILG Permits and all applicable laws (including common law), statutes, orders, rules, regulations, policies or guidelines promulgated, or judgments, decisions or orders entered by any Governmental Entity (collectively, “Applicable Laws”) and Data Security Requirements relating to ILG and its subsidiaries or their respective businesses or properties, except where the failure to be in compliance with such ILG Permits, Applicable Laws and Data Security Requirements, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on ILG. No action, demand, requirement or investigation by any Governmental Entity and no suit, action, investigation or proceeding by any person, in each case with respect to ILG or any of its subsidiaries or any of their respective properties, is pending or, to the knowledge of ILG, threatened, other than, in each case, those the outcome of which, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on ILG.

(ii) Neither ILG nor any of its subsidiaries is subject to any outstanding order, injunction or decree that, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect on ILG.

(iii) Since January 1, 2016, no officer or director of ILG or any subsidiary of ILG that is a registrant with respect to timeshare or exchange registrations with any Governmental Entity (A) has been convicted of or pled nolo contendere to a felony or other crime involving moral turpitude, fraud or misrepresentation, or to selling real estate investments, timeshares, condominiums, fractional or other vacation ownership products without a license, or (B) has been disciplined, disbarred or suspended or had a real estate, timeshare or securities license or other permit revoked by any Governmental Entity for violation of any Applicable Laws.

(i) Litigation. (i) There is no action, suit, investigation or proceeding (each, an “Action”) pending against or, to the knowledge of ILG, threatened against or affecting ILG or any of its subsidiaries or any of their respective properties or assets or any of their respective officers or directors (in their capacity as such) before any court or arbitrator or any Governmental Entity, and (ii) there is no settlement or similar agreement that imposes any ongoing obligation or restriction on ILG or any of its subsidiaries, in each case, except as, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on ILG.

(j) ILG Benefit Plans and Labor Matters.

(i) Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on ILG, each ILG Benefit Plan is in compliance with all Applicable Laws, including the Employee Retirement Income Security Act of 1974 (“ERISA”), and the Code. The Internal Revenue Service has

determined that each ILG Benefit Plan that is intended to be a qualified plan under Section 401(a) of the Code is so qualified and ILG is not aware of any event occurring after the date of such determination that would adversely affect such determination, except for any such events that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on ILG. No condition exists that is reasonably likely to subject ILG or any ERISA Affiliate of ILG to any direct or indirect liability under Title IV of ERISA or to a civil penalty under Section 502(i) or 502(l) of ERISA or liability under Section 4069 of ERISA or Section 4975, 4976, 4980H, 4980D or 4980B of the Code or other liability with respect to the ILG Benefit Plans, in each case that would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on ILG. There are no pending or, to the knowledge of ILG, threatened, claims (other than routine claims for benefits or immaterial claims) by, on behalf of or against any of the ILG Benefit Plans or any trusts related thereto except where such claims would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on ILG.

(ii) Except as provided by this Agreement, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated by this Agreement (either alone or in conjunction with any other event) would reasonably be expected to (A) result in any payment (including severance, unemployment compensation, any “excess parachute payment” (within the meaning of Section 280G of the Code), forgiveness of indebtedness or otherwise) becoming due to any current or former director or any current or former employee of ILG or any of its subsidiaries, (B) increase any benefits otherwise payable under any ILG Benefit Plan, (C) result in any acceleration of the time of payment, funding or vesting of any such benefits or (D) constitute a “change in control” or similar event for the purposes of any ILG Benefit Plan.

(iii) No person is entitled to receive any additional payment (including any tax gross-up or other payment) from ILG or any of its subsidiaries as a result of the imposition of any excise or additional Taxes, interest or penalties incurred pursuant to Section 409A or Section 4999 of the Code.

(iv) Except for such matters that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on ILG, there is no (i) unfair labor practice, labor dispute or labor arbitration proceeding pending or, to the knowledge of ILG, threatened against or affecting ILG or any of its subsidiaries or (ii) lockout, strike, slowdown, work stoppage or, to the knowledge of ILG, threat thereof by or with respect to any employees of ILG or any of its subsidiaries.

(v) Since January 1, 2016, ILG has complied with all Applicable Laws relating to employment and employment practices, including wages, hours, collective bargaining, unemployment insurance, worker’s compensation, equal employment opportunity, classification of employees and contractors, age and disability discrimination, the payment of withholding Taxes, and the termination of employment, except to the extent that noncompliance would not have a Material Adverse Effect on ILG. Except as, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on ILG, as of the date of this Agreement, there are no complaints, charges or claims against ILG pending or, to the knowledge of ILG, threatened to be brought or filed with any Governmental Entity based on, arising out of, in connection with, or otherwise relating to the employment of, or termination of employment by, ILG of any person.

(vi) The transactions contemplated by this Agreement will not require the consent of, or advance notification to, any works councils, unions or similar labor organizations with respect to employees of ILG or any of its subsidiaries, other than any such consents the failure of which to obtain or advance notifications the failure of which to provide as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on ILG.

(k) Taxes.

(i) Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on ILG:

(A) (1) all Tax Returns required to be filed by ILG and its subsidiaries, have been timely filed (taking into account any extensions), (2) all such Tax Returns were true, complete and correct in all respects, (3) all Taxes shown as due and payable on such Tax Returns, and all Taxes (whether or not reflected on such Tax Returns) required to have been paid by ILG and its subsidiaries have been paid or adequate reserves have been recorded in the ILG Financial Statements, (4) all Taxes of ILG and its subsidiaries that are not yet due and payable have been adequately reserved for in the ILG Financial Statements and (5) ILG and its subsidiaries have duly and timely withheld all Taxes required to be withheld and such withheld Taxes have been either duly and timely paid to the proper Taxing Authority or properly set aside in accounts for such purpose;

(B) no written agreement or other written document waiving or extending, or having the effect of waiving or extending, the statute of limitations or the period of assessment or collection of any Taxes relating to ILG or any of its subsidiaries has been filed or entered into with any Taxing Authority, and no power of attorney with respect to any such Taxes has been granted to any person, in each case, that remains in effect;

(C) (1) no audits or other administrative proceedings or proceedings before any Taxing Authority are presently pending with regard to any Taxes or Tax Return of ILG or any of its subsidiaries, as to which any Taxing Authority has asserted in writing any claim, and (2) no Taxing Authority has asserted in writing any deficiency or claim for Taxes or any adjustment to Taxes with respect to which ILG or any of its subsidiaries may be liable with respect to income or other Taxes that has not been fully paid or finally settled;

(D) other than the Tax Matters Agreement, neither ILG nor any of its subsidiaries is a party to or bound by or has any obligation under any Tax indemnification, separation, sharing or similar agreement or arrangement (other than exclusively among ILG and its subsidiaries), and since the day after the Spin-Off Date neither ILG nor any of its subsidiaries (1) is or has been a member of any consolidated, combined, unitary or similar group for purposes of filing Tax Returns or paying Taxes (other than a group of which ILG is the common parent corporation), (2) has entered into a closing agreement pursuant to Section 7121 of the Code, or any predecessor provision or any similar provision of state, local or foreign law or (3) has any liability for the payment of Taxes of any person as a successor or transferee;

(E) none of the assets of ILG or any of its subsidiaries is subject to any Lien for Taxes (other than Permitted Liens); and

(F) neither ILG nor any of its subsidiaries has engaged in any “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(2).

(ii) Neither ILG nor any of its subsidiaries has constituted either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock intended to qualify for tax-free treatment under Section 355 of the Code (A) within the past two years or (B) that could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in connection with the Combination Transactions, in each case, other than, if applicable, the Spin-Off and any action taken by ILG or any of its subsidiaries to effectuate the Spin-Off or any of the transactions contemplated by the definitive documentation related thereto.

(iii) Neither ILG nor any of its subsidiaries has taken any action or knows of any fact, agreement, plan or other circumstance that would reasonably be expected to prevent the Combination Transactions from qualifying for the Intended Tax Treatment.

(iv) As used in this Agreement, (A) “Tax” means all taxes, levies, imposts, duties, deductions, withholdings, assessments, fees or other similar charges imposed by any Governmental Entity, including any interest, additions to tax or penalties applicable thereto, (B) “Taxing Authority” means any Governmental Entity responsible for the administration of any Taxes, (C) “Tax Return” means any returns, declarations, statements, claim for refund, election, estimate, reports, forms and information returns filed or required or permitted to be filed with any Taxing Authority, including any schedules or attachments thereto or any amendments thereof, (D) “Spin-Off” means the separation of Vistana Signature Experiences, Inc., a Delaware corporation, (“Vistana”) from Starwood Hotels & Resorts Worldwide, Inc., a Maryland Corporation, (“Starwood”), and the subsequent acquisition of Vistana by ILG, pursuant to the Amended and Restated Separation Agreement by and among Starwood, Vistana, and ILG, dated as of April 18, 2016, and the Amended and Restated Agreement and Plan of Merger by and among Starwood, Vistana, Iris Merger Sub, Inc., and ILG, dated as of April 18, 2016, (E) “Tax Matters Agreement” means the Tax Matters Agreement by and among Starwood, Vistana, and ILG, dated as of May 11 2016 in connection with the Spin-Off, and (F) “Spin-Off Date” means May 11, 2016.

(l) Voting Requirements. The affirmative vote at the ILG Stockholders Meeting of the holders of a majority of all outstanding shares of ILG Common Stock entitled to vote thereon (the “ILG Stockholder Approval”) is necessary to approve the ILG Merger and the Initial Holdco Merger. The ILG Stockholder Approval is the only vote of holders of any securities of ILG or its subsidiaries necessary to adopt or approve this Agreement or the transactions contemplated by this Agreement.

(m) Takeover Statutes and Charter Provisions. Assuming that none of MVW, Volt Corporate Merger Sub, Volt LLC Merger Sub, or any of their “affiliates” or “associates” is, or at any time during the last three years has been, an “interested stockholder” of ILG, in each case as defined in Section 203 of the DGCL, the Board of Directors of ILG has taken all action necessary to render the restrictions on “business combinations” (as defined in Section 203 of the DGCL) as set forth in Section 203 of the DGCL inapplicable to this Agreement and the transactions contemplated hereby. No “fair price,” “moratorium,” “control share acquisition” or other similar antitakeover statute or similar statute or regulation applies with respect to ILG or any of its subsidiaries in connection with this Agreement, the Combination Transactions or any of the other transactions contemplated hereby. There is no stockholder rights plan, “poison pill” antitakeover plan or similar device in effect to which ILG or any of its subsidiaries is subject, party or otherwise bound.

(n) Intellectual Property.

(i) ILG and its subsidiaries own, free and clear of all Liens, or have the right to use pursuant to valid licenses, sublicenses, agreements or permissions, all items of Intellectual Property necessary for their operations, as currently conducted or as contemplated by them to be conducted, except where the failure to own or have such rights, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on ILG. The conduct of ILG’s and its subsidiaries’ businesses, as currently conducted or contemplated by them to be conducted, does not interfere, infringe, misappropriate, dilute or violate any of the Intellectual Property rights of any third party, except for interferences, infringements, misappropriations, dilutions or violations which, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on ILG. No claims against ILG or its subsidiaries are pending or, to the knowledge of ILG, threatened or otherwise adversely affecting the Intellectual Property rights of ILG, except for claims that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on ILG. Since January 1, 2016, except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on ILG, neither ILG nor any of its subsidiaries has received any (A) written notice, claim or indemnification request asserting that the conduct of ILG’s and its subsidiaries’ businesses infringes, misappropriates, violates or dilutes any of the Intellectual Property rights of any third party or (B) written request that ILG or any of its subsidiaries take a license under any patents owned by a third party which such license would entail material obligations. To the knowledge of ILG, no third party has interfered with, infringed upon, misappropriated, diluted, violated or otherwise come into conflict with any Intellectual Property rights of ILG or any of its subsidiaries, except for interferences, infringements, misappropriations, dilutions, violations, or conflicts that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on ILG.

(ii) Since January 1, 2016, except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on ILG, there have not been any incidents of security breaches or other unauthorized access with respect to any software, hardware, networks, platforms and related systems, owned, leased or licensed by ILG or any of its subsidiaries, including with respect to any data or other information contained therein or transmitted thereby (or to the knowledge of ILG, any vendor or other service provider of ILG or any of its subsidiaries).

(iii) As used in this Agreement, “Intellectual Property” means, collectively, patents, trademarks, service marks, trade dress, logos, trade names, Internet domain names, designs, slogans and general intangibles of like nature, copyrights and all registrations, applications, reissuances, continuations, continuations-in-part, revisions, extensions, reexaminations and associated goodwill with respect to each of the foregoing, computer software (including source and object codes), computer programs, computer databases and related documentation and materials, data, documentation, technology, trade secrets, confidential business information (including ideas, formulae, algorithms, models, methodologies, compositions, know-how, manufacturing and production processes and techniques, research and development information, drawings, designs, plans, proposals and technical data, financial, marketing and business data and pricing and cost information) and other intellectual property rights (in whatever form or medium).

(o) Certain Contracts. As of the date of this Agreement, neither ILG nor any of its subsidiaries is a party to or bound by (i) any “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC), (ii) any contract relating to indebtedness for borrowed money or any contract relating to any vacation ownership notes receivable transaction or securitization transaction (including, the securitization of Vacation Ownership Interest loans), in each case, in excess of $10,000,000 or any guarantee thereof (other than intercompany indebtedness), (iii) any material non-competition agreement, any material agreement that grants the other party or any third person exclusivity or “most favored nation” status or any other agreement or obligation, in each case, which purports to limit in any material respect the manner in which, or the localities in which, the businesses of ILG and its subsidiaries, taken as a whole (or, for purposes of this Section 3.1(o), MVW and its subsidiaries, taken as a whole, assuming the Combination Transactions have taken place), is or would be conducted, (iv) with respect to the persons listed on Section 3.1(o)(iv) of the ILG Disclosure Letter, any ILG Management Agreement related to properties listed in the ILG Form 10-K or any ILG Management Agreement related to a non-specific timeshare plan, (v) any ILG Major Developer Agreement, (vi) any ILG Brand Agreement and (vii), to the extent not disclosed in clauses (i) through (vi), any other contracts, side letters or other agreements or arrangements that are not immaterial with the persons listed on Section 3.1(o)(vii) of the ILG Disclosure Letter (all contracts of the types described in clauses (i) through (vii), collectively, the “ILG Material Contracts”). Except with respect to the ILG Major Developer Agreements, ILG has delivered or made available to MVW, prior to the execution of this Agreement, true and complete copies of all ILG Material Contracts not filed as exhibits to the ILG Filed SEC Documents. Each ILG Material Contract is valid and binding on ILG (or, to the extent a subsidiary of ILG is a party, such subsidiary) and is in full force and effect, and ILG and each subsidiary of ILG have in all material respects performed all obligations required to be performed by them to date under each ILG Material Contract, except where such noncompliance, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on ILG. Neither ILG nor any of its subsidiaries has knowledge of, or has received written notice of, any violation or default under (nor, to the knowledge of ILG, does there exist any condition that with the passage of time or the giving of notice or both would result in such a violation or default under), or any intent to terminate or not renew, any ILG Material Contract. To the knowledge of ILG, no other party to any ILG Material Contract is in breach of or default under the terms of any ILG Material Contract where such default has had, or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on ILG.

(p) Environmental Protection.

(i) Except as, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on ILG, (A) ILG and each of its subsidiaries are and have been since January 1, 2016 in compliance with all Environmental Laws, including possession of and compliance with all permits, licenses, variances, exemptions, orders, registrations, authorizations and approvals required under Environmental Laws for their respective operations and properties as currently conducted (“ILG Environmental Permits”), and neither ILG nor any of its subsidiaries has received any (1) communication alleging that ILG or any of its subsidiaries has not complied with, or has any liability under, any Environmental Law or ILG Environmental Permits or (2) currently outstanding written request by any Governmental Entity for information pursuant to any Environmental Law; (B) there are no Environmental Claims pending or, to the knowledge of ILG, threatened against ILG or any of its subsidiaries; (C) there has been no Release of or exposure to any Hazardous Material that could reasonably be expected to form the basis of any Environmental Claim against ILG or any of its subsidiaries; and (D) neither ILG nor any of its subsidiaries has retained or assumed, either contractually or by operation of Applicable Law, any liabilities or obligations that could reasonably be expected to form the basis of any Environmental Claim against ILG or any of its subsidiaries.

(ii) As used in this Agreement, (A) “Environmental Claims” means any and all administrative, regulatory or judicial Actions, judgments, demands, directives, claims, liens, or written or oral notices of noncompliance or violation, in each case made by or from any person that allege liability of any kind or nature (including liability or responsibility for the costs of enforcement proceedings, investigations, cleanup, governmental response, removal or remediation, natural resource damages, property damages, personal injuries, medical monitoring, penalties, contribution, indemnification and injunctive relief) arising out of, based on or resulting from (1) the presence or Release of, or exposure to, any Hazardous Material at any location, or (2) the failure to comply with any Environmental Law; (B) “Environmental Law” means any Applicable Law or legally binding agreement or permit issued, promulgated or entered into by or with any Governmental Entity, in each case relating to pollution, the environment (including ambient air, surface water, groundwater, land surface or subsurface strata), human health and safety or natural resources, including the protection of endangered or threatened species and habitat; (C) “Hazardous Materials” means any petroleum or petroleum products, radioactive materials or wastes, asbestos in any form, polychlorinated biphenyls, lead, urea formaldehyde foam, hazardous or toxic chemicals, materials, or substances, including materials or wastes containing hazardous or toxic substances, compounds or chemicals, and any other chemical, material, substance or waste that is regulated, or that could form the basis for liability, under any Environmental Law; and (D) “Release” means any release, spill, emission, leaking, dumping, injection, pouring, deposit, disposal, discharge, dispersal, leaching or migration into or through the indoor or outdoor environment.

(q) Anti-Corruption and Trade Sanctions.

(i) ILG and its affiliates, directors, officers and employees and, to the knowledge of ILG, its agents and other representatives acting on behalf of ILG or its subsidiaries, have complied with the U.S. Foreign Corrupt Practices Act of 1977, as amended (15 U.S.C. §§ 78a et seq. (1997 and 2000)) (the “Foreign Corrupt Practices Act”) and any other applicable foreign or domestic anticorruption or antibribery laws, as well as Applicable Laws regarding trade sanctions, including regulations promulgated by the U.S. Department of the Treasury’s Office of Foreign Assets Control (“OFAC”), in each case except for such instances of noncompliance that would not reasonably be expected to be material to ILG and its subsidiaries, taken as a whole.

(ii) ILG and its affiliates, directors and officers and, to the knowledge of ILG, its employees, agents and other representatives acting on behalf of ILG or its subsidiaries are not “specially designated nationals” or “blocked persons”, nor are they otherwise acting in any material violation of Applicable Laws regarding trade sanctions, including OFAC regulations.

(iii) ILG and its affiliates have developed and implemented a Foreign Corrupt Practices Act compliance program which includes corporate policies and procedures designed to ensure compliance with the Foreign Corrupt Practices Act and any other applicable anticorruption and antibribery laws.

(iv) Except for “facilitating payments” (as such term is defined in the Foreign Corrupt Practices Act and other Applicable Laws) and except as would not be material to ILG and its subsidiaries, taken as a whole, neither ILG nor any of its affiliates, directors, officers or employees or, to the knowledge of ILG, its agents or other representatives acting on behalf of ILG or its subsidiaries have directly or indirectly (A) used any corporate funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, (B) offered, promised, paid or delivered any fee, commission or other sum of money or anything of value, however characterized, to any finder, agent or other party acting on behalf of a governmental or political employee or official or governmental or political entity, political agency, department, enterprise or instrumentality, in the United States or any other country, that was illegal under any Applicable Law, (C) made any payment to any customer or supplier, or to any officer, director, joint venture partner, employee or agent of any such customer or supplier, for the unlawful sharing of fees or unlawful rebating of charges, (D) engaged in any other unlawful reciprocal practice, or made any other unlawful payment or given any other unlawful consideration to any such customer or supplier or any such officer, director, joint venture partner, employee or agent of the customer or supplier, or (E) taken any action or made any omission in violation of any other Applicable Law governing imports into or exports from the United States or any foreign country, or relating to economic sanctions or embargoes, corrupt practices, money laundering or compliance with unsanctioned foreign boycotts, including, in the United States, 18 USC 1956 and 1957 and the Bank Secrecy Act, as amended by the USA PATRIOT Act, and its implementing regulations, 31 USC 5311 et seq. and 31 CFR Chapter X.

(r) Real Property.

(i) Except as, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on ILG, (A) ILG and each of its subsidiaries has good and marketable fee title (or the equivalent in any applicable foreign jurisdiction) to all of its owned real property, and good and valid leasehold title to all of its leased property pursuant to leases with third parties which are in full force and effect and enforceable in accordance with their terms, in each case subject only to Permitted Liens, (B) there are no existing (or to the knowledge of ILG, threatened) condemnation proceedings with respect to any such real property and (C) with respect to all such leased real property, ILG and each of its subsidiaries and, to the knowledge of ILG, any other party to such lease is in compliance with all material terms and conditions of each lease therefor, and neither ILG nor any of its subsidiaries has received any notice of default thereunder which is outstanding and remains uncured beyond any applicable period of cure.

(ii) As used in this Agreement, “Permitted Liens” means all liens, charges, encumbrances, mortgages, deeds of trust and security agreements disclosed in any ILG Filed SEC Documents or MVW Filed SEC Documents, as the case may be, together with the following (without duplication): (A) Liens imposed by law, such as any mechanic’s and materialmen’s Liens, in each case for sums not yet overdue for a period of more than 30 days or being contested in good faith by appropriate proceedings or such other Liens arising out of judgments or awards against ILG or MVW, as the case may be, with respect to which ILG or MVW, respectively, shall then be proceeding with an appeal or other proceedings for review if adequate reserves with respect thereto are maintained on the books of ILG or MVW, as the case may be, in accordance with GAAP, (B) Liens for Taxes, assessments or other governmental charges not yet overdue for a period of more than 30 days or subject to penalties for nonpayment or which are being contested in good faith by appropriate proceedings diligently conducted, if adequate reserves with respect thereto are maintained on the books of ILG or MVW, as the case may be, in accordance with GAAP, (C) Liens securing judgments for the payment of money so long as such Liens are adequately bonded and any appropriate legal proceedings that may have been duly initiated for the review of such judgment have not been finally terminated or the period with which such proceedings may be initiated has not expired, (D) minor survey exceptions on existing surveys which would be shown on a current accurate survey, minor encumbrances, easements or reservations of, or rights of others for, licenses, rights-of-way, sewers, electric lines, telegraph and telephone lines and other similar purposes (including, for the avoidance of doubt, operating agreements), matters disclosed by a current survey, or zoning or other restrictions as to the use of the affected real property, which do not in the aggregate materially adversely affect the value of the real property or materially impair their use in the operation of the business of ILG or MVW, as applicable, (E) Liens arising from Uniform Commercial Code financing statement filings regarding operating leases entered into by ILG or MVW, as the case may be, in the ordinary course of business, (F) leases, subleases, licenses and occupancy agreements by ILG or MVW, as the case may be, as landlord, sublandlord or licensor, entered into in the ordinary course of such Person’s business which do not materially interfere with the use of the leased or licensed property in the operation of the business of ILG or MVW, as applicable, (G) Liens disclosed on any title insurance policy held by ILG or MVW, as the case may be, in existence on the date of this Agreement and (H) with respect to leased property, all Liens, charges and encumbrances existing on the date of the applicable lease, and all mortgages and deeds of trust, in each case now or hereafter placed on the leased property by the third-party landlord.

(s) Opinion of Financial Advisors. ILG has received the opinions of Goldman Sachs & Co. LLC and Moelis & Company LLC (collectively, the “ILG Financial Advisors”), dated the date of this Agreement, to the effect that, as of such date and subject to the assumptions, limitations, qualifications and other matters set forth in such opinions, the Merger Consideration to be paid to the holders of ILG Common Stock pursuant to this Agreement is fair, from a financial point of view, to such holders.

(t) Brokers. Except for fees payable to the ILG Financial Advisors and disclosed on Section 3.1(t) of the ILG Disclosure Letter, no broker, investment banker, financial advisor or other person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of ILG.

(u) Affiliate Transactions. As of the date of this Agreement, there are no transactions, contracts, agreements, arrangements or understandings between ILG or any of its subsidiaries, on the one hand, and any of ILG’s affiliates (other than wholly owned subsidiaries of ILG), on the other hand, that would be required to be disclosed by ILG under Item 404 of Regulation S-K under the Securities Act.

(v) Holdco and Ignite Merger Sub.

(i) Holdco is a corporation duly organized, validly existing and in good standing under the laws of Delaware and has the requisite corporate power and authority to carry on its business as now being conducted. Ignite Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of Delaware and has the requisite corporate power and authority to carry on its business as now being conducted. Prior to the date of this Agreement, ILG has delivered to or made available to MVW true and complete copies of the organizational documents of Holdco and Ignite Merger Sub.

(ii) Each of Holdco and Ignite Merger Sub (A) was formed solely for the purpose of entering into the transactions contemplated by this Agreement and (B) since the date of its formation, has not carried on any business, conducted any operations or incurred any liabilities or obligations other than the execution of this Agreement, the performance of its obligations hereunder and matters ancillary thereto.

(iii) Each of Holdco and Ignite Merger Sub has all requisite corporate or other power and authority, as applicable, to enter into this Agreement and, subject to the ILG Stockholder Approval, to consummate the transactions contemplated hereby, and the execution and delivery of this Agreement by Holdco and Ignite Merger Sub and the consummation by Holdco and Ignite Merger Sub of the transactions contemplated hereby have been duly authorized by all necessary corporate or other action, as applicable, on the part thereof, subject, in the case of the Initial Holdco Merger, to the ILG Stockholder Approval. This Agreement has been duly executed and delivered by each of Holdco and Ignite Merger Sub and, assuming the due authorization, execution and delivery of this Agreement by each of the other parties hereto, constitutes the legal, valid and binding obligation of each of Holdco and Ignite Merger Sub, enforceable against each of Holdco and Ignite Merger Sub in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar Applicable Laws affecting or relating to the enforcement of creditors’ rights generally and by general principles of equity.

(iv) All outstanding shares of capital stock, other equity interests or voting securities of Holdco are, and all shares of capital stock, other equity interests or voting securities of Holdco that may be issued as permitted by this Agreement or otherwise shall be, when issued, duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive rights, and all outstanding shares of capital stock, other equity interests or voting securities of Holdco are owned directly by ILG, free and clear of any Lien. All outstanding shares of capital stock, other equity interests or voting securities of Ignite Merger Sub are, and all shares of capital stock or other equity interests of Ignite Merger Sub that may be issued as permitted by this Agreement or otherwise shall be, when issued, duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive rights, and all outstanding shares of capital stock, other equity interests or voting securities of Ignite Merger Sub are owned directly by Holdco, free and clear of any Lien.

(v) Each of Holdco and Ignite Merger Sub has taken, and ILG has caused Holdco and Ignite Merger Sub to take, all action necessary to cause this Agreement and the transactions contemplated by this Agreement, including the Combination Transactions, to be approved and adopted, as applicable, by Holdco, Ignite Merger Sub and their respective sole stockholder or sole equityholder, as applicable, for all required purposes under Applicable Law.

(w) Timeshare and Exchange Matters.

(i) Each ILG Offering Document is in full force and effect, and, to the extent applicable, is valid and binding on ILG (or, to the extent a subsidiary of ILG is a party, such subsidiary), and ILG and each subsidiary of ILG have in all material respects performed all obligations required to be performed by them to date under each ILG Offering Document, except where such noncompliance, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on ILG. Neither ILG nor any of its subsidiaries has knowledge of, or has received written notice of, any violation or default under (nor, to the knowledge of ILG, does there exist any condition that with the passage of time or the giving of notice or both would result in such a violation or default under) any ILG Offering Document that would result in a Material Adverse Effect on ILG. To the knowledge of ILG, no other party to any ILG Offering Document is in breach of or default under the terms of any ILG Offering Document where such default has had, or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on ILG. Except as, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on ILG, ILG and its subsidiaries have good and marketable title to all Vacation Ownership Interests of ILG and its subsidiaries not yet sold (subject to any pending sales contracts and Permitted Liens).

(ii) The registration and public offering statements and ILG Offering Documents filed with Governmental Entities in connection with the offering, marketing and sale of Vacation Ownership Interests or Exchange Program memberships by ILG or any of its subsidiaries complied at the time of filing in all respects with Applicable Laws, including registration and disclosure requirements and regulations applicable to timeshare and exchange offerings made under the laws of all states and other jurisdictions in which the offering, marketing and sale of Vacation Ownership Interests and Exchange Program memberships are conducted, except where the failure to be in compliance with such Applicable Laws, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on ILG. All marketing and sales of Vacation Ownership Interests or Exchange Program memberships by ILG and its subsidiaries have been made in compliance with Applicable Laws or applicable exemptions, except where the failure to be in compliance with such Applicable Laws, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on ILG.

(iii) Except as, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on ILG, (A) with respect to each of the Vacation Ownership Interests financed by ILG or any of its subsidiaries and each of the promissory notes and other receivables held or financed by any relevant development entity in which ILG or any of its subsidiaries owns interests as of December 31, 2017 through the date of this Agreement (the “ILG Vacation Ownership Receivables”), equitable title of each such ILG Vacation Ownership Receivable is owned by ILG or any of its subsidiaries free and clear of all Liens, other than Permitted Liens, and legal title is in the name of ILG or any of its subsidiaries, an affiliate of ILG or any of its subsidiaries as nominee thereof or in the name of Mortgage Electronic Registration System, Inc., a Delaware corporation, as nominee thereof (each, an “ILG Vacation Ownership Lender”) and (B) such ILG Vacation Ownership Lender has full right and authority to enforce all documents and instruments evidencing or securing such ILG Vacation Ownership Receivable, subject to Permitted Liens and except as such enforceability may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar Applicable Laws affecting or relating to the enforcement of creditors’ rights generally and by general principles of equity.

(iv) None of ILG nor any of its subsidiaries has taken or intends to take, or has been notified that any third party has taken or intends to take, any current action to deflag, or has the current right to exercise any right of deflagging of, and there are no unresolved deflaggings with respect to, any Vacation Ownership Property or Co-located Facility of ILG or any of its subsidiaries, nor has ILG or any of its subsidiaries been notified that any of the resorts that are the subject of the ILG Brand Agreement are in violation of the standards thereunder or otherwise not in compliance with the standards set forth in the ILG Brand Agreement.

Section 3.2 Representations and Warranties of MVW. Except as set forth in any MVW SEC Document filed with the SEC since December 31, 2016 and publicly available at least one business day prior to the date of this Agreement (as amended to the date of this Agreement, the “MVW Filed SEC Documents”) (excluding any disclosures in any risk factors section that do not constitute statements of fact, disclosures in any forward-looking statements disclaimer and other disclosures that are generally cautionary, predictive or forward-looking in nature) (provided that nothing disclosed in any MVW Filed SEC Documents shall qualify the representations and warranties set forth in Section 3.2(c)) or as disclosed in the disclosure letter delivered by MVW to ILG prior to the execution of this Agreement (the “MVW Disclosure Letter”) and making reference to the particular subsection of this Agreement to which exception is being taken (provided that such disclosure shall be deemed to qualify that particular subsection and such other subsections of this Agreement to the extent that it is reasonably apparent from the face of such disclosure that such disclosure also qualifies or applies to such other subsections), MVW represents and warrants to ILG as follows:

(a) Organization, Standing and Corporate Power. Each of MVW and its subsidiaries is a corporation or other legal entity duly organized, validly existing and in good standing (with respect to jurisdictions which recognize such concept) under the laws of the jurisdiction in which it is organized and has the requisite corporate or other power, as the case may be, and authority to carry on its business as now being conducted, except, as to subsidiaries, for those jurisdictions where the failure to be so organized, existing or in good standing, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on MVW. Each of MVW and its subsidiaries is duly qualified or licensed to do business and is in good standing (with respect to jurisdictions which recognize such concept) in each jurisdiction in which the nature of its business or the ownership, leasing or operation of its properties makes such qualification or licensing necessary, except for those jurisdictions where the failure to be so qualified or licensed or to be in good standing, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on MVW. MVW has delivered to or made available to ILG prior to the execution of this Agreement true and complete copies of any amendments to MVW’s Restated Certificate of Incorporation (the “MVW Charter”) and MVW’s Restated Bylaws (the “MVW Bylaws”) not filed as of the date of this Agreement with the MVW Filed SEC Documents.

(b) Corporate Authority; Non-contravention.

(i) MVW has all requisite corporate power and authority to enter into this Agreement and, subject to the MVW Stockholder Approval, to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by MVW and the consummation by MVW of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of MVW, subject, in the case of the issuance of shares of MVW Common Stock in the Initial Holdco Merger, to the MVW Stockholder Approval. This Agreement has been duly executed and delivered by MVW and, assuming the due authorization, execution and delivery of this Agreement by each of the other parties hereto, constitutes the legal, valid and binding obligation of MVW, enforceable against MVW in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar Applicable Laws affecting or relating to the enforcement of creditors’ rights generally and by general principles of equity.

(ii) The execution and delivery of this Agreement by each of MVW, Volt Corporate Merger Sub and Volt LLC Merger Sub does not, and the consummation of the transactions contemplated hereby and compliance by each of MVW, Volt Corporate Merger Sub and Volt LLC Merger Sub with the provisions of this Agreement will not, conflict with, or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or loss of a benefit under, or result in the creation of any Lien upon any of the properties or assets of MVW or any of its subsidiaries, under (A) (x) the MVW Charter or the MVW Bylaws or (y) the comparable organizational documents of any of MVW’s subsidiaries (including Volt Corporate Merger Sub and Volt LLC Merger Sub), (B) any loan or credit agreement, note, bond, mortgage, indenture, trust document, lease or other contract, agreement, instrument, permit, concession, franchise, license or similar authorization to which MVW or any of its subsidiaries (including Volt Corporate Merger Sub and Volt LLC Merger Sub) is a party or by which MVW, any of its subsidiaries (including Volt Corporate Merger Sub and Volt LLC Merger Sub) or their respective properties or assets are bound, or (C) subject to the governmental filings and other matters referred to in clause (iii) below, any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to MVW or any of its subsidiaries (including Volt Corporate Merger Sub and Volt LLC Merger Sub) or their respective properties or assets, other than, in the case of clauses (A)(y), (B) and (C), any such conflicts, violations, defaults, rights, losses or Liens that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on MVW.

(iii) No consent, approval, order or authorization of, action by or in respect of, or registration, declaration or filing with, any Governmental Entity is required by or with respect to MVW or any of its subsidiaries (including Volt Corporate Merger Sub and Volt LLC Merger Sub) in connection with the execution and delivery of this Agreement by MVW, Volt Corporate Merger Sub and Volt LLC Merger Sub, the consummation by MVW, Volt Corporate Merger Sub and Volt LLC Merger Sub of the transactions contemplated hereby or the compliance by MVW, Volt Corporate Merger Sub and Volt LLC Merger Sub with the provisions of this Agreement, except for (A) compliance with any applicable requirements of the Antitrust Laws; (B) the filing with the SEC of (x) the Joint Proxy Statement, (y) the Form S-4 and (z) such reports under Section 13(a) or 15(d)

of the Exchange Act, as may be required in connection with this Agreement and the transactions contemplated hereby; (C) the filing of the Initial ILG Certificate of Merger, the ILG Certificate of Conversion, the Holdco Certificate of Merger and the Final Certificate of Merger with the Secretary of State of the State of Delaware, and appropriate documents with the relevant authorities of other states in which ILG and MVW or their respective subsidiaries are qualified to do business; (D) any filings required under the rules and regulations of the New York Stock Exchange (“NYSE”) and such approvals of NYSE as may be required to permit the shares of MVW Common Stock that are to be issued in the Initial Holdco Merger to be listed on NYSE; and (E) such other consents, approvals, orders or authorizations the failure of which to be made or obtained, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on MVW.

(c) Capital Structure.

(i) The authorized capital stock of MVW consists of 100,000,000 shares of MVW Common Stock and 2,000,000 shares of preferred stock, par value $0.01 per share (the “MVW Preferred Stock”). At the close of business on the Measurement Date, (A) 26,565,085 shares of MVW Common Stock were issued and outstanding (excluding shares described in the following clause (B)), (B) 10,411,960 shares of MVW Common Stock were held by MVW in its treasury or were held by wholly owned subsidiaries of MVW, (C) no shares of MVW Preferred Stock were issued and outstanding and (D) 1,433,978 shares of MVW Common Stock were reserved and available for issuance pursuant to MVW Equity Plans, of which amount (I) 4,771 shares of MVW Common Stock were underlying outstanding MVW Options (which outstanding MVW Options have a weighted average exercise price equal to $18.42), (II) 704,837 shares of MVW Common Stock were underlying outstanding MVW SARs (which outstanding MVW SARs have a weighted average exercise price equal to $55.54), (III) 259,415 shares of MVW Common Stock were underlying outstanding MVW RSU Awards, (IV) 307,080 shares of MVW Common Stock were underlying outstanding MVW Performance Share Awards (assuming satisfaction of any performance vesting conditions at maximum levels) and (V) 157,875 shares of MVW Common Stock were underlying outstanding MVW Deferred Stock Unit Awards, (E) 1,553,236 shares of MVW Common Stock were issuable upon conversion of the MVW Convertible Notes, which have an aggregate amount of $230,000,000 outstanding thereunder and a current conversion price of $148.08 per share of MVW Common Stock and (F) 1,553,236 shares of MVW Common Stock were issuable pursuant to the MVW Warrants.

(ii) All outstanding shares of capital stock of MVW are, and all shares of capital stock of MVW that may be issued as permitted by this Agreement or otherwise shall be, when issued, duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive rights. Except as set forth in the immediately preceding paragraph (i) and except for changes since the Measurement Date resulting from the issuance of shares of MVW Common Stock pursuant to MVW Options, MVW SARs, MVW RSU Awards, MVW Performance Share Awards, MVW Deferred Stock Unit Awards, MVW Convertible Notes or MVW Warrants outstanding on the date of this Agreement, which awards are set forth in Section 3.2(c)(i) or issued after the date of this

Agreement in compliance with Section 4.1(b)(ii), (A) there are not issued or outstanding (w) any shares of capital stock, other equity interests or other voting securities of MVW, (x) any securities of MVW or any of its subsidiaries convertible into or exchangeable or exercisable for, or based upon the value of, shares of capital stock, other equity interests or other voting securities of MVW or (y) any warrants, calls, options or other rights to acquire from MVW or any of its subsidiaries (including any subsidiary trust), or obligations of MVW or any of its subsidiaries to issue, any capital stock, other equity interests or other voting securities or securities convertible into or exchangeable or exercisable for, or based upon the value of, capital stock, other equity interests or other voting securities of MVW or (z) any shares of restricted stock, restricted stock units, stock appreciation rights, “phantom” stock or similar securities or rights, in each case, that are derivative of, or provide economic benefits based on the value of, any capital stock, other equity interest or other voting securities of MVW (collectively, clauses (w), (x), (y) and (z), the “MVW Securities”) and (B) there are no outstanding obligations of MVW or any of its subsidiaries to repurchase, redeem or otherwise acquire any such MVW Securities or to issue, deliver or sell, or cause to be issued, delivered or sold, any such MVW Securities.

(iii) There are no voting trusts or other agreements or understandings to which MVW or any of its subsidiaries is a party with respect to the voting of the capital stock or other equity interest of MVW or its subsidiaries. Neither MVW nor any of its subsidiaries has granted any preemptive rights, anti-dilutive rights or rights of first refusal, registration rights or similar rights with respect to its shares of capital stock that are in effect.

(d) Subsidiaries. All outstanding shares of capital stock of, or other equity interests in, each Significant Subsidiary (as defined in Rule 1-02 of Regulation S-X of the SEC) of MVW have been validly issued and are fully paid and nonassessable and are owned directly or indirectly by MVW, free and clear of any Liens and free of any other restriction, including any restriction on the right to vote, sell or otherwise dispose of such capital stock or other ownership interests (other than limitations on transfer under securities laws).

(e) SEC Documents; Financial Statements; Undisclosed Liabilities.

(i) MVW and its subsidiaries have filed or furnished all required registration statements, prospectuses, reports, schedules, forms, statements, certifications and other documents (including exhibits and all other information incorporated therein) with the SEC since January 1, 2016 (the “MVW SEC Documents”). As of their respective dates (or, if amended, as of the date of such amendment), the MVW SEC Documents complied in all material respects with the requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to the MVW SEC Documents, and none of the MVW SEC Documents when filed (or, if amended, as of the date of such amendment) and at their respective effective times, if applicable, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. As of the date of this Agreement, there are no outstanding or unresolved comments received from the SEC with respect to any of the MVW SEC Documents, and, to the knowledge of MVW, none of the MVW SEC Documents is the subject of any outstanding SEC comment or outstanding SEC investigation.

(ii) The consolidated financial statements (including all related notes and schedules) of MVW and its subsidiaries included in the MVW SEC Documents (the “MVW Financial Statements”) were prepared in all material respects in accordance with GAAP (except, in the case of unaudited statements, as permitted by the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present in all material respects the consolidated financial position of MVW and its consolidated subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments which are not material and to any other adjustments described therein, including the notes thereto).

(iii) Except (A) as reflected or reserved against in MVW’s consolidated balance sheet as of December 31, 2017 (or the notes thereto) as included in the MVW Filed SEC Documents, (B) for liabilities and obligations incurred in the ordinary course of business consistent with past practice since December 31, 2017 and (C) for liabilities and obligations incurred in connection with or contemplated by this Agreement, neither MVW nor any of its subsidiaries has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) that would be required by GAAP to be reflected on or reserved against in a consolidated balance sheet of MVW and its subsidiaries (or in the notes thereto) that, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect on MVW.

(iv) MVW maintains a system of “internal control over financial reporting” (as defined in Rules 13a-15(f) and 15d-15(f) under the Exchange Act) designed to provide reasonable assurance (A) that transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP, consistently applied, (B) that transactions are executed only in accordance with the authorization of management and (C) regarding prevention or timely detection of the unauthorized acquisition, use or disposition of MVW’s properties or assets. Since January 1, 2016, MVW has disclosed to its auditors and the audit committee of MVW’s Board of Directors any written notification of any (1) “significant deficiency” in the internal control over financial reporting of MVW, (2) “material weakness” in the internal control over financial reporting of MVW or (3) fraud, whether or not material, that involves management or other employees of MVW who have a significant role in the internal controls over financial reporting of MVW. MVW has made available to ILG all such disclosures made by MVW since January 1, 2016 to its auditors or the audit committee of MVW’s Board of Directors to the date of this Agreement.

(v) The “disclosure controls and procedures” (as defined in Rules 13a-15(e) and 15d-15(e) under the Exchange Act) utilized by MVW are designed to ensure that all information (both financial and non-financial) required to be disclosed by MVW in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC and that all such information required to be disclosed is accumulated and communicated to the management of MVW, as appropriate, to allow timely decisions regarding required disclosure and to enable the chief executive officer and chief financial officer of MVW to make the certifications required under the Exchange Act with respect to such reports.

(vi) Neither MVW nor any of its subsidiaries is a party to, or has any commitment to become a party to, any joint venture, off-balance sheet partnership or any similar contract (including any contract or arrangement relating to any transaction or relationship between or among MVW and any of its subsidiaries, on the one hand, and any unconsolidated affiliate, including any structured finance, special purpose or limited purpose entity or person, on the other hand, or any “off-balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K under the Exchange Act)), where the result, purpose or intended effect of such contract is to avoid disclosure of any material transaction involving, or material liabilities of, MVW or any of its subsidiaries in MVW’s or such subsidiary’s published financial statements or other MVW SEC Documents.

(f) Information Supplied. None of the information supplied or to be supplied by MVW specifically for inclusion or incorporation by reference in (i) the Form S-4 will, at the time the Form S-4 is filed with the SEC, at any time it is amended or supplemented or at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading or (ii) the Joint Proxy Statement will, at the date it is first mailed to MVW’s stockholders or at the time of the MVW Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Form S-4 and the Joint Proxy Statement shall comply as to form in all material respects with the requirements of the Securities Act and the Exchange Act and the rules and regulations thereunder, except that no representation or warranty is made by MVW with respect to statements made or incorporated by reference therein based on or derived from information supplied by ILG specifically for inclusion or incorporation by reference in the Form S-4 or the Joint Proxy Statement.

(g) Absence of Certain Changes or Events.

(i) From December 31, 2017 through the date of this Agreement, the businesses of MVW and its subsidiaries have been conducted in all material respects in the ordinary course of business in a manner consistent with past practice, except for the execution and performance of this Agreement and the discussions, negotiations, actions and transactions related hereto.

(ii) Since December 31, 2017, there have been no Effects that, individually or in the aggregate, have had or would reasonably be expected to have a Material Adverse Effect on MVW.

(h) Compliance with Applicable Laws; Outstanding Orders.

(i) MVW, its subsidiaries and employees hold all permits, licenses, variances, exemptions, orders, registrations and approvals of all Governmental Entities that are required for the operation of the businesses of MVW and its subsidiaries (the “MVW Permits”), except where the failure to have any such MVW Permits, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on MVW. MVW and its subsidiaries are in compliance with the terms of the MVW Permits, Applicable Laws and Data Security Requirements relating to MVW and its subsidiaries or their respective businesses or properties, except where the failure to be in compliance with such MVW Permits, Applicable Laws and Data Security Requirements, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on MVW. No action, demand, requirement or investigation by any Governmental Entity and no suit, action, investigation or proceeding by any person, in each case with respect to MVW or any of its subsidiaries or any of their respective properties, is pending or, to the knowledge of MVW, threatened, other than, in each case, those the outcome of which, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on MVW.

(ii) Neither MVW nor any of its subsidiaries is subject to any outstanding order, injunction or decree that, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect on MVW.

(iii) Since January 1, 2016, no officer or director of MVW or any subsidiary of MVW that is a registrant with respect to timeshare or exchange registrations with any Governmental Entity (A) has been convicted of or pled nolo contendere to a felony or other crime involving moral turpitude, fraud or misrepresentation, or to selling real estate investments, timeshares, condominiums, fractional or other vacation ownership products without a license, or (B) has been disciplined, disbarred or suspended or had a real estate, timeshare or securities license or other permit revoked by any Governmental Entity for violation of any Applicable Laws.

(i) Litigation. (i) There is no Action pending against or, to the knowledge of MVW, threatened against or affecting MVW or any of its subsidiaries or any of their respective properties or assets or any of their respective officers or directors (in their capacity as such) before any court or arbitrator or any Governmental Entity, and (ii) there is no settlement or similar agreement that imposes any ongoing obligation or restriction on MVW or any of its subsidiaries, in each case, except as, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on MVW.

(j) MVW Benefit Plans and Labor Matters.

(i) Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on MVW, each MVW Benefit Plan is in compliance with all Applicable Laws, including the ERISA and the Code. The Internal Revenue Service has determined that each MVW Benefit Plan that is intended to be a qualified plan under Section 401(a) of the Code is so qualified and MVW is not aware of any event occurring after the date of such determination that would adversely affect such determination, except for any such events that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on MVW. No condition exists that is reasonably likely to subject MVW or any ERISA Affiliate of MVW to any direct or indirect liability under Title IV of ERISA or to a civil penalty under Section 502(i) or 502(l) of ERISA or liability under Section 4069 of ERISA or Section 4975, 4976, 4980H, 4980D or 4980B of the Code or other liability with respect to the MVW Benefit Plans, in each case that would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on MVW. There are no pending or, to the knowledge of MVW, threatened, claims (other than routine claims for benefits or immaterial claims) by, on behalf of or against any of the MVW Benefit Plans or any trusts related thereto except where such claims would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on MVW.

(ii) Except as provided by this Agreement, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated by this Agreement (either alone or in conjunction with any other event) would reasonably be expected to (A) result in any payment (including severance, unemployment compensation, any “excess parachute payment” (within the meaning of Section 280G of the Code), forgiveness of indebtedness or otherwise) becoming due to any current or former director or any current or former employee of MVW or any of its subsidiaries, (B) increase any benefits otherwise payable under any MVW Benefit Plan, (C) result in any acceleration of the time of payment, funding or vesting of any such benefits or (D) constitute a “change in control” or similar event for the purposes of any MVW Benefit Plan.

(iii) No person is entitled to receive any additional payment (including any tax gross-up or other payment) from MVW or any of its subsidiaries as a result of the imposition of any excise or additional Taxes, interest or penalties incurred pursuant to Section 409A or Section 4999 of the Code.

(iv) Except for such matters that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on MVW, there is no (i) unfair labor practice, labor dispute or labor arbitration proceeding pending or, to the knowledge of MVW, threatened against or affecting MVW or any of its subsidiaries or (ii) lockout, strike, slowdown, work stoppage or, to the knowledge of MVW, threat thereof by or with respect to any employees of MVW or any of its subsidiaries.

(v) Since January 1, 2016, MVW has complied with all Applicable Laws relating to employment and employment practices, including wages, hours, collective bargaining, unemployment insurance, worker’s compensation, equal employment opportunity, classification of employees and contractors, age and disability discrimination, the payment of withholding Taxes, and the termination of employment, except to the extent that noncompliance would not have a Material Adverse Effect on MVW. Except as, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on MVW, as of the date of this Agreement, there are no complaints, charges or claims against MVW pending or, to the knowledge of MVW, threatened to be brought or filed with any Governmental Entity based on, arising out of, in connection with, or otherwise relating to the employment of, or termination of employment by, MVW of any person.

(vi) The transactions contemplated by this Agreement will not require the consent of, or advance notification to, any works councils, unions or similar labor organizations with respect to employees of MVW or any of its subsidiaries, other than any such consents the failure of which to obtain or advance notifications the failure of which to provide as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on MVW.

(k) Taxes.

(i) Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on MVW:

(A) (1) all Tax Returns required to be filed by MVW and its subsidiaries, have been timely filed (taking into account any extensions), (2) all such Tax Returns were true, complete and correct in all respects, (3) all Taxes shown as due and payable on such Tax Returns, and all Taxes (whether or not reflected on such Tax Returns) required to have been paid by MVW and its subsidiaries have been paid or adequate reserves have been recorded in the MVW Financial Statements, (4) all Taxes of MVW and its subsidiaries that are not yet due and payable have been adequately reserved for in the MVW Financial Statements and (5) MVW and its subsidiaries have duly and timely withheld all Taxes required to be withheld and such withheld Taxes have been either duly and timely paid to the proper Taxing Authority or properly set aside in accounts for such purpose;

(B) no written agreement or other written document waiving or extending, or having the effect of waiving or extending, the statute of limitations or the period of assessment or collection of any Taxes relating to MVW or any of its subsidiaries has been filed or entered into with any Taxing Authority, and no power of attorney with respect to any such Taxes has been granted to any person, in each case, that remains in effect;

(C) (1) no audits or other administrative proceedings or proceedings before any Taxing Authority are presently pending with regard to any Taxes or Tax Return of MVW or any of its subsidiaries, as to which any Taxing Authority has asserted in writing any claim, and (2) no Taxing Authority has asserted in writing any deficiency or claim for Taxes or any adjustment to Taxes with respect to which MVW or any of its subsidiaries may be liable with respect to income or other Taxes that has not been fully paid or finally settled;

(D) neither MVW nor any of its subsidiaries (1) is a party to or bound by or has any obligation under any Tax indemnification, separation, sharing or similar agreement or arrangement (other than exclusively among MVW and its subsidiaries), (2) is or has been a member of any consolidated, combined, unitary or similar group for purposes of filing Tax Returns or paying Taxes (other than a group of which MVW is the common parent corporation), (3) has entered into a closing agreement pursuant to Section 7121 of the Code, or any predecessor provision or any similar provision of state, local or foreign law or (4) has any liability for the payment of Taxes of any person as a successor or transferee;

(E) none of the assets of MVW or any of its subsidiaries is subject to any Lien for Taxes (other than Permitted Liens); and

(F) neither MVW nor any of its subsidiaries has engaged in any “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(2).

(ii) Neither MVW nor any of its subsidiaries has constituted either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock intended to qualify for tax-free treatment under Section 355 of the Code (A) within the past two years or (B) that could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in connection with the Combination Transactions.

(iii) Neither MVW nor any of its subsidiaries has taken any action or knows of any fact, agreement, plan or other circumstance that would reasonably be expected to prevent the Combination Transactions from qualifying for the Intended Tax Treatment.

(l) Voting Requirements. The affirmative vote of a majority of the votes cast at the MVW Stockholders Meeting in favor of the issuance of shares of MVW Common Stock in the Initial Holdco Merger (the “MVW Stockholder Approval”) is necessary to consummate the Combination Transactions. The MVW Stockholder Approval is the only vote of holders of any securities of MVW or its subsidiaries necessary to adopt or approve this Agreement or the transactions contemplated by this Agreement.

(m) Takeover Statutes and Charter Provisions. Assuming that none of ILG, Holdco, Ignite Merger Sub or any of their “affiliates” or “associates” is, or at any time during the last three years has been, an “interested stockholder” of MVW, in each case as defined in Section 203 of the DGCL, the Board of Directors of MVW has taken all action necessary to render the restrictions on “business combinations” (as defined in Section 203 of the DGCL) as set forth in Section 203 of the DGCL inapplicable to this Agreement and the transactions contemplated hereby. No “fair price,” “moratorium,” “control share acquisition” or other similar antitakeover statute or similar statute or regulation applies with respect to MVW or any of its subsidiaries in connection with this Agreement, the Combination Transactions or any of the other transactions contemplated hereby. There is no stockholder rights plan, “poison pill” antitakeover plan or similar device in effect to which MVW or any of its subsidiaries is subject, party or otherwise bound.

(n) Intellectual Property.

(i) MVW and its subsidiaries own, free and clear of all Liens, or have the right to use pursuant to valid licenses, sublicenses, agreements or permissions, all items of Intellectual Property necessary for their operations, as currently conducted or as contemplated by them to be conducted, except where the failure to own or have such rights, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on MVW. The conduct of MVW’s and its subsidiaries’ businesses, as currently conducted or contemplated by them to be conducted, does not interfere, infringe, misappropriate, dilute or violate any of the Intellectual Property rights of any third party, except for interferences, infringements, misappropriations, dilutions or violations which, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on MVW. No claims against MVW or its subsidiaries are pending or, to the knowledge of MVW, threatened or otherwise adversely affecting the Intellectual Property rights of MVW, except for claims that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on MVW. Since January 1, 2016, except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on MVW, neither MVW nor any of its subsidiaries has received any (A) written notice, claim or indemnification request asserting that the conduct of MVW’s and its subsidiaries’ businesses infringes, misappropriates, violates or dilutes any of the Intellectual Property rights of any third party or (B) written request that MVW or any of its subsidiaries take a license under any patents owned by a third party which such license would entail material obligations. To the knowledge of MVW, no third party has interfered with, infringed upon, misappropriated, diluted, violated or otherwise come into conflict with any Intellectual Property rights of MVW or any of its subsidiaries, except for interferences, infringements, misappropriations, dilutions, violations, or conflicts that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on MVW.

(ii) Since January 1, 2016, except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on MVW, there have not been any incidents of security breaches or other unauthorized access with respect to any software, hardware, networks, platforms and related systems, owned, leased or licensed by MVW or any of its subsidiaries, including with respect to any data or other information contained therein or transmitted thereby (or to the knowledge of MVW, any vendor or other service provider of MVW or any of its subsidiaries).

(o) Certain Contracts. As of the date of this Agreement, neither MVW nor any of its subsidiaries is a party to or bound by (i) any “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC), (ii) any contract relating to indebtedness for borrowed money or any contract relating to any vacation ownership notes receivable transaction or securitization transaction (including the securitization of Vacation Ownership Interest loans), in each case, in excess of $10,000,000 or any guarantee thereof (other than intercompany indebtedness), (iii) any material non-competition agreement, any material agreement that grants the other party or any third person exclusivity or “most favored nation” status or any other agreement or obligation, in each case, which purports to limit in any material respect the manner in which, or the localities in which, the businesses of MVW and its subsidiaries, taken as a whole, is or would be conducted, (iv) with respect to the persons listed on Section 8.3(x) of the

MVW Disclosure Letter, any MVW Management Agreement related to properties listed in the MVW Form 10-K or any MVW Management Agreement related to a non-specific timeshare plan and (v) any MVW Brand Agreement (all contracts of the types described in clauses (i) through (v), collectively, the “MVW Material Contracts”). MVW has delivered or made available to ILG, prior to the execution of this Agreement, true and complete copies of all MVW Material Contracts not filed as exhibits to the MVW Filed SEC Documents. Each MVW Material Contract is valid and binding on MVW (or, to the extent a subsidiary of MVW is a party, such subsidiary) and is in full force and effect, and MVW and each subsidiary of MVW have in all material respects performed all obligations required to be performed by them to date under each MVW Material Contract, except where such noncompliance, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on MVW. Neither MVW nor any of its subsidiaries has knowledge of, or has received written notice of, any violation or default under (nor, to the knowledge of MVW, does there exist any condition that with the passage of time or the giving of notice or both would result in such a violation or default under), or any intent to terminate or not renew, any MVW Material Contract. To the knowledge of MVW, no other party to any MVW Material Contract is in breach of or default under the terms of any MVW Material Contract where such default has had, or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on MVW.

(p) Environmental Protection. Except as, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on MVW, (i) MVW and each of its subsidiaries are and have been since January 1, 2016 in compliance with all Environmental Laws, including possession of and compliance with all permits, licenses, variances, exemptions, orders, registrations, authorizations and approvals required under Environmental Laws for their respective operations and properties as currently conducted (“MVW Environmental Permits”), and neither MVW nor any of its subsidiaries has received any (A) communication alleging that MVW or any of its subsidiaries has not complied with, or has any liability under, any Environmental Law or MVW Environmental Permits or (B) currently outstanding written request by any Governmental Entity for information pursuant to any Environmental Law; (ii) there are no Environmental Claims pending or, to the knowledge of MVW, threatened against MVW or any of its subsidiaries; (iii) there has been no Release of or exposure to any Hazardous Material that could reasonably be expected to form the basis of any Environmental Claim against MVW or any of its subsidiaries; and (iv) neither MVW nor any of its subsidiaries has retained or assumed, either contractually or by operation of Applicable Law, any liabilities or obligations that could reasonably be expected to form the basis of any Environmental Claim against MVW or any of its subsidiaries.

(q) Anti-Corruption and Trade Sanctions.

(i) MVW and its affiliates, directors, officers and employees and, to the knowledge of MVW, its agents and other representatives acting on behalf of MVW or its subsidiaries, have complied with the Foreign Corrupt Practices Act and any other applicable foreign or domestic anticorruption or antibribery laws, as well as Applicable Laws regarding trade sanctions, including regulations promulgated by OFAC, in each case except for such instances of noncompliance that would not reasonably be expected to be material to MVW and its subsidiaries, taken as a whole.

(ii) MVW and its affiliates, directors and officers and, to the knowledge of MVW, its employees, agents and other representatives acting on behalf of MVW or its subsidiaries are not “specially designated nationals” or “blocked persons”, nor are they otherwise acting in any material violation of Applicable Laws regarding trade sanctions, including OFAC regulations.

(iii) MVW and its affiliates have developed and implemented a Foreign Corrupt Practices Act compliance program which includes corporate policies and procedures designed to ensure compliance with the Foreign Corrupt Practices Act and any other applicable anticorruption and antibribery laws.

(iv) Except for “facilitating payments” (as such term is defined in the Foreign Corrupt Practices Act and other Applicable Laws) and except as would not be material to MVW and its subsidiaries, taken as a whole, neither MVW nor any of its affiliates, directors, officers or employees or, to the knowledge of MVW, its agents or other representatives acting on behalf of MVW or its subsidiaries have directly or indirectly (A) used any corporate funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, (B) offered, promised, paid or delivered any fee, commission or other sum of money or anything of value, however characterized, to any finder, agent or other party acting on behalf of a governmental or political employee or official or governmental or political entity, political agency, department, enterprise or instrumentality, in the United States or any other country, that was illegal under any Applicable Law, (C) made any payment to any customer or supplier, or to any officer, director, joint venture partner, employee or agent of any such customer or supplier, for the unlawful sharing of fees or unlawful rebating of charges, (D) engaged in any other unlawful reciprocal practice, or made any other unlawful payment or given any other unlawful consideration to any such customer or supplier or any such officer, director, joint venture partner, employee or agent of the customer or supplier, or (E) taken any action or made any omission in violation of any other Applicable Law governing imports into or exports from the United States or any foreign country, or relating to economic sanctions or embargoes, corrupt practices, money laundering or compliance with unsanctioned foreign boycotts, including, in the United States, 18 USC 1956 and 1957 and the Bank Secrecy Act, as amended by the USA PATRIOT Act, and its implementing regulations, 31 USC 5311 et seq. and 31 CFR Chapter X.

(r) Real Property. Except as, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on MVW, (A) MVW and each of its subsidiaries has good and marketable fee title (or the equivalent in any applicable foreign jurisdiction) to all of its owned real property, and good and valid leasehold title to all of its leased property pursuant to leases with third parties which are in full force and effect and enforceable in accordance with their terms, in each case subject only to Permitted Liens, (B) there are no existing (or to the knowledge of MVW, threatened) condemnation proceedings with respect to any such real property and (C) with respect to all such leased real property, MVW and each of its subsidiaries and, to the knowledge of MVW, any other party to such lease is in compliance with all material terms and conditions of each lease therefor, and neither MVW nor any of its subsidiaries has received any notice of default thereunder which is outstanding and remains uncured beyond any applicable period of cure.

(s) Opinion of Financial Advisors. MVW has received the opinion of J.P. Morgan Securities LLC (the “MVW Financial Advisor”), dated the date of this Agreement, substantially to the effect that, as of such date and subject to the assumptions, limitations, qualifications and other matters considered in the preparation thereof, the Merger Consideration is fair, from a financial point of view, to MVW.

(t) Brokers. Except for fees payable to the MVW Financial Advisor and disclosed on Section 3.2(t) of the MVW Disclosure Letter, no broker, investment banker, financial advisor or other person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of MVW.

(u) Affiliate Transactions. As of the date of this Agreement, there are no transactions, contracts, agreements, arrangements or understandings between MVW or any of its subsidiaries, on the one hand, and any of MVW’s affiliates (other than wholly owned subsidiaries of MVW), on the other hand, that would be required to be disclosed by MVW under Item 404 of Regulation S-K under the Securities Act.

(v) Volt Corporate Merger Sub and Volt LLC Merger Sub.

(i) Volt Corporate Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of Delaware and has the requisite corporate power and authority to carry on its business as now being conducted. Volt LLC Merger Sub is a limited liability company duly organized, validly existing and in good standing under the laws of Delaware and has the requisite limited liability company power and authority to carry on its business as now being conducted. Prior to the date of this Agreement, MVW has delivered to or made available to ILG true and complete copies of the organizational documents of Volt Corporate Merger Sub and Volt LLC Merger Sub.

(ii) Each of Volt Corporate Merger Sub and Volt LLC Merger Sub (A) was formed solely for the purpose of entering into the transactions contemplated by this Agreement, (B) since the date of its formation, has not carried on any business, conducted any operations or incurred any liabilities or obligations other than the execution of this Agreement, the performance of its obligations hereunder and matters ancillary thereto and (C) solely with respect to Volt LLC Merger Sub, since the date of its formation, has been properly treated as disregarded as an entity separate from its owner for U.S. Federal income Tax purposes, and no election has ever been made under Treasury Regulations Section 301.7701–3, or any similar provision of state, local or foreign Tax law, to treat Volt LLC Merger Sub, as an association taxable as a corporation for Tax purposes.

(iii) Each of Volt Corporate Merger Sub and Volt LLC Merger Sub has all requisite corporate or other power and authority, as applicable, to enter into this Agreement and to consummate the transactions contemplated hereby, and the execution and delivery of this Agreement by Volt Corporate Merger Sub and Volt LLC Merger Sub and the consummation by Volt Corporate Merger Sub and Volt LLC Merger Sub of the transactions contemplated hereby have been duly authorized by all necessary corporate or other action, as applicable, on the part thereof. This Agreement has been duly executed and delivered by each of Volt Corporate Merger Sub and Volt LLC Merger Sub and, assuming the due authorization, execution and delivery of this Agreement by each of the other parties hereto, constitutes the legal, valid and binding obligation of each of Volt Corporate Merger Sub and Volt LLC Merger Sub, enforceable against each of Volt Corporate Merger Sub and Volt LLC Merger Sub in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar Applicable Laws affecting or relating to the enforcement of creditors’ rights generally and by general principles of equity.

(iv) All outstanding shares of capital stock or other equity interests of Volt Corporate Merger Sub and Volt LLC Merger Sub are, and all shares of capital stock or other equity interests of Volt Corporate Merger Sub or Volt LLC Merger Sub that may be issued as permitted by this Agreement or otherwise shall be, when issued, duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive rights, and all outstanding shares of capital stock or other equity interests of Volt Corporate Merger Sub and Volt LLC Merger Sub are owned directly by MVW, free and clear of any Lien.

(v) Each of Volt Corporate Merger Sub and Volt LLC Merger Sub has taken, and MVW has caused Volt Corporate Merger Sub and Volt LLC Merger Sub to take, all action necessary to cause this Agreement and the transactions contemplated by this Agreement, including the Combination Transactions, to be approved and adopted, as applicable, by Volt Corporate Merger Sub, Volt LLC Merger Sub and their respective sole stockholder or sole equityholder, as applicable, for all required purposes under Applicable Law.

(w) MVW Financing.

(i) MVW has delivered to ILG a true, complete and correct copy of each of (A) a fully executed debt commitment letter and (B) the fully executed fee letter referenced in such commitment letter (provided that the fee amounts, economic market flex provisions and other economic terms may be redacted from such fee letter so long as no redaction covers terms that would adversely affect the amount, conditionality, availability or termination of the financing contemplated by such commitment letter) (such commitment letter, including all exhibits, schedules, annexes and joinders thereto, as the same may be amended, modified, supplemented, extended or replaced from time to time in compliance with Section 5.14 is referred to herein as the “Debt Commitment Letter”), among Volt Corporate Merger Sub and Volt LLC Merger Sub and the MVW Debt Financing Sources party thereto, pursuant to which, among other things, the MVW Debt Financing Sources have agreed, subject to the terms and conditions of the Debt Commitment Letter, to provide or cause to be provided, on a several and not joint basis, the financing commitments described therein.

(ii) The Debt Commitment Letter is, as of the date of this Agreement, in full force and effect. The Debt Commitment Letter is, as of the date of this Agreement, the legal, valid, binding and enforceable obligation of each of Volt Corporate Merger Sub and Volt LLC Merger Sub and, to the knowledge of MVW, the other parties thereto, except as such enforceability may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar Applicable Laws affecting or relating to the enforcement of creditors’ rights generally and by general principles of equity. As of the date of this Agreement, (x) the Debt Commitment Letter has not been amended, modified, supplemented, extended or replaced, (y) no such amendment or modification is anticipated by MVW or any subsidiary thereof (other than to add lenders, lead arrangers, bookrunners, syndication agents or other similar entities who had not executed the Debt Commitment Letter as of the date of this Agreement) and (z) the commitments contained in the Debt Commitment Letter have not been withdrawn, terminated or rescinded in any respect and, other than as specifically contemplated in the Debt Commitment Letter, to the knowledge of MVW, no such withdrawal, termination or rescission is contemplated. As of the date of this Agreement, (i) neither Volt Corporate Merger Sub or Volt LLC Merger Sub nor, to the knowledge of MVW, any other counterparty thereto, is in breach of any of its covenants or other obligations set forth in, or is in default under, the Debt Commitment Letter and (ii) to the knowledge of MVW, no event has occurred which, with or without notice, lapse of time or both, would or would reasonably be expected to (A) constitute or result in a breach or default on the part of Volt Corporate Merger Sub or Volt LLC Merger Sub (or, to the knowledge of MVW, any Volt Debt Financing Source) under the Debt Commitment Letter, (B) constitute or result in a failure to satisfy a condition or other contingency set forth in the Debt Commitment Letter on the part of Volt Corporate Merger Sub or Volt LLC Merger Sub (or, to the knowledge of MVW, any MVW Debt Financing Source), or (C) otherwise result in the funds contemplated to be available under the Debt Commitment Letter on the Closing Date, which are sufficient for MVW, Volt Corporate Merger Sub and Volt LLC Merger Sub, together with available cash and cash equivalents, to fund the Cash Merger Consideration, and any other cash amounts payable by MVW, Volt Corporate Merger Sub and Volt LLC Merger Sub at the Closing in connection with the consummation of the transactions contemplated hereby, including the Combination Transactions, and to pay all related fees and expenses of MVW, Volt Corporate Merger Sub and Volt LLC Merger Sub required to be paid at the Closing in connection therewith (the “MVW Required Amount”), to not be available to MVW, Volt Corporate Merger Sub or Volt LLC Merger Sub (and in any event prior to the Closing Date). As of the date of this Agreement, neither MVW, Volt Corporate Merger Sub nor Volt LLC Merger Sub has received any notice or other communication from any party to the Debt Commitment Letter with respect to (i) any actual or potential breach or default on the part of MVW, Volt Corporate Merger Sub or Volt LLC Merger Sub or any other party to the Debt Commitment Letter, or (ii) any intention of such party to terminate the Debt Commitment Letter or to not provide all or any portion of the Debt Commitment Letter in an amount necessary, together with currently available cash and cash equivalents, to finance the MVW Required Amount. As of the date of this Agreement, there are no conditions precedent or other contingencies related to the funding of the full amount of the Debt Commitment Letter other than as expressly set forth in the Debt Commitment Letter. As of the date of this Agreement, there are no side letters or other agreements, contracts or arrangements related to the funding of the MVW Debt Financing, other than as expressly set forth in or expressly contemplated by the Debt Commitment Letter (none of which (i)

reduces the amount of the MVW Debt Financing below the MVW Required Amount or (ii) contains provisions that impose any additional conditions or other contingencies to the funding of the MVW Debt Financing or otherwise adversely amends, modifies or expands any condition precedent to the funding of the MVW Debt Financing). As of the date of this Agreement, MVW has fully paid any and all commitment fees or other fees in connection with the Debt Commitment Letter that are payable on or prior to the date hereof pursuant to the terms of the Debt Commitment Letter. As of the date of this Agreement, subject to the terms and conditions of the Debt Commitment Letter, and subject to the terms and conditions of this Agreement, the aggregate proceeds contemplated by the Debt Commitment Letter will be sufficient for MVW, together with available cash and cash equivalents, to fund the MVW Required Amount upon the terms contemplated by this Agreement on the Closing Date.

(x) Timeshare and Exchange Matters.

(i) Each MVW Offering Document is in full force and effect and, to the extent applicable, is valid and binding on MVW (or, to the extent a subsidiary of MVW is a party, such subsidiary), and MVW and each subsidiary of MVW have in all material respects performed all obligations required to be performed by them to date under each MVW Offering Document, except where such noncompliance, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on MVW. Neither MVW nor any of its subsidiaries has knowledge of, or has received written notice of, any violation or default under (nor, to the knowledge of MVW, does there exist any condition that with the passage of time or the giving of notice or both would result in such a violation or default under) any MVW Offering Document that would result in a Material Adverse Effect on MVW. To the knowledge of MVW, no other party to any MVW Offering Document is in breach of or default under the terms of any MVW Offering Document where such default has had, or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on MVW. Except as, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on MVW, MVW and its subsidiaries have good and marketable title to all Vacation Ownership Interests of MVW and its subsidiaries of MVW not yet sold (subject to any pending sales contracts and Permitted Liens).

(ii) The registration and public offering statements and MVW Offering Documents filed with Governmental Entities in connection with the offering, marketing and sale of Vacation Ownership Interests and Exchange Program memberships by MVW or any of its subsidiaries complied at the time of filing in all respects with Applicable Laws, including registration and disclosure requirements and regulations applicable to timeshare and exchange offerings made under the laws of all states and other jurisdictions in which the offering, marketing and sale of Vacation Ownership Interests and Exchange Program memberships are conducted, except where the failure to be in compliance with such Applicable Laws, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on MVW. All marketing and sales of Vacation Ownership Interests or Exchange Program memberships by MVW and its subsidiaries have been made in compliance with Applicable Laws or applicable exemptions, except where the failure to be in compliance with such Applicable Laws, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on MVW.

(iii) Except as, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on MVW, (A) with respect to each of the Vacation Ownership Interests financed by MVW or any of its subsidiaries and each of the promissory notes and other receivables held or financed by any relevant development entity in which MVW or any of its subsidiaries owns interests as of December 31, 2017 through the date of this Agreement (the “MVW Vacation Ownership Receivables”), equitable title of each such MVW Vacation Ownership Receivable is owned by MVW or any of its subsidiaries free and clear of all Liens, other than Permitted Liens, and legal title is in the name of MVW or any of its subsidiaries, an affiliate of MVW or any of its subsidiaries as nominee thereof or in the name of Mortgage Electronic Registration System, Inc., a Delaware corporation, as nominee thereof (each, a “MVW Vacation Ownership Lender”) and (B) such MVW Vacation Ownership Lender has full right and authority to enforce all documents and instruments evidencing or securing such MVW Vacation Ownership Receivable, subject to Permitted Liens and except as such enforceability may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar Applicable Laws affecting or relating to the enforcement of creditors’ rights generally and by general principles of equity.

(iv) None of MVW nor any of its subsidiaries has taken or intends to take, or has been notified that any third party has taken or intends to take, any current action to deflag, or has the current right to exercise any right of deflagging of, and there are no unresolved deflaggings with respect to, any Vacation Ownership Property or Co-located Facility of MVW or any of its subsidiaries, nor has MVW or any of its subsidiaries been notified that any of the resorts that are the subject of the MVW Brand Agreement are in violation of the standards thereunder or otherwise not in compliance with the standards set forth in the MVW Brand Agreement.

ARTICLE IV

COVENANTS RELATING TO CONDUCT OF BUSINESS

Section 4.1 Conduct of Business.

(a) Conduct of Business by ILG. Except as set forth in Section 4.1(a) of the ILG Disclosure Letter, as otherwise expressly contemplated by this Agreement, as required by Applicable Law or as consented to by MVW in writing (such consent not to be unreasonably withheld, conditioned or delayed), during the period from the date of this Agreement to the Initial Holdco Merger Effective Time, ILG and Holdco shall, and shall cause their respective subsidiaries to, carry on their respective businesses in the ordinary course consistent with past practice and, to the extent consistent therewith, use commercially reasonable efforts to (w) preserve intact their current business organizations, (x) preserve their assets and properties in good repair and condition, (y) keep available the services of their current officers and other key employees and (z) preserve their relationships with those persons having business dealings with them; provided that no action by ILG, Holdco or any their respective subsidiaries with respect to matters specifically addressed by the following sentence shall be deemed to be a breach of this sentence unless such action would constitute a breach of the following sentence. Except as set forth in Section 4.1(a) of the ILG Disclosure Letter, as otherwise expressly contemplated by this Agreement, as required by Applicable Law or as consented to by MVW in writing (such consent not to be unreasonably withheld, conditioned or delayed), during the period from the date of this Agreement to the Initial Holdco Merger Effective Time, ILG and Holdco shall not, and shall not permit any of their respective subsidiaries to:

(i) (A) other than (1) any regular quarterly cash dividend made by ILG in accordance with its existing dividend policy in an amount up to $0.175 per share of ILG Common Stock for any such quarterly dividend and in accordance with Section 5.13 and (2) dividends and distributions by a direct or indirect wholly owned subsidiary of ILG to its direct or indirect parent, declare, set aside or pay any dividends on, make any other distributions in respect of, or enter into any agreement with respect to the voting of, any of its capital stock, (B) split, combine or reclassify any of its capital stock or any other ILG Securities or issue or authorize the issuance of any of its capital stock or any other ILG Securities, or (C) purchase, redeem or otherwise acquire any shares of capital stock of ILG, Holdco or any of their respective subsidiaries or any other ILG Securities or any rights, warrants, options or stock appreciation rights to acquire any such shares or other ILG Securities (other than the acquisition of shares from a holder of an ILG Equity Award in satisfaction of withholding obligations or in payment of the exercise or reference price in accordance with the terms thereof as in effect on the date of this Agreement or in connection with the forfeiture of any rights, options or stock appreciation rights granted under an ILG Equity Plan);

(ii) issue, deliver, sell, pledge or otherwise encumber or subject to any Lien any shares of its capital stock, any other voting securities or any other ILG Securities (other than (A) the issuance of shares of ILG Common Stock pursuant to ILG RSU Awards, ILG PSU Awards or ILG Deferred Stock Unit Awards as required by any ILG Equity Plan as in effect on the date of this Agreement and (B) as required by the terms of any ILG Equity Award in connection with dividend equivalent payments);

(iii) (A) other than in the ordinary course of business consistent with past practice, amend, renew, terminate or waive in any material respect any ILG Material Contract except for amendments or renewals without adverse changes, additions or deletions of terms, (B) enter into any new agreement, contract or other binding obligation containing any material provision of the type described in clause (iii) of the definition of ILG Material Contracts, (C) enter into or renew, or amend in any material respect, any material agreement, contract or other binding obligation relating to outsourcing of operations, (D) enter into any agreement, contract or other binding obligation with respect to acquisition, development or construction of vacation ownership inventory to the extent amounts payable thereunder by ILG or any of its subsidiaries would be in excess of 110% of the amounts budgeted therefor in the budget set forth on Section 4.1(a)(iii)(D) of the ILG Disclosure Letter (the “ILG Budget”) or (E) enter into, extend, amend or renew any agreement, contract or other binding obligation of ILG, Holdco or any of their respective subsidiaries requiring payments by ILG or any of its subsidiaries of more than $2,000,000 individually, or $10,000,000 in the aggregate, unless such agreement, contract or other binding obligation is terminable without payment or penalty on less than twelve months’ written notice;

(iv) (A) enter into any joint venture, joint development or analogous transaction, (B) merge with or enter into a consolidation with or otherwise acquire any interest in any person, or acquire a substantial portion of the assets, all or any portion of the business (or any division or line of business thereof) or any property of any person, (C) authorize, recommend, propose or announce an intention to adopt a plan of complete or partial liquidation, dissolution, consolidation, restructuring, recapitalization or any other reorganization, (D) otherwise (x) acquire an interest in (including, through leases, subleases and licenses of real property) any assets or (y) secure new management agreements with respect to any assets, or (E) enter into any new line of business, except (x) in the case of clauses (A), (B) (but specifically excluding any merger or consolidation of ILG, Holdco or Ignite Merger Sub with any other person under clause (B)) and (D), (1) transactions between only direct or indirect wholly owned subsidiaries of ILG (other than Holdco and Ignite Merger Sub), (2) guarantees permitted under Section 4.1(a)(vi) or (3) in one or more series of transactions with respect to which the consideration (including loans and leases, and valuing leases for the purposes of this calculation at their net present value) does not exceed $10,000,000 individually or $30,000,000 in the aggregate and (y) in the case of clause (D), (1) acquisitions of supplies, materials, equipment and other tangible assets in the ordinary course of business consistent with past practice, or (2) capital expenditures permitted to be made pursuant to clause (xiii) of this Section 4.1(a);

(v) (A) transfer, sell, lease, sublease, license, sublicense or otherwise dispose of any assets or properties of ILG, Holdco or any of their respective subsidiaries (other than immaterial assets or properties) or (B) mortgage or pledge any material assets or material properties of ILG, Holdco or any of their respective subsidiaries, or subject any such assets or properties to any other Lien (except Permitted Liens), other than, in the case of both clause (A) and clause (B), (1) in the ordinary course of business consistent with past practice (provided that the sale or transfer of material assets and licensing on an exclusive basis shall not constitute the ordinary course of business consistent with past practice; and provided, further that the sale of Vacation Ownership Interests to consumers and recordation of ILG Offering Documents against properties to create Vacation Ownership Interests constitute the ordinary course of business consistent with past practice), (2) assets and properties associated with discontinued operations or (3) sales or other dispositions in one or more series of transactions with respect to which the consideration does not exceed $5,000,000 individually or $10,000,000 in the aggregate;

(vi) create, incur, assume, refinance, prepay, repay or replace any indebtedness for borrowed money, or issue any debt securities or any right to acquire debt securities, assume, guarantee, endorse or otherwise become liable or responsible (whether, directly, contingently or otherwise) for the indebtedness of, or make any loans, advances or capital contributions to, or investments in, another person or enter into any arrangement having the economic effect of any of the foregoing, except (A) indebtedness incurred or repaid in the ordinary course of business and consistent with past practice under ILG’s current borrowing agreements, (B) any inter-company indebtedness solely between and involving

ILG or its direct or indirect wholly owned subsidiaries (other than Holdco and Ignite Merger Sub), (C) guarantees by ILG of indebtedness of its subsidiaries (other than Holdco and Ignite Merger Sub), which indebtedness is otherwise incurred in compliance with this Section 4.1(a)(vi) or (D) securitization indebtedness in the ordinary course of business and consistent with past practice;

(vii) waive, release, assign, settle or compromise any pending or threatened Action which (A) is material to the business of ILG and its subsidiaries, taken as a whole, (B) otherwise involves the payment by ILG of an amount in excess of $5,000,000 (excluding any amounts that may be paid under insurance policies), other than settlements or compromises of any pending or threatened Action reflected or reserved against in the balance sheet (or the notes thereto) of ILG as of December 31, 2017 included in the ILG Filed SEC Documents for an amount not materially in excess of the amount so reflected or reserved or (C) involves any admission of criminal wrongdoing;

(viii) except as required by any ILG Benefit Plan in effect on the date of this Agreement or as required by Applicable Laws, (A) increase any compensation or benefit to, or enter into or amend any employment, change-in-control or severance agreement with, any current or former director, officer or other employee, other than, with respect to employees who are not directors or executive officers of ILG or not otherwise receiving an annual base salary of $200,000 or above, increases in compensation or benefits in the ordinary course of business consistent with past practice, (B) grant or pay any bonuses, other than payment of performance-based bonuses outstanding on the date of this Agreement in the ordinary course of business consistent with past practice and in accordance with the terms of any ILG Benefit Plan, to any director, officer or other employee, (C) enter into or adopt any new material ILG Benefit Plan or any plan, program, policy, agreement or arrangement that would be a material ILG Benefit Plan if it was in effect on the date hereof (including any stock option, stock benefit or stock purchase plan) or amend or modify, in a manner that would materially increase costs to ILG, any existing material ILG Benefit Plan or accelerate the vesting of any compensation (including options, restricted stock, restricted stock units, warrants, other shares of capital stock or rights of any kind to acquire any shares of capital stock or equity-based awards) for the benefit of any current or former director, officer or other employee, (D) grant to any current or former director, officer or other employee any right to receive, or pay to any current or former director, officer or other employee, any severance, change-in-control, retention, termination or similar compensation or benefits or increases therein (other than the payment of cash severance or the provision of continued welfare benefits in the ordinary course of business consistent with past practice) or (E) take any action to accelerate any payment or benefit, or the funding of any payment or benefit, payable or to be provided to any current or former director, officer or other employee;

(ix) change any of its financial or Tax accounting policies or procedures currently in effect, except (A) as required by GAAP, Regulation S-X of the Exchange Act, or a Governmental Entity or quasi-governmental authority (including the Financial Accounting Standards Board or any similar organization) or (B) as required by Applicable Law;

(x) make, change or revoke any material Tax election, enter into any material closing agreement, settle any material Tax claim, audit or assessment, or surrender any right to claim a material Tax refund, in each case except in the ordinary course of business;

(xi) take any action that would reasonably be expected to cause the Combination Transactions to fail to qualify for the Intended Tax Treatment;

(xii) enter into interest rate swaps, foreign exchange or commodity agreements and other similar hedging arrangements, except with respect to (A) ILG’s securitization facilities entered into in fiscal year 2018 and (B) intercompany debt in the ordinary course of business consistent with past practice;

(xiii) other than as necessary to maintain value and functionality of ILG’s facilities (whether as a result of a casualty or otherwise and whether or not covered by insurance), make aggregate capital expenditures that are greater than 110% of ILG’s budgeted capital expenditures set forth on Section 4.1(a)(xiii) of the ILG Disclosure Letter;

(xiv) amend the ILG Charter or the ILG Bylaws or the organizational documents of Holdco or Ignite Merger Sub (other than amendments to the organizational documents of Holdco or Ignite Merger Sub as may be necessary to effect the transactions contemplated by this Agreement) or adopt any stockholder rights plan, “poison pill” antitakeover plan or similar device that would apply to the Combination Transactions;

(xv) enter into any transaction, contract, agreement, arrangement or understanding between ILG or any of its subsidiaries, on the one hand, and any of ILG’s affiliates (other than wholly owned subsidiaries of ILG), on the other hand, that would be required to be disclosed by ILG under Item 404 of Regulation S-K under the Securities Act;

(xvi) enter into, or amend or modify in any material respect, any collective bargaining agreement, card check neutrality/labor peace agreement or accretion provisions with any labor union; or

(xvii) authorize, or commit or agree to take, any of the foregoing actions.

(b) Conduct of Business by MVW. Except as set forth in Section 4.1(b) of the MVW Disclosure Letter, as otherwise expressly contemplated by this Agreement, as required by Applicable Law or as consented to by ILG in writing (such consent not to be unreasonably withheld, conditioned or delayed), during the period from the date of this Agreement to the Initial Holdco Merger Effective Time, MVW shall, and shall cause its subsidiaries to, carry on their respective businesses in the ordinary course consistent with past practice and, to the extent consistent therewith, use commercially reasonable efforts to (w) preserve intact their current business organizations, (x) preserve their assets and properties in good repair and condition, (y) keep available the services of their current officers and other key employees and (z) preserve their relationships with those persons having business dealings with them; provided that no action by MVW or any of its subsidiaries with respect to matters specifically addressed by the following sentence shall be deemed to be a breach of this sentence unless such action would constitute a breach of the following sentence. Except as set forth in Section 4.1(b) of the MVW Disclosure Letter, as otherwise expressly contemplated by this Agreement, as required by Applicable Law or as consented to by ILG in writing (such consent not to be unreasonably withheld, conditioned or delayed), during the period from the date of this Agreement to the Initial Holdco Merger Effective Time, MVW shall not, and shall not permit any of its subsidiaries to:

(i) (A) other than (1) any regular quarterly cash dividend made by MVW in accordance with its existing dividend policy in an amount up to $0.40 per share of MVW Common Stock for any such quarterly dividend and in accordance with Section 5.13 and (2) dividends and distributions by a direct or indirect wholly owned subsidiary of MVW to its direct or indirect parent, declare, set aside or pay any dividends on, make any other distributions in respect of, or enter into any agreement with respect to the voting of, any of its capital stock, (B) split, combine or reclassify any of its capital stock or any other MVW Securities or issue or authorize the issuance of any of its capital stock or any other MVW Securities, or (C) purchase, redeem or otherwise acquire any shares of capital stock of MVW or any of its subsidiaries or any other MVW Securities or any rights, warrants, options or stock appreciation rights to acquire any such shares or other MVW Securities (other than the acquisition of shares from a holder of a MVW Equity Award in satisfaction of withholding obligations or in payment of the exercise or reference price in accordance with the terms thereof as in effect on the date of this Agreement or in connection with the forfeiture of any rights, options or stock appreciation rights granted under a MVW Equity Plan);

(ii) issue, deliver, sell, pledge or otherwise encumber or subject to any Lien any shares of its capital stock, any other voting securities or other MVW Securities (other than the issuance of shares of MVW Common Stock pursuant to MVW Options, MVW SARs, MVW RSU Awards, MVW Performance Share Awards or MVW Deferred Stock Unit Awards as required by any MVW Equity Plan as in effect on the date of this Agreement and the issuance of MVW Common Stock pursuant to MVW Convertible Notes or the MVW Warrants);

(iii) (A) other than in the ordinary course of business consistent with past practice, amend, renew, terminate or waive in any material respect any MVW Material Contract except for amendments or renewals without adverse changes, additions or deletions of terms, (B) enter into any new agreement, contract or other binding obligation containing any material provision of the type described in clause (iii) of the definition of MVW Material Contracts or (C) enter into or renew, or amend in any material respect, any material agreement, contract or other binding obligation relating to outsourcing of operations;

(iv) (A) enter into any joint venture, joint development or analogous transaction, (B) merge with or enter into a consolidation with or otherwise acquire any interest in any person, or acquire a substantial portion of the assets, all or any portion of the business (or any division or line of business thereof) or any property of any person, (C) authorize, recommend, propose or announce an intention to adopt a plan of complete or partial liquidation, dissolution, consolidation, restructuring, recapitalization or any other reorganization, (D) otherwise (x) acquire an interest in (including, through leases, subleases and licenses of real property) any assets or (y) secure new management agreements with respect to any assets, or (E) enter into any new line of business, except (x) in the case of clauses (A), (B) (but specifically excluding any merger or consolidation of MVW, Volt Corporate Merger Sub or Volt LLC Merger Sub with any other person under clause (B)) and (D), (1) transactions between only direct or indirect wholly owned subsidiaries of MVW (other than Volt Corporate Merger Sub and Volt LLC Merger Sub), (2) guarantees permitted under Section 4.1(b)(vi) or (3) in one or more series of transactions with respect to which the consideration (including loans and leases, and valuing leases for the purposes of this calculation at their net present value) does not exceed $10,000,000 individually or $30,000,000 in the aggregate and (y) in the case of clause (D), (1) acquisitions of supplies, materials, equipment and other tangible assets in the ordinary course of business consistent with past practice, (2) capital expenditures permitted to be made pursuant to clause (xiii) of this Section 4.1(b) or (3) office leases in the ordinary course of business;

(v) (A) transfer, sell, lease, sublease, license, sublicense or otherwise dispose of any assets or properties of MVW or any of its subsidiaries (other than immaterial assets or properties) or (B) mortgage or pledge any material assets or material properties of MVW or any of its subsidiaries, or subject any such assets or properties to any other Lien (except Permitted Liens), other than, in the case of both clause (A) and clause (B), (1) in the ordinary course of business consistent with past practice (provided that the sale or transfer of material assets and licensing on an exclusive basis shall not constitute the ordinary course of business consistent with past practice; and provided, further that the sale of Vacation Ownership Interests to consumers and recordation of MVW Offering Documents against properties to create Vacation Ownership Interests constitute the ordinary course of business consistent with past practice), (2) assets and properties associated with discontinued operations or (3) sales or other dispositions in one or more series of transactions with respect to which the consideration does not exceed $50,000,000 in the aggregate;

(vi) create, incur, assume, refinance, prepay, repay or replace any indebtedness for borrowed money, or issue any debt securities or any right to acquire debt securities, assume, guarantee, endorse or otherwise become liable or responsible (whether, directly, contingently or otherwise) for the indebtedness of, or make any loans, advances or capital contributions to, or investments in, another person or enter into any arrangement having the economic effect of any of the foregoing, except (A) indebtedness incurred or repaid in the ordinary course of business and consistent with past practice under MVW’s current borrowing agreements or any refinancing thereof; provided that any change of control repurchase rights of the holders of such refinanced indebtedness shall only become effective upon the occurrence of both a change of control of MVW and a ratings agency downgrade of such indebtedness to below investment grade, (B) any inter-company indebtedness solely between and involving MVW or its direct or indirect wholly owned subsidiaries (other than Volt Corporate Merger Sub and Volt LLC Merger Sub), (C) guarantees by MVW of indebtedness of its subsidiaries (other than Volt Corporate Merger Sub and Volt LLC Merger Sub), which indebtedness is otherwise incurred in compliance with this Section 4.1(b)(vi) or (D) securitization indebtedness in the ordinary course of business and consistent with past practice;

(vii) waive, release, assign, settle or compromise any pending or threatened Action which (A) is material to the business of MVW and its subsidiaries, taken as a whole, (B) otherwise involves the payment by MVW of an amount in excess of $10,000,000 (excluding any amounts that may be paid under insurance policies), other than settlements or compromises of any pending or threatened Action reflected or reserved against in the balance sheet (or the notes thereto) of MVW as of December 31, 2017 included in the MVW Filed SEC Documents for an amount not materially in excess of the amount so reflected or reserved or (C) involves any admission of criminal wrongdoing;

(viii) except as required by any MVW Benefit Plan in effect on the date of this Agreement or as required by Applicable Laws, (A) increase any compensation or benefit to, or enter into or amend any employment, change-in-control or severance agreement with, any current or former director, officer or other employee, other than, with respect to employees who are not directors or executive officers of MVW or not otherwise receiving an annual base salary of $200,000 or above, increases in compensation or benefits in the ordinary course of business consistent with past practice, (B) grant or pay any bonuses, other than payment of performance-based bonuses outstanding on the date of this Agreement in the ordinary course of business consistent with past practice and in accordance with the terms of any MVW Benefit Plan, to any director, officer or other employee, (C) enter into or adopt any new material MVW Benefit Plan or any plan, program, policy, agreement or arrangement that would be a material MVW Benefit Plan if it was in effect on the date hereof (including any stock option, stock benefit or stock purchase plan) or amend or modify, in a manner that would materially increase costs to MVW, any existing material MVW Benefit Plan or accelerate the vesting of any compensation (including options, restricted stock, restricted stock units, warrants, other shares of capital stock or rights of any kind to acquire any shares of capital stock or equity-based awards) for the benefit of any current or former director, officer or other employee, (D) grant to any current or former director, officer or other employee any right to receive, or pay to any current or former director, officer or other employee, any severance, change-in-control, retention, termination or similar compensation or benefits or increases therein (other than the payment of cash severance or the provision of continued welfare benefits in the ordinary course of business consistent with past practice) or (E) take any action to accelerate any payment or benefit, or the funding of any payment or benefit, payable or to be provided to any current or former director, officer or other employee;

(ix) change any of its financial or Tax accounting policies or procedures currently in effect, except (A) as required by GAAP, Regulation S-X of the Exchange Act, or a Governmental Entity or quasi-governmental authority (including the Financial Accounting Standards Board or any similar organization) or (B) as required by Applicable Law;

(x) make, change or revoke any material Tax election, enter into any material closing agreement, settle any material Tax claim, audit or assessment, or surrender any right to claim a material Tax refund, in each case except in the ordinary course of business;

(xi) take any action that would reasonably be expected to cause the Combination Transactions to fail to qualify for the Intended Tax Treatment;

(xii) enter into interest rate swaps, foreign exchange or commodity agreements and other similar hedging arrangements outside of the ordinary course of business, except with respect to (A) MVW’s securitization facilities entered into in fiscal year 2018 and (B) intercompany debt in the ordinary course of business consistent with past practice;

(xiii) other than as necessary to maintain value and functionality of MVW’s facilities (whether as a result of a casualty or otherwise and whether or not covered by insurance), make aggregate capital expenditures that are greater than 110% of MVW’s budgeted capital expenditures set forth on Section 4.1(b)(xiii) of the MVW Disclosure Letter;

(xiv) amend the MVW Charter or the MVW Bylaws or the organizational documents of Volt Corporate Merger Sub or Volt LLC Merger Sub (other than amendments to the organizational documents of Volt Corporate Merger Sub or Volt LLC Merger Sub as may be necessary to effect the transactions contemplated by this Agreement) or adopt any stockholder rights plan, “poison pill” antitakeover plan or similar device that would apply to the Combination Transactions;

(xv) enter into any transaction, contract, agreement, arrangement or understanding between MVW or any of its subsidiaries, on the one hand, and any of MVW’s affiliates (other than wholly owned subsidiaries of MVW), on the other hand, that would be required to be disclosed by MVW under Item 404 of Regulation S-K under the Securities Act;

(xvi) enter into, or amend or modify in any material respect, any collective bargaining agreement, card check neutrality/labor peace agreement or accretion provisions with any labor union; or

(xvii) authorize, or commit or agree to take, any of the foregoing actions.

(c) Control of Other Party’s Business. Nothing contained in this Agreement will give MVW, directly or indirectly, the right to control ILG or any of its subsidiaries or direct the business or operations of ILG or any of its subsidiaries prior to the Initial Holdco Merger Effective Time. Nothing contained in this Agreement will give ILG, directly or indirectly, the right to control MVW or any of its subsidiaries or direct the business or operations of MVW or any of its subsidiaries prior to the Initial Holdco Merger Effective Time. Prior to the Initial Holdco Merger Effective Time, each of MVW and ILG will exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its respective operations and the operations of its respective subsidiaries. Nothing in this Agreement, including any of the actions, rights or restrictions set forth herein, will be interpreted in such a way as to place MVW or ILG in violation of any rule, regulation or policy of any Governmental Entity or Applicable Law.

Section 4.2 No Solicitation by ILG.

(a) Each of ILG and Holdco shall not, shall not authorize or permit any of its controlled affiliates or any of its or their officers, directors or employees to, and shall use its reasonable best efforts to cause any investment banker, financial advisor, attorney, accountant or other representative (a “Representative”) retained by it or any of its controlled affiliates not to, directly or indirectly through another person, (i) solicit, initiate or knowingly encourage any inquiries regarding, or the making of, any proposal the consummation of which by any person would constitute an ILG Alternative Transaction or (ii) enter into, participate in or continue any discussions or negotiations with any person (except to notify such person of the existence of the provisions of this Section 4.2), with respect to any inquiries regarding, or the making of, any proposal the consummation of which by any person would constitute an ILG Alternative Transaction (and ILG shall cause any previously granted physical or electronic data room access provided to any such person to be immediately terminated); provided that if, at any time prior to obtaining the ILG Stockholder Approval, the Board of Directors of ILG determines in good faith (after consultation with outside counsel and a financial advisor of nationally recognized reputation) that any such proposal that did not result from a breach of this Section 4.2(a) constitutes or is reasonably likely to lead to an ILG Superior Proposal, subject to compliance with Section 4.2(c), ILG and its Representatives may (A) furnish information with respect to ILG and its subsidiaries to the person making such proposal (and its Representatives and financing sources) (provided that any such information that is nonpublic has previously been provided to MVW or is provided to MVW prior to or substantially concurrent with the time it is provided to such person) pursuant to a customary confidentiality agreement containing terms as to confidentiality and non-use generally no less restrictive than the terms of the confidentiality agreement, dated January 24, 2017, entered into between ILG and MVW (the “Confidentiality Agreement”) (for the avoidance of doubt, any such confidentiality agreement need not include explicit or implicit standstill restrictions or otherwise restrict the making, amending or modifying of a proposal regarding an ILG Alternative Transaction) and (B) participate in discussions or negotiations with the person making such proposal (and its Representatives and financing sources). For purposes of this Agreement, “ILG Alternative Transaction” means any of (i) a transaction or series of transactions pursuant to which any person (or group of persons) other than MVW and its subsidiaries (including Volt Corporate Merger Sub and Volt LLC Merger Sub) (an “ILG Third Party”), acquires or would acquire, directly or indirectly, beneficial ownership of more than 25% of the outstanding shares of ILG Common Stock or Holdco Common Stock or securities (or options, rights or warrants to purchase, or securities convertible into or exchangeable for, such securities) representing 25% or more of the voting power of ILG or Holdco, including pursuant to a stock purchase, merger, consolidation, tender offer, share exchange or similar transaction involving ILG, Holdco or any of their respective subsidiaries, (ii) any transaction pursuant to which any ILG Third Party acquires or would acquire, directly or indirectly, assets (including for this purpose the outstanding equity securities of subsidiaries of ILG or Holdco and any entity surviving any merger or combination including any of them) of ILG, Holdco or any of their respective subsidiaries representing 25% or more of the consolidated revenues, net income or assets of ILG (or, following the ILG Merger, Holdco) and its subsidiaries taken as a whole or (iii) any disposition of assets representing 25% or more of the consolidated revenues, net income or assets of ILG (or, following the ILG Merger, Holdco) and its subsidiaries, taken as a whole.

(b) Except as permitted by this Section 4.2(b), neither ILG, the Board of Directors of ILG nor any committee thereof shall (i) withdraw, withhold, qualify or modify, or propose publicly to withdraw, withhold, qualify or modify, in a manner adverse to MVW, the approval or recommendation by such Board of Directors or such committee of the ILG Merger, the Initial Holdco Merger or this Agreement, (ii) approve or recommend, or propose publicly to approve or recommend, any ILG Alternative Transaction (any action in clause (i) or this clause (ii) being referred to as an “ILG Adverse Recommendation Change”) or (iii) cause or permit ILG, Holdco or any of their respective controlled affiliates to enter into any letter of intent, agreement in principle, term sheet, acquisition agreement or other agreement relating to any ILG Alternative Transaction (other than a confidentiality agreement referred to in Section 4.2(a)). Notwithstanding the foregoing, in the event that prior to obtaining the ILG Stockholder Approval, the Board of Directors of ILG determines in good faith, after it has received a proposal for an ILG Alternative Transaction and determined that such transaction constitutes an ILG Superior Proposal (and after consultation with outside counsel and a financial advisor of nationally recognized reputation) that the failure to do so would be inconsistent with its fiduciary duties under Applicable Law, the Board of Directors of ILG may (subject to this and the following sentences) (A) effect an ILG Adverse Recommendation Change or (B) terminate this Agreement in order to enter into a definitive agreement providing for such ILG Superior Proposal (subject to the satisfaction of its obligations under Section 7.2(b)), but in the case of each of clauses (A) and (B), only (i) at a time that is after (x) the fifth business day following MVW’s receipt of written notice from ILG advising MVW that the Board of Directors of ILG has received an ILG Superior Proposal specifying the material terms and conditions of such ILG Superior Proposal (and including copies in the form provided to ILG of the ILG Superior Proposal and the then-current proposed draft definitive agreements relating to the ILG Superior Proposal and financing documents), identifying the person making such ILG Superior Proposal and stating that it intends to make an ILG Adverse Recommendation Change or terminate this Agreement and (y) ILG has negotiated in good faith with MVW during such five business day period (to the extent MVW desires to negotiate) with respect to any revisions to the terms of the transactions contemplated by this Agreement proposed by MVW in response to the ILG Superior Proposal and (ii) if after such five business day period and following the Board of Directors of ILG having taken into account all changes (if any) to the terms of this Agreement proposed by MVW and any other information provided by MVW in response to such notice, the Board of Directors of ILG shall have determined in good faith that (after consultation with outside counsel and a financial advisor of nationally recognized reputation) such ILG Superior Proposal would continue to constitute an ILG Superior Proposal; provided that in the event of a material subsequent modification to the terms and conditions of such ILG Superior Proposal, ILG shall again deliver a notice and comply with the requirements of this Section 4.2(b), except that the notice period shall be three business days instead of five business days. For purposes of this Agreement, an “ILG Superior Proposal” means any bona fide written proposal (on its most recently amended or modified terms, if amended or modified) made by an ILG Third Party to enter into an ILG Alternative Transaction (with all references to 25% in the definition of ILG Alternative Transaction being treated as references to 50% for these purposes) that (1) did not result from a breach of Section 4.2(a), (2) is on terms that the Board of Directors of ILG determines in good faith (after consultation with outside counsel and a financial advisor of nationally recognized reputation) to be more favorable from a financial point of view to ILG’s stockholders than the transactions contemplated by this Agreement, taking into account all relevant factors (including any changes to this Agreement that may be proposed by MVW) and (3) that the Board of Directors of ILG determines in good faith is reasonably likely to be completed, taking into account all financial, regulatory, legal and other aspects of such proposal. In addition, notwithstanding anything in this Agreement to the contrary, at any time prior to the receipt of the ILG Stockholder Approval, if the Board of Directors of ILG determines in good faith (after consultation with outside counsel and a financial advisor of nationally recognized reputation) that the failure to do so would be inconsistent with its fiduciary duties under Applicable Law, the Board of Directors of ILG may effect an ILG Adverse Recommendation Change in response to an Intervening Event, but only (i) at a time that is after (x) the fifth business day following MVW’s receipt of written notice from ILG advising MVW of all material information with respect to such Intervening Event and stating that it intends to make an ILG Adverse Recommendation Change and providing a full description of its rationale therefor and (y) ILG has negotiated in good faith with MVW during such five business day period (to the extent MVW desires to negotiate) with respect to any revisions to the terms of the transactions contemplated by this Agreement proposed by MVW in response to the Intervening Event and (ii) if after such five business day period and following the Board of Directors of ILG having taken into account all changes (if any) to the terms of this Agreement proposed by MVW and any other information provided by MVW in response to such notice, the Board of Directors of ILG shall have determined in good faith (after consultation with outside counsel and a financial advisor of nationally recognized reputation) that the failure to make an ILG Adverse Recommendation Change would still be inconsistent with its fiduciary duties under Applicable Law. “Intervening Event” means a material event or circumstance that was not known by the Board of Directors of MVW or ILG, as applicable, on the date of this Agreement (or if known, the consequences of which were not known by such Board of Directors as of the date of this Agreement), which event or circumstance, or any consequence thereof, becomes known by the Board of Directors of such party prior to the time such party receives the ILG Stockholder Approval or the MVW Stockholder Approval, as applicable; provided that in no event shall any event or circumstance that relates to an inquiry or proposal, the consummation of which would constitute an ILG Alternative Transaction or a MVW Alternative Transaction, as applicable, constitute an Intervening Event.

(c) In addition to the obligations of ILG set forth in Section 4.2(a) and Section 4.2(b), ILG shall promptly, and in any event within 24 hours of receipt thereof, advise MVW orally and in writing if ILG or any of its subsidiaries or their Representatives receives any proposal relating to an ILG Alternative Transaction, which notice shall include a copy of the proposal and the identity of the person making such proposal, and ILG shall keep MVW reasonably informed of the status and material terms and conditions of any such proposal, including any material changes, modifications or amendments thereto, and ILG shall promptly, and in any event within 24 hours of receipt thereof, provide MVW with any written proposal, indication of interest (or amendment thereto) or any other written material that constitutes an offer (or amendment thereto) for an ILG Alternative Transaction or contains material terms thereof, including copies of any proposed definitive agreements relating to an ILG Alternative Transaction and any financing commitments related thereto.

(d) Nothing contained in this Section 4.2 shall prohibit ILG from taking and disclosing to its stockholders a position contemplated by Rule 14d-9 or Rule 14e-2(a) promulgated under the Exchange Act, or from issuing a “stop, look and listen” statement or similar communication of the type contemplated by Rule 14d-9(f) under the Exchange Act pending disclosure of its position thereunder; provided that any such disclosure or statement that constitutes or contains an ILG Adverse Recommendation Change shall be subject to the provisions of Section 4.2(b) (it being understood, for the avoidance of doubt, that a disclosure that constitutes only a “stop, look and listen” statement or similar communication of the type contemplated by Rule 14d-9(f) under the Exchange Act shall not in and of itself be deemed to be an ILG Adverse Recommendation Change).

Section 4.3 No Solicitation by MVW.

(a) MVW shall not, shall not authorize or permit any of its controlled affiliates or any of its or their officers, directors or employees to, and shall use its reasonable best efforts to cause any Representative retained by it or any of its controlled affiliates not to, directly or indirectly through another person, (i) solicit, initiate or knowingly encourage any inquiries regarding, or the making of, any proposal the consummation of which by any person would constitute a MVW Alternative Transaction or (ii) enter into, participate in or continue any discussions or negotiations with any person (except to notify such person of the existence of the provisions of this Section 4.3), with respect to any inquiries regarding, or the making of, any proposal the consummation of which by any person would constitute a MVW Alternative Transaction (and MVW shall cause any previously granted physical or electronic data room access provided to any such person to be immediately terminated); provided that if, at any time prior to obtaining the MVW Stockholder Approval, the Board of Directors of MVW determines in good faith (after consultation with outside counsel and a financial advisor of nationally recognized reputation) that any such proposal that did not result from a breach of this Section 4.3(a) constitutes or is reasonably likely to lead to a MVW Superior Proposal, subject to compliance with Section 4.3(c), MVW and its Representatives may (A) furnish information with respect to MVW and its subsidiaries to the person making such proposal (and its Representatives and financing sources) (provided that any such information that is nonpublic has previously been provided to ILG or is provided to ILG prior to or substantially concurrent with the time it is provided to such person) pursuant to a customary confidentiality agreement containing terms as to confidentiality and non-use generally no less restrictive than the terms of the Confidentiality Agreement (for the avoidance of doubt, any such confidentiality agreement need not include explicit or implicit standstill restrictions or otherwise restrict the making, amending or modifying of a proposal regarding an ILG Alternative Transaction) and (B) participate in discussions or negotiations with the person making such proposal (and its Representatives and financing sources). For purposes of this Agreement, “MVW Alternative Transaction” means any of (i) a transaction or series of transactions pursuant to which any person (or group of persons) other than ILG and its subsidiaries (including Holdco and Ignite Merger Sub) (a “MVW Third Party”), acquires or would acquire, directly or indirectly, beneficial ownership of more than 25% of the outstanding shares of MVW Common Stock or securities (or options, rights or warrants to purchase, or securities convertible into or exchangeable for, such securities) representing 25% or more of the voting power of MVW, including pursuant to a stock purchase, merger, consolidation, tender offer, share exchange or similar transaction involving MVW or any of its subsidiaries, (ii) any transaction pursuant to which any MVW Third Party acquires or would acquire, directly or indirectly, assets (including for this purpose the outstanding equity securities of subsidiaries of MVW and any entity surviving any merger or combination including any of them) of MVW or any of its subsidiaries representing 25% or more of the consolidated revenues, net income or assets of MVW and its subsidiaries taken as a whole or (iii) any disposition of assets representing 25% or more of the consolidated revenues, net income or assets of MVW and its subsidiaries, taken as a whole.

(b) Except as permitted by this Section 4.3(b), neither MVW, the Board of Directors of MVW nor any committee thereof shall (i) withdraw, withhold, qualify or modify, or propose publicly to withdraw, withhold, qualify or modify, in a manner adverse to ILG, the approval or recommendation by such Board of Directors or such committee of the issuance of shares of MVW Common Stock in the Initial Holdco Merger, (ii) approve or recommend, or propose publicly to approve or recommend, any MVW Alternative Transaction (any action in clause (i) or this clause (ii) being referred to as a “MVW Adverse Recommendation Change”) or (iii) cause or permit MVW or any of its controlled affiliates to enter into any letter of intent, agreement in principle, term sheet, acquisition agreement or other agreement relating to any MVW Alternative Transaction (other than a confidentiality agreement referred to in Section 4.3(a)). Notwithstanding the foregoing, in the event that prior to obtaining the MVW Stockholder Approval, the Board of Directors of MVW determines in good faith, after it has received a proposal for an MVW Alternative Transaction and determined that such transaction constitutes a MVW Superior Proposal (and after consultation with outside counsel and a financial advisor of nationally recognized reputation) that the failure to do so would be inconsistent with its fiduciary duties under Applicable Law, the Board of Directors of MVW may (subject to this and the following sentences) (A) effect a MVW Adverse Recommendation Change or (B) terminate this Agreement in order to enter into a definitive agreement providing for such MVW Superior Proposal (subject to the satisfaction of its obligations under Section 7.2(c)), but in the case of each of clauses (A) and (B), only (i) at a time that is after (x) the fifth business day following ILG’s receipt of written notice from MVW advising ILG that the Board of Directors of MVW has received a MVW Superior Proposal specifying the material terms and conditions of such MVW Superior Proposal (and including copies in the form provided to MVW of the MVW Superior Proposal and the then current proposed draft definitive agreements relating to the MVW Superior Proposal and financing documents), identifying the person making such MVW Superior Proposal and stating that it intends to make a MVW Adverse Recommendation Change or terminate this Agreement and (y) MVW has negotiated in good faith with ILG during such five business day period (to the extent ILG desires to negotiate) with respect to any revisions to the terms of the transactions contemplated by this Agreement proposed by ILG in response to the MVW Superior Proposal and (ii) if after such five business day period and following the Board of Directors of MVW having taken into account all changes (if any) to the terms of this Agreement proposed by ILG and any other information provided by ILG in response to such notice, the Board of Directors of MVW shall have determined in good faith that (after consultation with outside counsel and a financial advisor of nationally recognized reputation) such MVW Superior Proposal would continue to constitute a MVW Superior Proposal; provided that in the event of a material subsequent modification to the terms and conditions of such MVW Superior Proposal, MVW shall again deliver a notice and comply with the requirements of this Section 4.3(b), except that the notice period shall be three business days instead of five business days. For purposes of this Agreement, a “MVW Superior Proposal” means any bona fide written proposal (on its most recently amended or modified terms, if amended or modified) made by a

MVW Third Party to enter into a MVW Alternative Transaction (with all references to 25% in the definition of MVW Alternative Transaction being treated as references to 50% for these purposes) that (1) did not result from a breach of Section 4.3(a), (2) is on terms that the Board of Directors of MVW determines in good faith (after consultation with outside counsel and a financial advisor of nationally recognized reputation) to be more favorable from a financial point of view to MVW’s stockholders than the transactions contemplated by this Agreement, taking into account all relevant factors (including any changes to this Agreement that may be proposed by ILG) and (3) that the Board of Directors of MVW determines in good faith is reasonably likely to be completed, taking into account all financial, regulatory, legal and other aspects of such proposal. In addition, notwithstanding anything in this Agreement to the contrary, at any time prior to the receipt of the MVW Stockholder Approval, if the Board of Directors of MVW determines in good faith (after consultation with outside counsel and a financial advisor of nationally recognized reputation) that the failure to do so would be inconsistent with its fiduciary duties under Applicable Law, the Board of Directors of MVW may effect a MVW Adverse Recommendation Change in response to an Intervening Event, but only (i) at a time that is after (x) the fifth business day following ILG’s receipt of written notice from MVW advising ILG of all material information with respect to such Intervening Event and stating that it intends to make a MVW Adverse Recommendation Change and providing a full description of its rationale therefor and (y) MVW has negotiated in good faith with ILG during such five business day period (to the extent ILG desires to negotiate) with respect to any revisions to the terms of the transactions contemplated by this Agreement proposed by ILG in response to the Intervening Event and (ii) if after such five business day period and following the Board of Directors of MVW having taken into account all changes (if any) to the terms of this Agreement proposed by ILG and any other information provided by ILG in response to such notice, the Board of Directors of MVW shall have determined in good faith (after consultation with outside counsel and a financial advisor of nationally recognized reputation) that the failure to make an Adverse Recommendation Change would still be inconsistent with its fiduciary duties under Applicable Law.

(c) In addition to the obligations of MVW set forth in Section 4.3(a) and Section 4.3(b), MVW shall promptly, and in any event within 24 hours of receipt thereof, advise ILG orally and in writing if MVW or any of its subsidiaries or their Representatives receives any proposal relating to a MVW Alternative Transaction, which notice shall include a copy of the proposal and the identity of the person making such proposal, and MVW shall keep ILG reasonably informed of the status and material terms and conditions of any such proposal, including any material changes, modifications or amendments thereto, and MVW shall promptly, and in any event within 24 hours of receipt thereof, provide ILG with any written proposal, indication of interest (or amendment thereto) or any other written material that constitutes an offer (or amendment thereto) for a MVW Alternative Transaction or contains material terms thereof, including copies of any proposed definitive agreements relating to a MVW Alternative Transaction and any financing commitments related thereto.

(d) Nothing contained in this Section 4.3 shall prohibit MVW from taking and disclosing to its stockholders a position contemplated by Rule 14d-9 or Rule 14e-2(a) promulgated under the Exchange Act, or from issuing a “stop, look and listen” statement or similar communication of the type contemplated by Rule 14d-9(f) under the Exchange Act pending disclosure of its position thereunder; provided that any such disclosure or statement that constitutes or contains a MVW Adverse Recommendation Change shall be subject to the provisions of Section 4.3(b) (it being understood, for the avoidance of doubt, that a disclosure that constitutes only a “stop, look and listen” statement or similar communication of the type contemplated by Rule 14d-9(f) under the Exchange Act shall not in and of itself be deemed to be a MVW Adverse Recommendation Change).

ARTICLE V

ADDITIONAL AGREEMENTS

Section 5.1 Preparation of the Form S-4 and the Joint Proxy Statement; Stockholders Meetings.

(a) As soon as practicable following the date of this Agreement, ILG and MVW shall prepare, and MVW shall file with the SEC, the Form S-4, in which the Joint Proxy Statement shall be included as a prospectus. Each of ILG and MVW shall use reasonable best efforts to have the Form S-4, including the Joint Proxy Statement, declared effective by the SEC under the Securities Act as promptly as practicable after such filing. ILG and MVW shall, as promptly as practicable after receipt thereof, provide the other party copies of any written comments and advise the other party of any oral comments, with respect to the Form S-4 or the Joint Proxy Statement received from the SEC. MVW shall provide ILG with a reasonable opportunity to review and comment on any amendment or supplement to the Form S-4 prior to filing such with the SEC, and with a copy of all such filings made with the SEC. Notwithstanding any other provision herein to the contrary, no amendment or supplement (including by incorporation by reference) to the Joint Proxy Statement or the Form S-4 shall be made without the approval of both ILG and MVW, which approval shall not be unreasonably withheld, conditioned or delayed; provided that with respect to documents filed by a party that are incorporated by reference in the Form S-4 or Joint Proxy Statement, this right of approval shall apply only with respect to information relating to the other party or its business, financial condition or results of operations, or the combined entity; and provided, further that this approval right shall not apply with respect to information relating to an ILG Adverse Recommendation Change or a MVW Adverse Recommendation Change, if applicable. ILG shall use reasonable best efforts to cause the Joint Proxy Statement to be mailed to ILG’s stockholders, and MVW shall use reasonable best efforts to cause the Joint Proxy Statement to be mailed to MVW’s stockholders, in each case as promptly as practicable after the Form S-4 is declared effective under the Securities Act. MVW shall advise ILG promptly after it receives notice thereof, of the time when the Form S-4 has become effective or any supplement or amendment has been filed, the issuance of any stop order, or any request by the SEC for amendment of the Joint Proxy Statement or the Form S-4 or comments thereon and responses thereto or requests by the SEC for additional information. If at any time prior to the Initial Holdco Merger Effective Time any information relating to ILG, MVW or any of their respective affiliates, officers or directors, should be discovered by ILG or MVW that should be set forth in an amendment or supplement to any of the Form S-4 or the Joint Proxy Statement, so that any of such documents would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party which discovers such information shall promptly notify the other parties hereto and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and, to the extent required by Applicable Law, disseminated to the stockholders of ILG and MVW.

(b) ILG shall, as promptly as practicable after the Form S-4 is declared effective under the Securities Act, duly give notice of, convene and hold a meeting of its stockholders (the “ILG Stockholders Meeting”) in accordance with the DGCL solely for the purpose of obtaining the ILG Stockholder Approval and, if applicable, any approvals related thereto including the advisory vote required by Rule 14a-21(c) under the Exchange Act in connection therewith, and shall, subject to the provisions of Section 4.2(b), through its Board of Directors, recommend to its stockholders the approval of the ILG Merger and the Initial Holdco Merger. ILG may only postpone or adjourn the ILG Stockholders Meeting (i) to solicit additional proxies for the purpose of obtaining the ILG Stockholder Approval, (ii) for the absence of a quorum and (iii) to allow reasonable additional time for the filing or mailing of any supplemental or amended disclosure that ILG has determined after consultation with outside legal counsel is reasonably likely to be required under Applicable Law and for such supplemental or amended disclosure to be disseminated and reviewed by stockholders of ILG prior to the ILG Stockholders Meeting. In the event that subsequent to the date of this Agreement, the Board of Directors of ILG makes an ILG Adverse Recommendation Change, ILG nevertheless shall submit this Agreement to the holders of shares of ILG Common Stock for the purpose of obtaining the ILG Stockholder Approval unless this Agreement shall have been terminated in accordance with its terms prior to the ILG Stockholders Meeting. ILG shall permit MVW and its Representatives to attend the ILG Stockholders Meeting.

(c) MVW shall, as promptly as practicable after the Form S-4 is declared effective under the Securities Act, duly give notice of, convene and hold a meeting of its stockholders (the “MVW Stockholders Meeting”) in accordance with the DGCL solely for the purpose of obtaining the MVW Stockholder Approval and, if applicable, any approvals related thereto including the advisory vote required by Rule 14a-21(c) under the Exchange Act in connection therewith, and shall, subject to the provisions of Section 4.3(b), through its Board of Directors, recommend to its stockholders the approval of the issuance of shares of MVW Common Stock in the Initial Holdco Merger. MVW may only postpone or adjourn the MVW Stockholders Meeting (i) to solicit additional proxies for the purpose of obtaining the MVW Stockholder Approval, (ii) for the absence of a quorum and (iii) to allow reasonable additional time for the filing or mailing of any supplemental or amended disclosure that MVW has determined after consultation with outside legal counsel is reasonably likely to be required under Applicable Law and for such supplemental or amended disclosure to be disseminated and reviewed by stockholders of MVW prior to the MVW Stockholders Meeting. In the event that subsequent to the date of this Agreement, the Board of Directors of MVW makes a MVW Adverse Recommendation Change, MVW nevertheless shall submit this Agreement to the holders of shares of MVW Common Stock for the purpose of obtaining the MVW Stockholder Approval unless this Agreement shall have been terminated in accordance with its terms prior to the MVW Stockholders Meeting. MVW shall permit ILG and its Representatives to attend the MVW Stockholders Meeting.

(d) ILG and MVW shall use reasonable best efforts to hold the ILG Stockholders Meeting and the MVW Stockholders Meeting on the same date and as soon as reasonably practicable after the date of this Agreement.

Section 5.2 Access to Information; Confidentiality. Subject to the Confidentiality Agreement and subject to Applicable Law, upon reasonable notice, each of ILG and MVW shall, and shall cause each of its respective subsidiaries to, afford to the other party and to the officers, employees and Representatives of such other party, reasonable access, during normal business hours during the period from the date of this Agreement until the earlier of the Initial Holdco Merger Effective Time and the termination of this Agreement in accordance with its terms, to all their respective properties, books, contracts, commitments, personnel and records (provided that such access shall not unreasonably interfere with the business or operations of such party), and during such period, each of ILG and MVW shall, and shall cause each of its respective subsidiaries to, furnish promptly to the other party all information concerning its business, properties and personnel as such other party may reasonably request. Neither party nor any of its subsidiaries shall be required to provide access to or to disclose information where such access or disclosure would (i) breach any agreement with any third party (provided that such party shall use reasonable best efforts to obtain the consent of the third party to such disclosure), (ii) constitute a waiver of or jeopardize the attorney-client or other privilege held by such party or its subsidiaries or (iii) otherwise violate any Applicable Laws. No review pursuant to this Section 5.2 shall affect any representation or warranty given by the other party hereto. Each of ILG and MVW shall hold, and shall cause its respective affiliates, officers, employees and Representatives to hold, any nonpublic information in accordance with the terms of the Confidentiality Agreement; provided that (x) MVW, Volt Corporate Merger Sub and Volt LLC Merger Sub will be permitted to disclose such information to any debt financing sources or prospective debt financing sources that may become parties to the MVW Debt Financing, in connection with securitizations by MVW or its subsidiaries in the ordinary course of business consistent with past practice or as otherwise contemplated by this Agreement, and to rating agencies (and, in each case, to their respective counsel and auditors) and (y) ILG and its subsidiaries will be permitted to disclose such information in connection with securitizations by ILG or its subsidiaries in the ordinary course of business consistent with past practice or as otherwise contemplated by this Agreement, and to rating agencies (and, in each case, to their respective counsel and auditors), in each of the foregoing clauses (x) and (y), so long as each such person is made aware of and acknowledges the confidential nature of such information and agrees to be bound by confidentiality and use restrictions which, in the case of clause (x) are customary for the syndication of the debt financing contemplated by such debt financing sources and substantially consistent with the confidentiality and use restrictions contemplated by the Confidentiality Agreement or in the Debt Commitment Letter. Notwithstanding anything to the contrary in the Confidentiality Agreement, Section 20 of the Confidentiality Agreement is hereby amended to provide that the Confidentiality Agreement shall terminate on the later of (x) the date on which the Confidentiality Agreement expires in accordance with its terms and (y) the date that is twelve months following the date of termination of this Agreement; provided that, for the avoidance of doubt, any explicit or implicit standstill restrictions contained in the Confidentiality Agreement shall be terminated as of the date of this Agreement.

Section 5.3 Reasonable Best Efforts.

(a) Upon the terms and subject to the conditions set forth in this Agreement, each of the parties agrees to use reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Combination Transactions and the other transactions contemplated by this Agreement, including using reasonable best efforts for (i) the obtaining of all necessary actions or nonactions, waivers, consents and approvals from Governmental Entities, including any required action or non-action under the Antitrust Laws (the “Required Consents”) prior to the Initial Holdco Merger Effective Time, and the making of all necessary registrations and filings and the taking of all steps as may be necessary to obtain a Required Consent from, or to avoid an action or proceeding by, any Governmental Entity, (ii) the obtaining of all necessary consents, approvals or waivers, as well as consents, approvals or waivers with respect to the agreements set forth on Section 5.3(a)(ii) of the ILG Disclosure Letter and, subject to Section 5.14 in the case of MVW and Section 5.15 in the case of ILG, any necessary or appropriate financing arrangements, from third parties; provided that, notwithstanding the foregoing, the parties hereto agree that (A) the consent, approval or waiver of any third party (other than a Governmental Entity contemplated by Section 6.1(b) and Section 6.1(c) of this Agreement) shall not be a condition to the consummation of the Combination Transactions and (B) neither ILG nor MVW nor any of their respective subsidiaries shall be required to make any payments or concessions in connection with the fulfillment of their respective obligations in respect of the matters set forth on Section 5.3(a)(ii) of the ILG Disclosure Letter, (iii) the defending of any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the transactions contemplated by this Agreement, including seeking to have any stay or temporary restraining order entered by any court or other Governmental Entity vacated or reversed, and (iv) the execution and delivery of any additional instruments necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, this Agreement. In furtherance and not in limitation of the foregoing, each party hereto agrees to make (i) an appropriate filing of a Notification and Report Form pursuant to the HSR Act with respect to the transactions contemplated hereby as promptly as practicable (and in any event within fifteen business days after the date of this Agreement), (ii) appropriate filings, if any are required, pursuant to foreign Antitrust Laws as promptly as practicable and (iii) all other necessary filings with other Governmental Entities relating to the Combination Transactions, and, in each case, to supply as promptly as practicable any additional information and documentary material that may be formally or informally requested pursuant to the Antitrust Laws or by such authorities and to use reasonable best efforts to cause the expiration or termination of any applicable waiting periods under the Antitrust Laws and the receipt of the Required Consents as soon as practicable.

(b) In furtherance and not in limitation of the covenants of the parties contained in Section 5.3(a) and subject to (b) of the MVW Disclosure Letter, if any objections are asserted with respect to the transactions contemplated by this Agreement, including the Combination Transactions, under any Antitrust Law for the jurisdictions listed on Section 5.3(b) of the MVW Disclosure Letter or if any suit is instituted (or threatened to be instituted) by the Federal Trade Commission, the Antitrust Division of the Department of Justice or any other applicable Governmental Entity listed on Section 5.3(b) of the MVW Disclosure Letter challenging any of the transactions contemplated by this Agreement, including the Combination Transactions, as violative of any Antitrust Law or which would otherwise prevent the consummation of the transactions contemplated by this Agreement by the Outside Date, including the Combination Transactions, each of the parties hereto will take any and all actions necessary to resolve any subject objections or suits so as to permit consummation of the transactions contemplated by this Agreement by the Outside Date, including in order to resolve such objections or suits which, in any case if not resolved, could reasonably be expected to prevent the consummation of the Combination Transactions or the other transactions contemplated by this Agreement by the Outside Date, including selling, holding separate or otherwise disposing of or conducting its business in a manner which would resolve such objections or suits or permitting the sale, holding separate or other disposition of, any of its assets or the assets of its subsidiaries or the conducting of its business in a manner which would resolve such action or proceeding, in each case so as to enable the Closing to occur no later than the Outside Date. Notwithstanding anything to the contrary in this Agreement: (i) nothing in this Agreement shall require, or be construed to require, ILG, MVW or any of their respective subsidiaries to (and ILG and its subsidiaries shall not, without the prior written consent of MVW) take any actions, including selling, holding separate (including by trust or otherwise) or otherwise divesting any of its businesses or assets or entering into any consent decree or other agreement or arrangement that would restrict, encumber or otherwise limit ILG’s, MVW’s or any of their respective subsidiaries’ ownership of or freedom of action with respect to the assets or businesses of MVW or its subsidiaries or ILG or its subsidiaries if: (A) such actions, either by themselves or taken together, would be material to the business of MVW, Vistana and their respective subsidiaries, taken as a whole, or (B) such actions, either by themselves or taken together, would be material to the business of ILG and its subsidiaries, taken as a whole; (ii) in no event will MVW be required to (a) de-flag a property unless (x) no inventory from such property has been contributed to the MVW destination trust or the Sheraton or Westin flex programs and (y) the property is inside the continental United States or (b) sell, transfer, license or otherwise forgo exclusive rights existing as of the date hereof associated with (including exclusive access to Marriott International systems, services and platforms), or divest, any of the brands listed on Section 5.3(b) of the MVW Disclosure Schedule; and (iii) nothing in this Agreement shall require, or be construed to require, ILG or its subsidiaries to take or agree to take any action (and ILG and its subsidiaries shall not take any action without the prior written consent of MVW) with respect to its business or operations unless the effectiveness of such agreement or action is conditioned upon the Closing.

(c) Each of the parties shall consult and cooperate with one another, and consider in good faith the views of one another, in connection with any analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of any party, hereto in connection with proceedings under or relating to any Antitrust Law. Each of the parties shall (i) promptly notify the other party of any communication received by that party from, or given by it to, any Governmental Entity and, subject to Applicable Law, permit the other party to review in advance any proposed communication to any such Governmental Entity and incorporate the other party’s reasonable comments, (ii) not agree to participate in any meeting or substantive discussion with any such Governmental Entity in respect of any filing, investigation or inquiry concerning this Agreement or the transactions contemplated by this Agreement, including the Combination Transactions, unless, to the extent reasonably practicable, it consults with the other party in advance and, to the extent permitted by such Governmental Entity, gives the other party the opportunity to attend and (iii) furnish the other party with copies of all correspondence, filings and written communications between them and their affiliates and their respective officers, directors, employees and Representatives, on the one hand, and any such Governmental Entity or its respective staff on the other hand, with respect to this Agreement and the transactions contemplated by this Agreement, including the Combination Transactions, provided that materials furnished pursuant to this Section 5.3(c) may be redacted as necessary to address reasonable attorney-client or other privilege or confidentiality concerns.

Section 5.4 Indemnification, Exculpation and Insurance.

(a) From and after the Initial Holdco Merger Effective Time, MVW shall indemnify and hold harmless each individual who is as of the date of this Agreement, or who becomes prior to the Initial Holdco Merger Effective Time, a current or former director or officer of ILG or any of its subsidiaries or who is as of the date of this Agreement, or who thereafter commences prior to the Initial Holdco Merger Effective Time, serving at the request of ILG, as applicable, or any of its subsidiaries as a current or former director or officer of another person (the “Indemnified Parties”), against all claims, losses, liabilities, damages, judgments, inquiries, fines and reasonable fees, costs and expenses, including attorneys’ fees and disbursements, incurred in connection with any claim, action, suit or proceeding, whether civil, criminal, administrative or investigative (including with respect to matters existing or occurring at or prior to the Initial Holdco Merger Effective Time (including this Agreement and the transactions and actions contemplated hereby)), arising out of or pertaining to the fact that the Indemnified Party is or was an officer or director of ILG or any of its subsidiaries or is or was serving at the request of ILG or any of its subsidiaries as a director or officer of another person or in respect of any acts or omissions in their capacities as such directors or officers occurring prior to the Initial Holdco Merger Effective Time, whether asserted or claimed prior to, at or after the Initial Holdco Merger Effective Time, to the same extent as such Indemnified Parties are indemnified as of the date of this Agreement by ILG pursuant to the ILG Charter, the ILG Bylaws or the comparable organizational documents of any subsidiary of ILG, as applicable, and any indemnification agreements with directors and officers of ILG in existence as of the date of this Agreement. In the event of any such claim, action, suit or proceeding, (i) each Indemnified Party will be entitled to advancement of expenses incurred in the defense of any such claim, action, suit or proceeding from MVW to the same extent as such Indemnified Parties are entitled to advancement of expenses as of the date of this Agreement by ILG pursuant to the ILG Charter, the ILG Bylaws or the comparable organizational documents of any subsidiary of ILG, as applicable, and any indemnification agreements with directors and officers of ILG in existence as of the date of this Agreement; provided that any person to whom expenses are advanced provides an undertaking, if and only to the extent required by Applicable Law, the ILG Charter or the ILG Bylaws or the comparable organizational documents of any ILG subsidiary, as applicable, and any indemnification agreements with directors and officers of ILG in existence as of the date of this Agreement, to repay such advances if it is ultimately determined that such person is not entitled to indemnification and (ii) MVW shall, and shall cause its subsidiaries to, cooperate in the defense of any such matter. In the event that MVW or any of its successors or assigns (i) consolidates with or merges into any other person and is not the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any person, then, and in each such case, MVW shall cause proper provision to be made so that the successors and assigns of MVW assume the obligations set forth in this Section 5.4.

(b) For a period of six years from and after the Closing Date, MVW shall either cause to be maintained in effect the current policies of directors’ and officers’ liability insurance and fiduciary liability insurance maintained by ILG and its subsidiaries or provide substitute polices for not less than the existing coverage and have other terms not less favorable to the insured persons with respect to claims arising from facts or events that occurred on or before the Initial Holdco Merger Effective Time, except that in no event shall MVW be required to pay with respect to such insurance policies (or substitute insurance policies) of ILG in respect of any one policy year more than 300% of the annual premium payable by ILG for such insurance for the year ending December 31, 2017 (the “Annual D&O Cap”), and if MVW is unable to obtain the insurance required by this Section 5.4 for any year within such six-year period, it shall obtain as much comparable insurance as possible for such year for an annual premium equal to the Annual D&O Cap; provided that in lieu of the foregoing, ILG may obtain at or prior to the Initial Holdco Merger Effective Time a six-year “tail” policy under ILG’s existing directors and officers insurance policy providing equivalent coverage to that described in the preceding sentence if and to the extent that the same may be obtained for an amount that is not in excess of the maximum aggregate amount otherwise payable for such six-year period under this Section 5.4(b).

(c) The provisions of this Section 5.4 (i) shall survive consummation of the Combination Transactions, (ii) are intended to be for the benefit of, and will be enforceable by, each indemnified or insured party (including the Indemnified Parties), his or her heirs and his or her representatives, and (iii) are in addition to, and not in substitution for, any other rights to indemnification or contribution that any such person may have by contract or otherwise.

Section 5.5 Fees and Expenses. Except as set forth in this Section 5.5, Section 5.15 and in Section 7.2, all fees and expenses incurred in connection with the Combination Transactions, this Agreement and the transactions contemplated hereby shall be paid by the party incurring such fees or expenses, whether or not the Combination Transactions are consummated, except that each of MVW and ILG shall bear and pay one-half of the costs and expenses (other than the fees and expenses of each party’s attorneys and accountants, which shall be borne by the party incurring such expenses) incurred by the parties hereto in connection with (i) the filing, printing and mailing of the Form S-4 and the Joint Proxy Statement (including SEC filing fees) and (ii) the filings of the pre-merger notification and report forms under the HSR Act and similar laws of other jurisdictions (including filing fees).

Section 5.6 Public Announcements. ILG, Holdco and Ignite Merger Sub, on the one hand, and MVW, Volt Corporate Merger Sub and Volt LLC Merger Sub, on the other hand, shall consult with each other before issuing any press release or making any public statement with respect to this Agreement or the transactions contemplated hereby and shall not issue any such press release or make any such public statement without the prior consent of the other, such consent not to be unreasonably withheld, conditioned or delayed. Notwithstanding the foregoing, (a) any such press release or public statement as may be required by Applicable Law or any listing agreement with any national securities exchange may be issued prior to such consultation and without such consent if the party making the release or statement has used its commercially reasonable efforts to consult with the other party prior to issuing such release or statement, (b) a party may issue a press release or make a public statement that is consistent with prior press releases issued or public statements made in compliance with the first sentence of this Section 5.6 without such consultation and without such consent and (c) the first sentence of this Section 5.6 shall not apply with respect to communications relating to an ILG Adverse Recommendation Change, a MVW Adverse Recommendation Change or any proposal for an ILG Alternative Transaction or MVW Alternative Transaction.

Section 5.7 NYSE Listing. MVW shall use reasonable best efforts to cause the MVW Common Stock issuable under Article II to be approved for listing on NYSE, subject to official notice of issuance, as promptly as practicable after the date of this Agreement, and in any event prior to the Closing Date.

Section 5.8 Tax Treatment.

(a) Each of the parties hereto shall use reasonable best efforts to cause the Combination Transactions to qualify for the Intended Tax Treatment, including considering and negotiating in good faith such amendments to this Agreement as may reasonably be required in order to obtain such qualification (it being understood that no party shall be required to agree to any such amendment). The parties shall report the Combination Transactions and the other transactions contemplated by this Agreement, including for U.S. Federal income Tax purposes, in a manner consistent with such qualification. No party shall take any action, or allow any affiliate to take any action, that would reasonably be expected to prevent any of the foregoing.

(b) Each of the parties hereto shall use reasonable best efforts to cause the delivery of the opinion of counsel referred to in Section 6.3(d), including by causing its officers to execute and deliver to counsel (including, in the event that Paul, Weiss, Rifkind, Wharton & Garrison LLP is unable to deliver the opinion of counsel referred to in Section 6.3(d), to Kirkland & Ellis LLP) letters of representation customary for transactions of this type at such time or times as counsel may reasonably request, including at the Closing (and, if required, as of the date of the Joint Proxy Statement). The parties shall use reasonable best efforts not to take or cause to be taken any action that would cause to be untrue (or fail to take or cause not to be taken any action which inaction would cause to be untrue) any of the representations included in the letters of representation described in this Section 5.8(b).

Section 5.9 Takeover Statutes. If any antitakeover or similar statute or regulation is or may become applicable to the transactions contemplated by this Agreement, each of the parties hereto and its respective Board of Directors shall (i) grant such approvals and take all such actions as are legally permissible so that the transactions contemplated hereby may be consummated as promptly as practicable on the terms contemplated hereby and (ii) otherwise act to eliminate or minimize the effects of any such statute or regulation on the transactions contemplated hereby.

Section 5.10 Employee Benefits.

(a) For a period of one year following the Closing, MVW shall provide, or cause to be provided, to each employee of ILG and its subsidiaries who continues to be employed by MVW and its subsidiaries (the “ILG Employees”), base compensation and cash incentive opportunities that are no less favorable than the base compensation and cash incentive opportunities provided to such ILG Employee prior to Closing (excluding any transaction bonuses or retention payments, and the bonus opportunities disclosed on Section 5.10(a) of the ILG Disclosure Letter) and employee benefits (excluding defined benefit pension, nonqualified deferred compensation, equity or equity-based, and post-employment or retiree health or welfare benefits) that are no less favorable in the aggregate to the employee benefits (excluding defined benefit pension, nonqualified deferred compensation, equity or equity-based, and post-employment or retiree health or welfare benefits) provided to such ILG Employee under the ILG Benefit Plans prior to the Closing. In addition, MVW shall provide, or cause to be provided, to each ILG Employee who is terminated on or prior to the first anniversary of the Closing with severance benefits that are no less favorable than the severance benefits provided to each such ILG Employee prior to the Closing, as disclosed to MVW in Section 5.10(a) of the ILG

Disclosure Letter. This Section 5.10(a) shall not apply to collectively bargained employees, the terms and conditions of whose employment shall be determined by the applicable collective bargaining agreement as in effect from time-to-time. From and after the Initial Holdco Merger Effective Time, to the extent MVW and its affiliates establish a scheduling bid practice or program, each ILG Employee shall be credited with his or her years of service with ILG or any of its subsidiaries, as the case may be, before the Initial Holdco Merger Effective Time, consistent with any service crediting that is granted to similarly situated employees of MVW and its affiliates.

(b) From and after the Initial Holdco Merger Effective Time, MVW shall cause to be honored all ILG Benefit Plans in accordance with the terms thereof. For purposes of determining eligibility, vesting and solely with respect to severance, vacation and paid time off benefits, determining levels of benefits under each employee benefit plan of MVW and its affiliates (excluding defined benefit pension, nonqualified deferred compensation, any equity or equity-based, and post-employment or retiree health or welfare benefits (other than severance)) providing benefits to any ILG Employee after the Initial Holdco Merger Effective Time (the “New Plans”), and subject to Applicable Law, the terms of the applicable New Plan, and obligations under applicable collective bargaining or similar agreements, each ILG Employee shall be credited with his or her years of service with ILG or any of its subsidiaries, as the case may be, before the Initial Holdco Merger Effective Time, to the same extent as such employee was entitled, before the Initial Holdco Merger Effective Time, to credit for such service under any ILG Benefit Plan of the same type, as applicable, except to the extent such credit would result in a duplication of benefits or compensation for the same period of service. In addition, and without limiting the generality of the foregoing, and subject to Applicable Law and obligations under applicable collective bargaining or similar agreements, and solely with respect to the applicable plan year in which the Closing occurs, MVW shall use or shall cause an affiliate to use commercially reasonable efforts whereby: (i) each ILG Employee shall be immediately eligible to participate, without any waiting time, in any and all New Plans which are welfare benefit plans to the extent coverage under such New Plan replaces coverage under an ILG Benefit Plan of the same type, as applicable, in which such employee participated immediately before the Initial Holdco Merger Effective Time (such plans, collectively, the “Old Plans”); and (ii) for purposes of each New Plan providing medical, dental, pharmaceutical or vision benefits to any ILG Employee, MVW shall cause (A) all pre-existing condition exclusions and actively-at-work requirements of such New Plan to be waived for such employee and his or her eligible covered dependents to the extent such exclusions and actively-at-work requirements would not have applied or were satisfied under the corresponding Old Plan, and (B) eligible expenses incurred by such ILG Employee and his or her covered dependents during the portion of the plan year of the Old Plan ending on the date such employee’s participation in the corresponding New Plan begins to be taken into account under such New Plan for purposes of satisfying all deductible, coinsurance and maximum out-of-pocket requirements applicable to such employee and his or her covered dependents for the applicable plan year as if such amounts had been paid in accordance with such New Plan.

(c) MVW and ILG hereby acknowledge that a “change in control” (or similar phrase) within the meaning of any ILG Benefit Plan will occur at the Initial Holdco Merger Effective Time.

(d) Notwithstanding any permitted amendment, termination or discretion applicable to any ILG Benefit Plan that provides for the payment of annual cash bonuses, MVW agrees to, and agrees to cause ILG and each of its respective subsidiaries and affiliates to pay bonuses to ILG Employees in respect of calendar year 2018 (“2018 Bonuses”) in an amount equal to the target 2018 Bonus applicable to each ILG Employee. The 2018 Bonuses shall be paid by MVW, ILG or their applicable subsidiary or affiliate, as applicable, at the time or times that the 2018 Bonuses would normally be paid by ILG in the ordinary course of business consistent with past practice but in no event later than March 15, 2019. In the event any ILG Employee’s employment is terminated as a result of death or disability or is a termination that would entitle the ILG Employee to severance under his or her applicable severance arrangement (e.g., an applicable employment agreement or ILG’s severance guidelines) prior to the payment of the 2018 Bonus, such ILG Employee shall be entitled to receive a prorated portion of the target 2018 Bonus applicable to such ILG Employee, determined in accordance with this Section 5.10(c), based on the relative portion of the 2018 calendar year during which such ILG Employee was employed by MVW, ILG and their respective subsidiaries or affiliates, such prorated target 2018 Bonus to be payable promptly following the date of such termination.

(e) Nothing contained in this Section 5.10, express or implied, shall (i) be construed to establish, amend, or modify any benefit or compensation plan, program, agreement, contract, policy or arrangement, (ii) limit the ability of MVW or ILG or any of their subsidiaries or affiliates to amend, modify or terminate any benefit or compensation plan, program, agreement, contract, policy or arrangement at any time assumed, established, sponsored or maintained by any of them, (iii) create any third-party beneficiary rights or obligations in any person (including any employee) other than the parties to this Agreement or any right to employment or services or continued employment or service or to a particular term or condition of employment or service with MVW or ILG or any of their subsidiaries, or any of their respective affiliates or (iv) limit the right of MVW or ILG (or any of their subsidiaries or their respective affiliates) to terminate the employment or service of any employee or other service provider following the Closing Date at any time and for any or no reason.

Section 5.11 Board of Directors of MVW. Prior to the Initial Holdco Merger Effective Time, MVW shall take all action necessary to cause the Board of Directors of MVW, as of the Initial Holdco Merger Effective Time, to be increased by two directors and to cause the persons mutually agreed by ILG and MVW from the current directors of ILG as of the date of this Agreement to be appointed to the Board of Directors of MVW.

Section 5.12 Section 16(b). MVW and ILG shall each take all such steps as are reasonably necessary to cause the transactions contemplated by this Agreement and any other dispositions of equity securities of ILG (including derivative securities) or acquisitions of equity securities of MVW (including derivative securities) in connection herewith by any individual who (a) is a director or officer of ILG or (b) at the Initial Holdco Merger Effective Time, will become a director or officer of MVW, in each case to be exempt under Rule 16b-3 promulgated under the Exchange Act.

Section 5.13 Coordination of Quarterly Dividends. ILG and MVW shall each coordinate their record and payment dates for their regular quarterly dividends to ensure that (a) with respect to the calendar quarter immediately preceding the calendar quarter in which the Closing Date occurs, (i) ILG stockholders shall receive a regular quarterly dividend from ILG with respect to such quarter, and (ii) MVW stockholders shall receive a regular quarterly dividend from MVW with respect to such quarter, and (b) with respect to the calendar quarter in which the Closing Date occurs, (i) ILG does not declare or pay a regular quarterly dividend with respect to such quarter, and (ii) the stockholders of MVW, after giving effect to the Initial Holdco Merger, receive a regular quarterly dividend from MVW with respect to such quarter (it being understood that MVW shall not set a record date for such dividend prior to the Initial Holdco Merger Effective Time).

Section 5.14 Debt Financing.

(a) MVW shall use its reasonable best efforts to take (and shall cause Volt Corporate Merger Sub and Volt LLC Merger Sub to take), or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to arrange, obtain and complete the MVW Debt Financing on or before the Closing on the terms and conditions described in the Debt Commitment Letter (as amended, supplemented, modified, replaced, terminated, reduced or waived in accordance with Section 5.14(b)), including using reasonable best efforts to:

(i) cause each of Volt Corporate Merger Sub and Volt LLC Merger Sub to comply with their respective obligations under and maintain in effect the Debt Commitment Letter, and, once entered into, the MVW Debt Financing Agreements with respect thereto;

(ii) negotiate MVW Debt Financing Agreements with respect to the MVW Debt Financing on terms and conditions consistent in all material respects with those contained in the Debt Commitment Letter (including, as necessary, the flex or similar provisions contained in any related fee letter), or on other terms no less favorable (taken as a whole) to MVW;

(iii) cause each of Volt Corporate Merger Sub and Volt LLC Merger Sub to satisfy on a timely basis all conditions applicable to Volt Corporate Merger Sub and Volt LLC Merger Sub (as applicable) in the Debt Commitment Letter and any MVW Debt Financing Agreements with respect thereto; and

(iv) in the event of a failure to fund by the MVW Debt Financing Sources in accordance with the Debt Commitment Letter that prevents, impedes or materially delays the Closing, cause each of Volt Corporate Merger Sub and Volt LLC Merger Sub to enforce their respective rights under the Debt Commitment Letter and any MVW Debt Financing Agreements with respect thereto.

(b) MVW shall not agree to or permit any amendment, supplement or other modification or replacement of, or any termination or reduction of, or grant any waiver of, any condition, remedy or other provision under the Debt Commitment Letter without the prior written consent of ILG (such consent not to be unreasonably withheld, conditioned or delayed) if such amendment, supplement, modification, replacement, termination, reduction or waiver would or would reasonably be expected to (i) materially delay or prevent the Closing, (ii) reduce the aggregate amount of the MVW Debt Financing to an amount which is insufficient for MVW to fund the MVW Required Amount upon the terms contemplated by this Agreement on the Closing Date, (iii) impose new or additional conditions or otherwise expand, amend or modify any of the conditions to the receipt of the MVW Debt Financing or (iv) adversely impact in any material respect the ability of each of Volt Corporate Merger Sub and Volt LLC Merger Sub to enforce their respective rights against the other parties to the Debt Commitment Letter; it being understood that notwithstanding the foregoing each of Volt Corporate Merger Sub and Volt LLC Merger Sub may amend the Debt Commitment Letter to add lenders, lead arrangers, bookrunners, syndication agents or similar entities who had not executed the Debt Commitment Letter as of the date of this Agreement. Upon any amendment, supplement, modification, replacement, termination, reduction or waiver of the Debt Commitment Letter in accordance with this Section 5.14(b), MVW shall promptly deliver a copy thereof to ILG, and (i) references herein to “Debt Commitment Letter” shall include such documents as amended, supplemented, modified, replaced, terminated, reduced or waived in compliance with this Section 5.14(b) and (ii) references to the “MVW Debt Financing” shall include the financing contemplated by the Debt Commitment Letter as amended, supplemented, modified, replaced, terminated reduced or waived in compliance with this Section 5.14(b).

(c) Notwithstanding Section 5.14(b) above, in the event any portion of the MVW Debt Financing becomes or would reasonably be expected to become unavailable on the terms and conditions contemplated in the Debt Commitment Letter, (A) MVW shall promptly notify ILG and (B) each of MVW, Volt Corporate Merger Sub and Volt LLC Merger Sub shall use its reasonable best efforts to arrange and obtain alternative financing from alternative sources (the “MVW Alternate Financing”) (x) on terms and conditions not less favorable to MVW, Volt Corporate Merger Sub and Volt LLC Merger Sub (taken as a whole) than the Debt Commitment Letter, and (y) at least equal to the amount of such portion of the Debt Commitment Letter, together with currently available cash and cash equivalents, in an amount sufficient to fund the MVW Required Amount. Copies (redacted for provisions related to fee amounts, market flex provisions and other economic terms to the extent required by the applicable MVW Debt Financing Sources) of any new financing commitment letter (including any fee letter referenced in such Debt Commitment Letter) shall be promptly provided to ILG. In the event any MVW Alternate Financing is obtained in accordance with this Section 5.14, any reference in this Agreement to “Debt Commitment Letter” or “MVW Debt Financing” shall include the debt financing contemplated by such MVW Alternate Financing. Except as provided elsewhere in this Section 5.14 and subject to the limitation in Section 5.14, nothing contained in this Agreement shall prohibit MVW, Volt Corporate Merger Sub or Volt LLC Merger Sub from entering into MVW Debt Financing Agreements relating to the MVW Debt Financing on the terms and conditions described by the Debt Commitment Letter.

(d) MVW shall (i) give ILG prompt written notice of any default, breach or threatened breach in writing by any party to the Debt Commitment Letter or MVW Debt Financing Agreements related thereto of which MVW or any of its Representatives or affiliates becomes aware or any termination or threatened termination in writing thereof (but excluding, for the avoidance of doubt, any ordinary course negotiations with respect to the terms of the Debt Commitment Letter or MVW Debt Financing Agreements), and (ii) otherwise keep ILG reasonably informed of the status of its efforts to arrange the MVW Debt Financing, including by, upon request of ILG, providing ILG with copies of any MVW Debt Financing Agreements and such other material documentation regarding the MVW Debt Financing as shall be reasonably necessary to allow ILG to monitor the process of such financing activities.

(e) In the event any MVW Debt Financing is funded in advance of the Closing Date, Volt Corporate Merger Sub and Volt LLC Merger Sub shall keep and maintain at all times prior to the Closing Date the proceeds of such MVW Debt Financing available for the purpose of funding the transactions contemplated by this Agreement and such proceeds shall be maintained as unrestricted cash or cash equivalents, free and clear of all Liens; provided that if the terms of such MVW Debt Financing requires the proceeds of such MVW Debt Financing to be held in escrow (or similar arrangement) pending the consummation of the transactions contemplated under this Agreement, then such proceeds may be held in escrow, solely to the extent there are no conditions to the release of funds that are not contained in the Debt Commitment Letter.

Section 5.15 Debt Financing Cooperation.

(a) Prior to the Closing Date, ILG shall provide, and shall cause each of its subsidiaries to provide, and shall use its reasonable best efforts to have each of its and its subsidiaries’ respective Representatives, in each case, to use their respective reasonable best efforts to provide, in each case, to MVW, Volt Corporate Merger Sub and Volt LLC Merger Sub, at MVW’s sole expense, all cooperation reasonably requested by the MVW Entities and necessary in connection with the arrangement of the MVW Debt Financing (solely for the purposes of this Section 5.15, the term “MVW Debt Financing” shall be deemed to include customary high-yield non-convertible debt securities offerings, term loans or revolving commitments to be issued or incurred in lieu of all or a portion of any bridge facility contemplated by the Debt Commitment Letter), which reasonable best efforts shall include (i) assisting with the preparation of (A) registration statements, offering documents, private placement memoranda, bank information memoranda, prospectuses and similar documents for any portion of the MVW Debt Financing and (B) materials for rating agency presentations, in each case as they relate to ILG and its subsidiaries, (ii) executing customary authorization letters or management representation letters, as applicable, as they relate to ILG and its subsidiaries, (iii) assisting in promptly furnishing MVW, Volt Corporate Merger Sub and Volt LLC Merger Sub and the MVW Debt Financing Sources with the Required Information and such other customary financial and other pertinent information regarding ILG and its subsidiaries (including their businesses and operations) as may be reasonably requested in writing by MVW to permit MVW to prepare a customary preliminary offering memorandum, final offering memorandum, registration statement, preliminary private placement memorandum, final private placement memorandum or marketing document for use in a customary “road show” relating to the MVW Debt Financing, it being understood that in no event shall ILG or its subsidiaries be required to provide (1) a description of all or any component of the MVW Debt Financing, including any “description of notes,” (2) risk factors relating to all or any component of the MVW Debt Financing, (3) separate subsidiary financial statements or any other information of the type required by Rule 3-05 (other than as specified in the definition of “Required Information”), Rule 3-09, Rule 3-10 or Rule 3-16 of Regulation S-X or “segment reporting”, (4) Compensation Discussion and Analysis required by Item 402 of Regulation S-K, (5) pro forma financial statements, (6) information regarding any post-Closing or pro forma cost savings, synergies, capitalization, ownership or other post-Closing pro forma adjustments or (7) other information customarily excluded from an offering memorandum involving an offering of high-yield debt securities, (iv) assisting MVW, Volt Corporate Merger Sub and Volt LLC Merger Sub in obtaining corporate and facilities ratings from any rating agencies in connection with the MVW Debt Financing, (v) upon reasonable request, identifying any material non-public information contained in the relevant marketing materials relating to ILG and its subsidiaries and complying with Regulation FD to the extent applicable to such material non-public information, (vi) cooperating with the marketing efforts of MVW, Volt Corporate Merger Sub and Volt LLC Merger Sub and the MVW Debt Financing Sources for any portion of the MVW Debt Financing as reasonably requested by MVW by having members of senior management of ILG participate, upon reasonable prior notice, in a reasonable and limited number of due diligence sessions and drafting sessions in connection with the MVW Debt Financing at times and locations to be mutually agreed, (vii) cooperating with MVW, Volt Corporate Merger Sub or Volt LLC Merger Sub’s legal counsel in connection with any legal opinions that such legal counsel may be required to deliver in connection with the MVW Debt Financing, (viii) executing and delivering as of (but not before and not to be effective until) the Closing any pledge and security documents, other definitive financing documents, or other related certificates or documents as may be reasonably requested by MVW, Volt Corporate Merger Sub or Volt LLC Merger Sub and otherwise facilitating the pledging of collateral (including cooperation in connection with the pay-off of borrowed indebtedness and the release of related Liens and termination of security interests (including delivering prepayment or termination notices as required by the terms of any existing indebtedness and delivering termination agreements or UCC-3 or equivalent financing statements or notices), (ix) using reasonable best efforts to cause it or its subsidiaries’ independent auditors to cooperate in connection with the MVW Debt Financing, including by providing “customary” comfort letters (including as to customary “negative assurances” comfort) and any consents required to include any financials contemplated in any offering documents and (x) providing at least five (5) business days prior to the Closing Date, all documentation required by applicable “know your customer” and anti-money laundering Laws, including the USA PATRIOT Act, to the extent requested in writing at least nine (9) business days prior to the Closing Date; provided that ILG shall not be required to provide, or cause its subsidiaries to provide, cooperation under this Section 5.15 that: (A) unreasonably interferes with the ongoing business of ILG or its subsidiaries or creates an unreasonable risk of damage or destruction to any property or assets of ILG or any of its subsidiaries (provided that the cooperation contemplated by this Section 5.15 shall not by its terms be deemed to unreasonably interfere with such business); (B) causes any covenant, representation or warranty in this Agreement to be breached in a manner that ILG would cause any closing condition set forth in Section 6.1 or Section 6.3 to fail to be satisfied or otherwise causes the breach of this Agreement (other than those conditions that by their nature are to be satisfied at the Closing); (C) requires ILG or its subsidiaries to provide or enter into any security or guarantee agreements, or otherwise to incur any liability (including any commitment fees and expense reimbursement) in connection with the MVW Debt Financing (other than the authorization letters and management representation letters referenced above) prior to, or that are not conditioned upon, the Closing or are not otherwise promptly reimbursed or indemnified in accordance with the terms hereof; (D) requires ILG or its subsidiaries or their respective directors, officers, managers or employees to execute, deliver or enter into, or perform any agreement, document, certificate or instrument with respect to the MVW Debt Financing (other than (i) such customary agreements, documents, certificates or instruments necessary to effect the MVW Debt Financing as will not take effect prior to the Closing and that are executed by those directors, officers, managers or employees that will act in a similar capacity after Closing) and (ii) with respect to the authorization letters and management representation letters referenced above) or adopt resolutions approving the agreements, documents, instruments and other actions pursuant to which the MVW Debt Financing is obtained; (E) requires ILG, its subsidiaries or their legal counsel to give any legal opinion or other opinion of counsel; (F) requires ILG or its subsidiaries to take any action that is prohibited or restricted by, or will conflict with or violate or breach, its organizational documents, any Applicable Laws or any agreement to which ILG or any of its subsidiaries is a party; or (G) requires ILG to provide any information that is subject to legal privilege. In no event shall ILG or its subsidiaries be required to pay any commitment or other fee or give an indemnity or incur any liability (including due to any act or omission by ILG, its subsidiaries or any of their respective affiliates or Representatives) or expense (including legal and accounting expenses) in connection with assisting MVW, Volt Corporate Merger Sub and Volt LLC Merger Sub in arranging the MVW Debt Financing or as a result of any information provided by ILG, its subsidiaries or any of their respective affiliates or Representatives in connection with the MVW Debt Financing to the extent such expenses are not subject to reimbursement in accordance with the terms hereof or such indemnity or liability is not otherwise subject to indemnification pursuant to the terms of this Agreement. MVW, Volt Corporate Merger Sub and Volt LLC Merger Sub agree that any information regarding ILG or any of its subsidiaries or affiliates contained in any presentations, offering documents, teasers or other materials in connection with the MVW Debt Financing shall be subject to the prior review and approval of ILG (which approval shall not be unreasonably withheld or delayed). From the respective dates on which MVW receives the Required Information until the Closing, ILG will use its reasonable best efforts, and will cause each of its subsidiaries to use its reasonable best efforts to update any Required Information provided by them or on their behalf as may be necessary so that such Required Information is Compliant. The MVW Entities will promptly reimburse ILG and its subsidiaries for all out-of-pocket fees and expenses (including legal fees and expenses) incurred by them in complying with their respective covenants pursuant to this Section 5.15(a), except in connection with any ordinary course preparation of, or filing with the SEC of, any financial information, registration statements, prospectuses, reports, schedules, forms, statements, certifications and other documents (including exhibits and all other information incorporated therein). The MVW Entities will indemnify and hold harmless ILG and its subsidiaries and their respective directors, officers, employees and other representatives from and against any and all liabilities or losses, damages, claims, interest, costs, expenses, awards, judgments, penalties and amounts paid in settlement suffered or incurred, directly or indirectly, by them in connection with any MVW Debt Financing and any information utilized in connection therewith (other than arising from information provided in writing by ILG expressly for use in connection with such MVW Debt Financing), except in the event (and solely to the extent that) such loss, damage or other amount is found by a court of competent jurisdiction to have resulted from the fraud, intentional misrepresentation, intentional breach, bad faith, willful misconduct or gross negligence of ILG, its subsidiaries and their respective directors, officers, employees and other representatives.

(b) ILG hereby consents to the reasonable use of the trademarks, service marks and corporate logos owned by ILG and its subsidiaries in connection with the MVW Debt Financing; provided that such trademarks, service marks and corporate logos are used solely in a manner that is not intended to or reasonably likely to harm or disparage ILG or any of its subsidiaries or the reputation or goodwill of ILG or any of its subsidiaries.

Section 5.16 Transaction Litigation. ILG and MVW shall promptly notify the other of any stockholder demands, litigations, arbitrations or other similar Action (including derivative claims) commencing against it or its respective directors or officers relating to this Agreement or any of the transactions contemplated by this Agreement (collectively, the “Transaction Litigation”) and shall keep the other party informed regarding any Transaction Litigation. ILG and MVW shall cooperate with the other in the defense or settlement of any Transaction Litigation and shall give the other party the opportunity to consult with it regarding the defense or settlement of such Transaction Litigation and shall give the other party’s advice due consideration with respect to such Transaction Litigation. Prior to the Initial Holdco Merger Effective Time, none of ILG nor its subsidiaries shall settle or offer to settle any Transaction Litigation without the prior written consent of MVW (such consent not to be unreasonably withheld, conditioned or delayed).

Section 5.17 Securitization and Warehouse Facility. After the date of this Agreement and prior to the Closing Date (so long as the Closing Date does not occur prior to August 15, 2018), ILG shall use commercially reasonable efforts to close a term securitization with a deal size of at least $200 million (if appropriate given the amount of receivables then available, or such lesser amount as ILG reasonably determines, and net of any required deposit of proceeds into a prefunding account) secured by its vacation ownership mortgages receivable in a manner consistent with past practice; provided that, if such securitization cannot be effected on reasonable terms (in ILG’s discretion), then ILG shall use its commercially reasonable efforts to implement a receivables financing with respect to such vacation ownership mortgages receivable through a warehouse credit facility with a deal size of at least $250 million that will survive the Closing Date without a material change in terms.

ARTICLE VI

CONDITIONS PRECEDENT

Section 6.1 Conditions to Each Party’s Obligation to Effect the Combination Transactions. The respective obligation of each party to effect the Combination Transactions is subject to the satisfaction or waiver on or prior to the Closing Date of the following conditions:

(a) Stockholder Approvals. Each of the ILG Stockholder Approval and the MVW Stockholder Approval shall have been obtained.

(b) HSR Act. The waiting period (and any extension thereof) applicable to the Combination Transactions under the HSR Act shall have been terminated or shall have expired.

(c) Other Approvals. The authorization, consents, orders or approvals of, or declarations or filings with, and the expirations of the waiting periods required from, any Governmental Entity pursuant to any Antitrust Laws set forth on Section 6.1(c) of the ILG Disclosure Letter and required in connection with the Combination Transactions shall have been filed, have occurred or been obtained (all such permits, approvals, filings and consents and the lapse of all such waiting periods, together with the matters contemplated by Section 6.1(b), the “Requisite Regulatory Approvals”).

(d) No Injunctions or Restraints. No judgment, order, decree, statute, law, ordinance, rule or regulation, entered, enacted, promulgated, enforced or issued by any court or other Governmental Entity of competent jurisdiction or other legal restraint or prohibition (collectively, “Restraints”) shall be in effect preventing the consummation of the Combination Transactions.

(e) Form S-4. The Form S-4 shall have become effective under the Securities Act prior to the mailing of the Joint Proxy Statement by each of ILG and MVW to their respective stockholders, and no stop order or proceedings seeking a stop order shall have been threatened or initiated by the SEC.

(f) NYSE Listing. The shares of MVW Common Stock issuable in the Initial Holdco Merger as contemplated by Article II shall have been approved for listing on the NYSE.

Section 6.2 Conditions to Obligations of MVW.

The obligation of MVW to effect the Combination Transactions is further subject to satisfaction or waiver of the following conditions:

(a) Representations and Warranties. (i) The representations and warranties of ILG contained in Section 3.1(a) (excluding the last sentence and references to ILG’s subsidiaries), Section 3.1(b)(i), Section 3.1(m), Section 3.1(t) and Section 3.1(v) shall be true and correct in all material respects as of the Closing Date as though made on the Closing Date (except to the extent such representations and warranties expressly relate to a specific date, in which case such representations and warranties shall be true and correct in all material respects as of such date); (ii) the representations and warranties of ILG contained in Section 3.1(c) shall be true and correct as of the Closing Date as though made on the Closing Date (except to the extent such representations and warranties expressly relate to a specific date, in which case such representations and warranties shall be true and correct as of such date), except for De Minimis Inaccuracies; (iii) the representations and warranties of ILG contained in Section 3.1(g)(ii) shall be true and correct as of the Closing Date as though made on the Closing Date; and (iv) each of the representations and warranties of ILG contained in this Agreement (other than those contained in the sections set forth in the preceding clauses (i), (ii) and (iii)) (without giving effect to any limitation as to materiality or “Material Adverse Effect” or any provisions contained therein relating to preventing or materially delaying the consummation of any of the transactions contemplated hereby set forth therein) shall be true and correct as of the Closing Date as though made on the Closing Date (except to the extent such representations and warranties expressly relate to a specific date, in which case such representations and warranties shall be true and correct as of such date), except where the failure to be so true and correct does not have, and would not reasonably be expected to have, individually or in the aggregate with respect to all such failures, a Material Adverse Effect on ILG.

(b) Performance of Obligations of ILG. Each of ILG, Holdco and Ignite Merger Sub shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date.

(c) Officer’s Certificate. MVW shall have received an officer’s certificate duly executed by an authorized officer of ILG to the effect that the conditions set forth in Sections 6.2(a) and 6.2(b) have been satisfied.

Section 6.3 Conditions to Obligations of ILG. The obligation of ILG to effect the Combination Transactions is further subject to satisfaction or waiver of the following conditions:

(a) Representations and Warranties. (i) The representations and warranties of MVW contained in Section 3.2(a) (excluding the last sentence and references to MVW’s subsidiaries), Section 3.2(b)(i), Section 3.2(m), Section 3.2(t) and Section 3.2(v) shall be true and correct in all material respects as of the Closing Date as though made on the Closing Date (except to the extent such representations and warranties expressly relate to a specific date, in which case such representations and warranties shall be true and correct in all material respects as of such date); (ii) the representations and warranties of MVW contained in Section 3.2(c) shall be true and correct as of the Closing Date as though made on the Closing Date (except to the extent such representations and warranties expressly relate to a specific date, in which case such representations and warranties shall be true and correct as of such date), except for De Minimis Inaccuracies; (iii) the representations and warranties of MVW contained in Section 3.2(g)(ii) shall be true and correct as of the Closing Date as though made on the Closing Date; and (iv) each of the representations and warranties of MVW contained in this Agreement (other than those contained in the sections set forth in the preceding clauses (i), (ii) and (iii)) (without giving effect to any limitation as to materiality or “Material Adverse Effect” or any provisions contained therein relating to preventing or materially delaying the consummation of any of the transactions contemplated hereby set forth therein) shall be true and correct as of the Closing Date as though made on the Closing Date (except to the extent such representations and warranties expressly relate to a specific date, in which case such representations and warranties shall be true and correct as of such date), except where the failure to be so true and correct does not have, and would not reasonably be expected to have, individually or in the aggregate with respect to all such failures, a Material Adverse Effect on MVW.

(b) Performance of Obligations of MVW. Each of MVW, Volt Corporate Merger Sub and Volt LLC Merger Sub shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date.

(c) Officer’s Certificate. ILG shall have received an officer’s certificate duly executed by an authorized officer of MVW to the effect that the conditions set forth in Sections 6.3(a) and 6.3(b) have been satisfied.

(d) Tax Opinion. ILG shall have received an opinion of Paul, Weiss, Rifkind, Wharton & Garrison LLP, Tax counsel to ILG (or, if Paul, Weiss, Rifkind, Wharton & Garrison LLP is unable to deliver such an opinion, of Kirkland & Ellis LLP), dated the Closing Date, to the effect that, on the basis of certain facts, representations and assumptions set forth in such opinion, the Combination Transactions will qualify for the Intended Tax Treatment. In rendering such opinion, Paul, Weiss, Rifkind, Wharton & Garrison LLP shall be entitled to receive and rely upon assumptions and representations, customary for transactions of this type, of officers of parties hereto.

Section 6.4 Frustration of Closing Conditions. Notwithstanding anything in this Agreement to the contrary, neither ILG nor MVW may rely on the failure of any condition set forth in this Article VI to be satisfied if such failure primarily resulted from such party’s breach of any of its representations, warranties, covenants or agreements contained in this Agreement.

ARTICLE VII

TERMINATION, AMENDMENT AND WAIVER

Section 7.1 Termination. This Agreement may be terminated at any time prior to the Initial Holdco Merger Effective Time, and (except in the case of Section 7.1(e), (f), (g) and (h)) whether before or after the ILG Stockholder Approval or the MVW Stockholder Approval have been obtained:

(a) by mutual written consent of ILG and MVW;

(b) by either ILG or MVW:

(i) if the Initial Holdco Merger shall not have been consummated on or before October 30, 2018 (the “Outside Date”); provided, that (A) if on such date, the conditions to Closing set forth in Section 6.1(b), Section 6.1(c) or Section 6.1(d) (if the Restraint relates to the matters referenced in Section 6.1(b) or Section 6.1(c)) shall not have been satisfied, but all other conditions to Closing shall have been satisfied (or in the case of conditions that by their nature are to be satisfied at the Closing, shall be capable of being satisfied on such date) or waived, then the Outside Date shall be extended to January 30, 2019 if either MVW or ILG provides written notice to the other party prior to October 23, 2018 of its election to extend the Outside Date to January 30, 2019; provided, further that if on January 30, 2019, the conditions to Closing set forth in Section 6.1(b), Section 6.1(c) or Section 6.1(d) (if the Restraint relates to the matters referenced in Section 6.1(b) or Section 6.1(c)) shall not have been satisfied, but all other conditions to Closing shall have been satisfied (or in the case of conditions that by their nature are to be satisfied at the Closing, shall be capable of being satisfied on such date) or waived, then the Outside Date shall be extend further to April 30, 2019 if either MVW or ILG provides written notice to the other party prior to January 23, 2019 of its election to extend the Outside Date to April 30, 2019; provided that the right to terminate this Agreement pursuant to this Section 7.1(b)(i) shall not be available to any party whose failure to perform its obligations under this Agreement in any material respect has been the primary cause of, or primarily resulted in, the failure of the Initial Holdco Merger to be consummated by such time;

(ii) if the ILG Stockholder Approval shall not have been obtained by reason of the failure to obtain the required vote at the ILG Stockholders Meeting duly convened therefor or at any adjournment or postponement thereof;

(iii) if the MVW Stockholder Approval shall not have been obtained by reason of the failure to obtain the required vote at the MVW Stockholders Meeting duly convened therefor or at any adjournment or postponement thereof;

(iv) if any Restraint having any of the effects set forth in Section 6.1(d) shall be in effect and shall have become final and nonappealable, or if any Governmental Entity that must grant a Requisite Regulatory Approval has denied approval of the Combination Transactions and such denial has become final and nonappealable, provided that the party seeking to terminate this Agreement pursuant to this Section 7.1(b)(iv) shall have complied with its obligations under Section 5.3 and, with respect to other matters not covered by Section 5.3, shall have used reasonable best efforts to prevent the entry of and to remove such Restraint or to obtain such Requisite Regulatory Approval, as the case may be;

(c) by MVW (provided that MVW is not then in material breach of any representation, warranty, covenant or other agreement contained in this Agreement), if ILG, Holdco or Ignite Merger Sub shall have breached or failed to perform in any material respect any of its representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform (i) would give rise to the failure of a condition set forth in Section 6.2(a) or 6.2(b) and (ii) is either incapable of being cured or is not cured by the earlier of (x) the Outside Date and (y) 30 days following written notice thereof;

(d) by ILG (provided that ILG is not then in material breach of any representation, warranty, covenant or other agreement contained in this Agreement), if MVW, Volt Corporate Merger Sub or Volt LLC Merger Sub shall have breached or failed to perform in any material respect any of its representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform (i) would give rise to the failure of a condition set forth in Section 6.3(a) or 6.3(b) and (ii) is either incapable of being cured or is not cured by the earlier of (x) the Outside Date and (y) 30 days following written notice thereof;

(e) by MVW, at any time prior to the ILG Stockholders Meeting, if (i) the Board of Directors of ILG shall have failed to include in the Joint Proxy Statement its recommendation to the stockholders of ILG, without modification or qualification in a manner adverse to MVW, that such stockholders approve the ILG Merger and the Initial Holdco Merger, (ii) the Board of Directors of ILG shall have failed to publicly reaffirm its recommendation of the ILG Merger and the Initial Holdco Merger within 10 business days after the date any ILG Alternative Transaction or any material modification thereto is first commenced, published or sent or given to ILG’s stockholders, upon a request to do so by MVW at least five business days prior to the expiration of any such 10 business day period or (iii) there shall have been any ILG Adverse Recommendation Change, whether or not in compliance with Section 4.2; or

(f) by ILG, at any time prior to the MVW Stockholders Meeting, if (i) the Board of Directors of MVW shall have failed to include in the Joint Proxy Statement its recommendation to the stockholders of MVW, without modification or qualification in a manner adverse to ILG, that such stockholders approve the issuance of MVW Common Stock in the Initial Holdco Merger, (ii) the Board of Directors of MVW shall have failed to publicly reaffirm its recommendation of the issuance of MVW Common Stock in the Initial Holdco Merger within 10 business days after the date any MVW Alternative Transaction or any material modification thereto is first commenced, published or sent or given to MVW’s stockholders, upon a request to do so by ILG at least five business days prior to the expiration of any such 10 business day period or (iii) there shall have been any MVW Adverse Recommendation Change, whether or not in compliance with Section 4.3;

(g) by ILG, at any time prior to obtaining the ILG Stockholder Approval, pursuant to Section 4.2(b); or

(h) by MVW, at any time prior to obtaining the MVW Stockholder Approval, pursuant to Section 4.3(b).

Section 7.2 Effect of Termination.

(a) In the event of termination of this Agreement as provided in Section 7.1, and subject to the provisions of Section 8.1, this Agreement shall forthwith become void, and there shall be no liability or obligation on the part of any of the parties, except (i) the provisions of this Section 7.2, the last sentence of Section 5.2, Section 5.5, Section 5.6, Section 5.15(a) and Article VIII shall survive any such termination of this Agreement and no such termination shall relieve either party from any liability or obligation under such provisions and (ii) nothing contained herein shall relieve any party from liability for any willful and material pre-termination breach of this Agreement or fraud.

(b) If this Agreement is terminated (i) by MVW pursuant to Section 7.1(e); provided that if either MVW or ILG terminate this Agreement pursuant to Section 7.1(b)(i) or Section 7.1(b)(ii) at a time when MVW would have been entitled to terminate this Agreement pursuant to Section 7.1(e), this Agreement shall be deemed terminated pursuant to Section 7.1(e) for purposes of this Section 7.2(b), (ii) by ILG pursuant to Section 7.1(g) or (iii) by MVW or ILG pursuant to Section 7.1(b)(i) (but only if the ILG Stockholders Meeting has not been held prior to the Outside Date) or Section 7.1(b)(ii) and prior to the ILG Stockholders Meeting, there shall have been made to ILG, or shall have been made directly to the stockholders of ILG or shall otherwise have become publicly known or any person shall have publicly announced an intention (whether or not conditional) to make, an offer or proposal for a transaction that would constitute an ILG Alternative Transaction (substituting 50% for all 25% thresholds set forth in the definition of “ILG Alternative Transaction” (an “ILG Qualifying Transaction”)) and, in the case of this clause (b)(iii), if during the period commencing as of immediately following entry into this Agreement and ending twelve months following the termination of this Agreement, (A) ILG or any of its subsidiaries enters into a definitive agreement with any ILG Third Party with respect to an ILG Qualifying Transaction and such ILG Qualifying Transaction is subsequently consummated (even if after such twelve-month period) or (B) any ILG Qualifying Transaction is consummated, then ILG shall pay (or cause to be paid) to MVW, not later than (x) in the case of clause (b)(i), one business day after the date of termination of this Agreement, (y) in the case of clause (b)(ii), simultaneously with and as a condition to such termination pursuant to Section 7.1(g) and (z) in the case of clause (b)(iii), one business day after the date the ILG Qualifying Transaction is consummated, a termination fee of $146 million (the “Termination Fee”). Notwithstanding the foregoing, no Termination Fee shall be payable by ILG to MVW in any circumstance in which the MVW stockholders vote to disapprove this Agreement or the transactions contemplated hereby.

(c) If this Agreement is terminated (i) by ILG pursuant to Section 7.1(f); provided that if either ILG or MVW terminate this Agreement pursuant to Section 7.1(b)(i) or Section 7.1(b)(iii) at a time when ILG would have been entitled to terminate this Agreement pursuant to Section 7.1(f), this Agreement shall be deemed terminated pursuant to Section 7.1(f) for purposes of this Section 7.2(c) (ii) by MVW pursuant to Section 7.1(h) or (iii) by MVW or ILG pursuant to Section 7.1(b)(i) (but only if the MVW Stockholders Meeting has not been held prior to the Outside Date) or Section 7.1(b)(iii) and prior to the MVW Stockholders Meeting, there shall have been made to MVW, or shall have been made directly to the stockholders of MVW or shall otherwise have become publicly known or any person shall have publicly announced an intention (whether or not conditional) to make, an offer or proposal for a transaction that would constitute a MVW Alternative Transaction (substituting 50% for all 25% thresholds set forth in the definition of “MVW Alternative Transaction” (a “MVW Qualifying Transaction”)) and, in the case of this clause (c)(iii), if during the period commencing as of immediately following entry into this Agreement and ending twelve months following the termination of this Agreement, (A) MVW or any of its subsidiaries enters into a definitive agreement with any MVW Third Party with respect to a MVW Qualifying Transaction and such MVW Qualifying Transaction is subsequently consummated (even if after such twelve-month period) or (B) any MVW Qualifying Transaction is consummated, then MVW shall pay (or cause to be paid) to ILG, not later than (x) in the case of clause (c)(i), one business day after the date of termination of this Agreement, (y) in the case of clause (c)(ii), simultaneously with and as a condition to such termination pursuant to Section 7.1(h) and (z) in the case of clause (c)(iii), one business day after the date the MVW Qualifying Transaction is consummated, the Termination Fee. Notwithstanding the foregoing, no Termination Fee shall be payable by MVW to ILG in any circumstance in which the ILG stockholders vote to disapprove this Agreement or the transactions contemplated hereby.

(d) Each Termination Fee payable under Section 7.2(b) or 7.2(c) shall be payable in immediately available funds no later than the applicable date set forth in such Section. If a party fails to promptly pay to the other party any Termination Fee due under this Section 7.2, the defaulting party shall pay the costs and expenses (including legal fees and expenses) in connection with any action, including the filing of any lawsuit or other legal action, taken to collect payment.

Section 7.3 Amendment. Subject to compliance with Applicable Law, this Agreement may be amended by the parties hereto at any time before or after the ILG Stockholder Approval or the MVW Stockholder Approval; provided that (a) after any such approval, there may not be, without further approval of the stockholders of ILG (in the case of the ILG Stockholder Approval) and the stockholders of MVW (in the case of the MVW Stockholder Approval), any amendment of this Agreement that changes the amount or the form of the consideration to be delivered to the holders of ILG Common Stock or Holdco Common Stock hereunder or that by Applicable Law otherwise expressly requires the further approval of the stockholders of ILG or the stockholders of MVW, as the case may be, (b) except as provided above, no amendment of this Agreement shall be submitted to be approved by the stockholders of ILG or the stockholders of MVW unless required by Applicable Law and (c) notwithstanding anything to the contrary contained herein, this Section 7.3, Section 7.4, Section 8.6, Section 8.8, Section 8.9 and Section 8.10 (and any other provision of this Agreement to the extent an amendment, modification or termination of such provision would modify the substance of any of the foregoing provisions)

may not be amended, modified, waived or terminated in a manner that is materially adverse to a MVW Debt Financing Related Party without the prior written consent of the MVW Debt Financing Sources (such consent not to be unreasonably withheld, delayed or conditioned). This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto and duly approved by the parties’ respective Boards of Directors or a duly authorized committee thereof.

Section 7.4 Extension; Waiver. At any time prior to the Initial Holdco Merger Effective Time, a party hereto may, subject to the proviso of Section 7.3 (and for this purpose treating any waiver referred to below as an amendment), (a) extend the time for the performance of any of the obligations or other acts of the other parties, (b) waive any inaccuracies in the representations and warranties of the other parties contained in this Agreement or in any document delivered pursuant to this Agreement, (c) waive compliance by the other parties with any of the agreements or conditions contained in this Agreement or (d) waive the satisfaction of any of the conditions contained in this Agreement; provided that notwithstanding anything to the contrary contained herein, Section 7.3, this Section 7.4, Section 8.6, Section 8.8, Section 8.9 and Section 8.10 (and any other provision of this Agreement to the extent a waiver of such provision would modify the substance of any of the foregoing provisions) may not be waived or terminated in a manner that is materially adverse to a MVW Debt Financing Related Party without the prior written consent of the MVW Debt Financing Sources (such consent not to be unreasonably withheld, delayed or conditioned). No extension or waiver by ILG or MVW shall require the approval of the stockholders of ILG or the stockholders of MVW, respectively, unless such approval is required by Applicable Law. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. Any extension or waiver given in compliance with this Section 7.4 or failure to insist on strict compliance with an obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

ARTICLE VIII

GENERAL PROVISIONS

Section 8.1 Nonsurvival of Representations and Warranties. None of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Initial Holdco Merger Effective Time. This Section 8.1 shall not limit Section 7.2(a), or any covenant or agreement of the parties that, by its terms, contemplates performance after the Initial Holdco Merger Effective Time.

Section 8.2 Notices. All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be deemed given if delivered personally or e-mailed (which is confirmed) or sent by overnight courier (providing proof of delivery) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

(a) if to MVW, Volt Corporate Merger Sub or Volt LLC Merger Sub, to:

Marriott Vacations Worldwide Corporation

6649 Westwood Blvd.

Orlando, FL 32821

Email: james.hunter@mvwc.com

Attention: James H Hunter, IV, Executive Vice President and General Counsel

with a copy (which shall not constitute notice) to:

Kirkland & Ellis LLP

601 Lexington Avenue

New York, NY 10022

Email:      david.fox@kirkland.com;

                 david.feirstein@kirkland.com

Attention: David Fox, P.C.

                 David Feirstein, P.C.

(b) if to ILG, Holdco or Ignite Merger Sub, to:

ILG, Inc.

6262 Sunset Drive

Miami, Florida 33143

Email:      victoria.kincke@ilg.com

Attention: Victoria J. Kincke, General Counsel

with a copy (which shall not constitute notice) to:

Paul, Weiss, Rifkind, Wharton & Garrison LLP

1285 Avenue of the Americas

New York, NY 10019-6064

Email:      sbarshay@paulweiss.com

                 dklein@paulweiss.com

Attention: Scott A. Barshay

                  David Klein

Section 8.3 Definitions. For purposes of this Agreement:

(a) An “affiliate” of any person means another person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first person, where “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management policies of a person, whether through the ownership of voting securities, by contract, as trustee or executor, or otherwise;

(b) “Co-located Facility” means a Vacation Ownership Property that is a component of or otherwise integrated as part of or with a lodging property developed or owned by an owner that is licensed to operate the property as a branded lodging property with the same brand or affiliate brand of the licensor of the brand of the component/integrated Vacation Ownership Property;

(c) “Compliant” means, with respect to the Required Information, that (i) the Required Information does not, taken as a whole, contain any untrue statement of material fact regarding ILG and its subsidiaries, or omit to state any material fact regarding ILG and its subsidiaries necessary to make such Required Information not materially misleading under the circumstances under which such statements have been made, (ii) the Required Information complies in all material respects with all applicable requirements of Regulation S-X and Regulation S-K under the Securities Act for a registered public offering of non-convertible debt securities on Form S-1 by a non-accelerated filer, provided that such information shall not be required to include (a) financial statements or other information required by Rule 3-05 (other than as specified in the definition of “Required Information”), Rule 3-09, Rule 3-10 or Rule 3-16 of Regulation S-X or “segment reporting” or (b) Compensation Discussion and Analysis required by Item 402 of Regulation S-K, (iii) ILG’s independent auditors have not withdrawn, or have not advised ILG or its subsidiaries in writing that they intend to withdraw, any audit opinion with respect to the audited financial statements contained in the Required Information (it being understood that any such Required Information will be Compliant if ILG’s independent auditors have delivered an unqualified audit opinion with respect to such financial statements and the applicable Required Information has been amended, as applicable) and (iv) ILG, its subsidiaries, or ILG’s independent auditors shall not have publicly announced an intention to restate any financial statements contained in the Required Information (it being understood that the Required Information will be Compliant if such restatement is completed and the applicable Required Information has been amended or ILG or any of its subsidiaries has, or such auditors have, as applicable, publicly announced that it has concluded that no restatement shall be required, as applicable);

(d) “Data Protection Legislation” means all legislation concerning the protection or processing of personal data and privacy in any applicable jurisdiction worldwide, including the European Union’s Directive 95/46/EC, as amended, or any other legislation which implements any other current or future legal act of the European Union concerning the protection and processing of personal data (including Regulation (EU) 2016/679 (the General Data Protection Regulation) and any national implementing legislation), as applicable.

(e) “Data Security Requirements” means, collectively, all of the following to the extent relating to any personal or other sensitive information (including credit card information) or data or otherwise relating to privacy, security, or security breach notification requirements and applicable to ILG, MVW or any of their respective subsidiaries: (i) any rules, policies and procedures (whether physical or technical in nature, or otherwise) of ILG, MVW or any of their respective subsidiaries, including privacy policies, (ii) all Data Protection Legislation, and (iii) the Payment Card Industry (PCI) Data Security Standards and any other industry standards applicable to the industry in which ILG, MVW or any of their respective subsidiaries operates.

(f) “De Minimis Inaccuracies” means any inaccuracies in the representations and warranties of ILG in Section 3.1(c) or of MVW in Section 3.2(c) that individually or in the aggregate are de minimis relative to the total fully diluted equity capitalization of ILG or MVW, as the case may be;

(g) “ERISA Affiliate” means, with respect to any entity, trade or business, any other entity, trade or business that is a member of a group described in Section 414(b), (c), (m) or (o) of the Code or Section 4001(b)(1) of ERISA that includes the first entity, trade or business, or that is a member of the same “controlled group” as the first entity, trade or business pursuant to Section 4001(a)(14) of ERISA;

(h) “Exchange Program” means any method, arrangement, program or procedure for the voluntary exchange by owners of the right to use and occupy Vacation Ownership Units for the right to use, occupy or benefit from other accommodations, facilities, programs or services (provided that, for purposes of this definition, a Vacation Club shall not be considered an Exchange Program);

(i) “ILG Benefit Plan” means each employee or director benefit plan, program, policy, arrangement or agreement, whether or not written, including any employee welfare benefit plan within the meaning of Section 3(1) of ERISA (whether or not such plan is subject to ERISA), any employee pension benefit plan within the meaning of Section 3(2) of ERISA (whether or not such plan is subject to ERISA), offer letter and any bonus, incentive, deferred compensation, vacation, stock purchase, stock or stock-based, severance, retention, employment, change of control or fringe benefit plan, program, policy, arrangement, or agreement that is or has been sponsored, maintained or contributed to by ILG or any of its subsidiaries or which ILG or any of its subsidiaries is obligated to sponsor, maintain or contribute to;

(j) “ILG Brand Agreement” means any material agreement providing ILG the license to use the brands or access the loyalty programs of the persons listed on Section 8.3(j) of the ILG Disclosure Letter;

(k) “ILG Deferred Stock Unit Award” means an award of deferred stock units corresponding to shares of ILG Common Stock;

(l) “ILG Equity Plans” means the ILG Non-Employee Director Stock Compensation Plan, the ILG 2013 Stock and Incentive Compensation Plan and the ILG Deferred Compensation Plan for Non-Employee Directors, each as amended and restated;

(m) “ILG Form 10-K” means ILG’s Form 10-K filed with the SEC on March 1, 2018;

(n) “ILG Major Developer” means the persons listed in Section 8.3(n) of the ILG Disclosure Letter;

(o) “ILG Major Developer Agreement” means any agreement with ILG or any subsidiary of ILG as a party regarding any Vacation Club or Exchange Program owned or operated by the ILG Major Developers, including affiliation agreements, services agreements, and loan agreements;

(p) “ILG Management Agreement” means any management agreement, sub-management agreement, hospitality agreement, on-site property management agreement, or similar agreement for the management or operation by ILG or any of its subsidiaries of any Vacation Ownership Property, Vacation Club, condominium project, hotel or other properties;

(q) “ILG Offering Documents” means the Exchange Program documentation, Vacation Club documentation, condominium or timeshare documentation or other real estate documents applicable to ILG and its subsidiaries and the subdivision or shared ownership or use of the property, including the public offering statement, form of purchase and sale agreement, consumer financing documents, property owners’ association formation documents, sales disclosure documents, rules and regulations, club documents condominium declaration (and any other declaration of covenants, reciprocal easement agreements or use and amenities agreements), trust agreements, and all similar or related documents and instruments;

(r) “ILG PSU Award” means an award of restricted stock units granted pursuant to an ILG Equity Plan that is settled into, based on, or otherwise corresponding to shares of ILG Common Stock, in each case subject to performance-based vesting conditions;

(s) “ILG Restricted Share Award” means an award of restricted shares granted pursuant to an ILG Equity Plan subject to time-based vesting conditions;

(t) “ILG RSU Award” means an award of restricted stock units granted pursuant to an ILG Equity Plan that is settled into, based on, or otherwise corresponding to shares of ILG Common Stock (including ILG PSU Awards for which the performance-based vesting conditions have been satisfied);

(u) “knowledge” of any person that is not a natural person means the knowledge of the persons listed on Section 8.3(u) of the ILG Disclosure Letter (as such knowledge relates to ILG or any of its subsidiaries) or Section 8.3(u) of the MVW Disclosure Letter (as such knowledge relates to MVW or any of its subsidiaries);

(v) “Material Adverse Effect” on ILG or MVW means any fact, circumstance, effect, change, event or development (each, an “Effect”) that (i) materially adversely affects the business, properties, financial condition or results of operations of ILG and its subsidiaries, or MVW and its subsidiaries, in each case taken as a whole, respectively, or (ii) prevents or materially impairs or delays the consummation of any of the transactions contemplated hereby, excluding, in the case of the foregoing clause (i) only, any Effect to the extent that it results from or arises out of (A) general economic or political conditions or securities, credit, financial or other capital markets conditions, in each case in the United States or any foreign jurisdiction (in each case, except to the extent such Effect affects either ILG and its subsidiaries or MVW and its subsidiaries, as applicable, in a disproportionate manner as compared to other companies that participate in the businesses that ILG and its subsidiaries or MVW and its subsidiaries, as applicable, operate), (B) any failure, in and of itself, by ILG or MVW to meet any internal or published projections, forecasts, estimates or predictions in respect of revenues, earnings or other financial or operating metrics for any period (it being understood that the underlying facts or occurrences giving rise to or contributing to such failure may be deemed to constitute, or be taken into account in determining whether there has been or will be, a Material Adverse Effect on ILG or MVW, respectively, unless such Effects are otherwise excluded pursuant to the other clauses of this definition), (C) the execution and delivery of this Agreement or the public announcement of the Combination Transactions or any of the other transactions contemplated by this Agreement (other than for purposes of the representations and warranties contained in Section 3.1(b) and Section 3.2(b)), including the impact thereof on the relationships, contractual or otherwise, of ILG and its subsidiaries or MVW and its subsidiaries, respectively, with employees, customers, suppliers, lenders or partners, (D) any change, in and of itself, in the market price or trading volume of ILG’s or MVW’s, respectively, securities, or any change in the credit rating of ILG or MVW, respectively (it being understood that the underlying facts or occurrences giving rise to or contributing to such change may be taken into account in determining whether there has been or will be, a Material Adverse Effect on ILG or MVW, respectively, unless such Effects are otherwise excluded pursuant to the other clauses of this definition), (E) any change in Applicable Law, regulation or GAAP (or authoritative interpretation thereof) first proposed after the date of this Agreement (in each case, except to the extent such Effect affects either ILG and its subsidiaries or MVW and its subsidiaries, as applicable, in a disproportionate manner as compared to other companies that participate in the businesses that ILG and its subsidiaries or MVW and its subsidiaries, as applicable, operate), (F) geopolitical conditions, the outbreak or escalation of hostilities, any acts of war, sabotage or terrorism, or any escalation or worsening of any such acts of war, sabotage or terrorism threatened or underway as of the date of this Agreement (in each case, except to the extent such Effect affects either ILG and its subsidiaries or MVW and its subsidiaries, as applicable, in a disproportionate manner as compared to other companies that participate in the businesses that ILG and its subsidiaries or MVW and its subsidiaries, as applicable, operate), (G) any hurricane, tornado, flood, earthquake or other natural disaster or (H) any litigation brought by stockholders of ILG or MVW alleging breach of fiduciary duty or inadequate disclosure in connection with this Agreement or any of the transactions contemplated hereby;

(w) “MVW Benefit Plan” means each employee or director benefit plan, program policy, arrangement or agreement, whether or not written, including any employee welfare benefit plan within the meaning of Section 3(1) of ERISA (whether or not such plan is subject to ERISA), any employee pension benefit plan within the meaning of Section 3(2) of ERISA (whether or not such plan is subject to ERISA), offer letter and any bonus, incentive, deferred compensation, vacation, stock purchase, stock or stock-based, severance, retention, employment, change of control or fringe benefit plan, program, policy, arrangement, or agreement that is or has been sponsored, maintained or contributed to by MVW or any of its subsidiaries or which MVW or any of its subsidiaries is obligated to sponsor, maintain or contribute to;

(x) “MVW Brand Agreement” means any material agreement providing MVW the license to use the brands or access the loyalty programs of the persons listed on Section 8.3(x) of the MVW Disclosure Letter;

(y) “MVW Convertible Notes” means MVW’s 1.50% Convertible Senior Notes due 2022 issued pursuant to the indenture dated September 25, 2017 between MVW and The Bank of New York Mellon Trust Company, N.A., as trustee;

(z) “MVW Debt Financing” means the debt financings or debt securities offerings contemplated by the Debt Commitment Letter;

(aa) “MVW Debt Financing Agreement” means any credit agreement, indenture, purchase agreement, note or similar agreement, in each case, evidencing or relating to indebtedness to be incurred in connection with any of the MVW Debt Financing;

(bb) “MVW Debt Financing Related Parties” means the MVW Debt Financing Sources and other lenders, purchasers or noteholders from time to time party to agreements contemplated by or related to the MVW Debt Financing, their affiliates and their and their affiliates’ respective directors, officers, employees, agents, advisors and other representatives, and their respective permitted successors and assigns;

(cc) “MVW Debt Financing Sources” means the lenders, arrangers and bookrunners (or any of their affiliates), in each case, from time to time party to the Debt Commitment Letter or party to an agreement (including any credit agreement) expressly entered into for the purpose of providing all or a portion of the MVW Debt Financing necessary to consummate the transactions contemplated by this Agreement;

(dd) “MVW Deferred Stock Unit Award” means an award of deferred stock units corresponding to shares of MVW Common Stock;

(ee) “MVW Entities” means MVW, Volt Corporate Merger Sub and Volt LLC Merger Sub;

(ff) “MVW Equity Awards” means MVW Options, MVW SARs, MVW RSU Awards, MVW Performance Share Awards or MVW Deferred Stock Unit Awards;

(gg) “MVW Equity Plan” means the Amended and Restated MVW Stock and Cash Incentive Plan;

(hh) “MVW Form 10-K” means MVW’s Form 10-K filed with the SEC on February 27, 2018;

(ii) “MVW Management Agreement” means any management agreement, sub-management agreement, hospitality agreement, on-site property management agreement, or similar agreement for the management or operation by MVW or any of its subsidiaries of any Vacation Ownership Property, Vacation Club, condominium project, hotel or other properties;

(jj) “MVW Offering Documents” means the Exchange Program documentation, Vacation Club documentation, condominium or timeshare documentation or other real estate documents applicable to MVW and its subsidiaries and the subdivision or shared ownership or use of the property, including the public offering statement, form of purchase and sale agreement, consumer financing documents, property owners’ association formation documents, sales disclosure documents, rules and regulations, club documents, condominium declaration (and any other declaration of covenants, reciprocal easement agreements or use and amenities agreements), trust agreements and all similar or related documents and instruments;

(kk) “MVW Option” means an option to purchase shares of MVW Common Stock granted pursuant to a MVW Equity Plan;

(ll) “MVW Performance Share Award” means an award of restricted stock units granted pursuant to a MVW Equity Plan that is settled into, based on, or otherwise corresponding to shares of MVW Common Stock, in each case subject to performance-based vesting conditions;

(mm) “MVW RSU Award” means an award of restricted stock units granted pursuant to a MVW Equity Plan that is settled into, based on, or otherwise corresponding to shares of MVW Common Stock;

(nn) “MVW SAR” means a stock appreciation right granted pursuant to a MVW Equity Plan that is settled into, based on, or otherwise corresponding to shares of MVW Common Stock;

(oo) “MVW Warrants” means, collectively, the (i) Base Warrant, dated September 20, 2017, between MVW and Bank of America, National Association, (ii) Additional Warrant, dated September 20, 2017, between MVW and Bank of America, National Association, (iii) Base Warrant, dated September 20, 2017, between MVW and JPMorgan Chase Bank, National Association, London Branch and (iv) Additional Warrant, dated September 21, 2017, between MVW and JPMorgan Chase Bank, National Association, London Branch;

(pp) “person” means a natural person, corporation, partnership, limited liability company, joint venture, association, trust, unincorporated organization or other entity;

(qq) “Required Information” means the financial statements with respect to ILG and its subsidiaries which are necessary to satisfy the conditions set forth in clauses (a) and (b) of paragraph 2 of Exhibit B of the Debt Commitment Letter;

(rr) a “subsidiary” of any person means another person, an amount of the voting securities, other voting ownership or voting partnership interests of which is sufficient to elect at least a majority of its Board of Directors or other governing body (or, if there are no such voting interests, 50% or more of the equity interests of which) is owned directly or indirectly by such first person, but shall not include any Vacation Ownership Association;

(ss) “Vacation Club” means any mandatory program or arrangement whereby owners of Vacation Ownership Interests are able, subject to the terms and conditions of the governing documents of the Vacation Club, to reserve the right to use and occupy a Vacation Ownership Unit at any Vacation Ownership Property affiliated with the Vacation Club;

(tt) “Vacation Ownership Association” means the condominium association, trust association, owner’s association or other non-profit entity which is responsible for the operation of a Vacation Ownership Property or Vacation Club;

(uu) “Vacation Ownership Interests” means timeshare, fractional, interval, vacation club, destination club, vacation membership, private membership club, private residence club, points club, and other forms of products, programs and services, in each case wherein purchasers acquire an ownership interest in, use right of or other entitlement to use (including through interests in a land trust or similar real estate vehicle or through an association or other entity and regardless of whether the ownership interest, use right or other entitlement is expressed in the form of points, deeded weeks or other currency) one or more of certain determinable overnight accommodations and associated facilities in a system of units and facilities on a recurring, periodic basis and pay for such ownership interest, use right or other entitlement in advance (whether payments are made in lump-sum or periodically over time);

(vv) “Vacation Ownership Property” means a property that includes Vacation Ownership Units, including all land used in connection with the property and (i) the freehold or long-term leasehold interest to the site of the property; (ii) all improvements, structures, facilities, entry and exit rights, parking, pools, landscaping, and other appurtenances (including the property building and all operating systems) located at the site of the property; and (iii) all furniture, fixtures, equipment, supplies and inventories installed or located in such improvements at the site of the property; and

(ww) “Vacation Ownership Unit” means a physical unit subject to a timeshare plan and used for overnight accommodation in conjunction with the rights afforded to the owner of a Vacation Ownership Interest.

Section 8.4 Interpretation. When a reference is made in this Agreement to an Article, Section or Exhibit, such reference shall be to an Article or Section of, or an Exhibit to, this Agreement, unless otherwise indicated. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The words “hereof,” “hereto,” “hereby,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The term “or” is not exclusive. The word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if.” All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. Any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented, unless otherwise specifically indicated. References to a person are also to its permitted successors and assigns. Unless otherwise specifically indicated, all references to “dollars” and “$” will be deemed references to the lawful money of the United States of America. Whenever a consent or approval of ILG or MVW is required under this Agreement, such consent or approval may be executed and delivered only by an executive officer of such party. When calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded. If the last day of such period is a non-business day, the period in question shall end on the next succeeding business day. When used in this Agreement, the words “business day” means any day on which the principal offices of the SEC in Washington, D.C. are open to accept filings or, in the case of determining a date when any payment is due, any day on which banks are not required or authorized by law to close in New York, New York.

Section 8.5 Counterparts; Facsimile or pdf Signature. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties hereto and delivered to the other parties. This Agreement may be executed by facsimile or .pdf signature and a facsimile or .pdf signature shall constitute an original for all purposes.

Section 8.6 Entire Agreement; No Third-Party Beneficiaries. This Agreement (including the documents, Exhibits and instruments referred to herein), taken together with the Confidentiality Agreement, the Qurate Retail Voting Agreement, the ILG Disclosure Letter and the MVW Disclosure Letter, (a) constitutes the entire agreement, and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the Combination Transactions and the other transactions contemplated by this Agreement and (b) except for the provisions of Section 5.4, is not intended to confer upon any person other than the parties any rights or remedies; provided that the MVW Debt Financing Sources may enforce on behalf of the MVW Debt Financing Related Parties (and each is an intended third party beneficiary of) the provisions of Section 7.3, Section 7.4, this Section 8.6, Section 8.8, Section 8.9 and Section 8.10 in each case, as they relate to such parties; provided, further, that, the Confidentiality Agreement as modified pursuant to Section 5.2 shall not be superseded.

Section 8.7 No Additional Representations. The parties acknowledge and agree that, except as expressly set forth in this Agreement, none of ILG, MVW or any other person has made any representation or warranty, expressed or implied, as to the respective businesses of ILG and MVW, or the accuracy or completeness of any information regarding such businesses furnished or made available to the parties.

Section 8.8 GOVERNING LAW; WAIVER OF JURY TRIAL. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE, REGARDLESS OF THE LAWS THAT MIGHT OTHERWISE GOVERN UNDER ANY APPLICABLE PRINCIPLES OF CONFLICTS OF LAWS THEREOF.

EACH OF THE PARTIES TO THIS AGREEMENT HEREBY IRREVOCABLY WAIVES TO THE EXTENT PERMITTED BY APPLICABLE LAW ANY AND ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREIN (INCLUDING ANY LEGAL PROCEEDING AGAINST OR INVOLVING ANY MVW DEBT FINANCING RELATED PARTY ARISING OUT OF THIS AGREEMENT OR THE MVW DEBT FINANCING). EACH PARTY (A) MAKES THIS WAIVER VOLUNTARILY AND (B) ACKNOWLEDGES THAT SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS CONTAINED IN THIS Section 8.8.

Section 8.9 Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of law or otherwise by any of the parties without the prior written consent of the other parties; provided that MVW may assign all or any portion of its rights and obligations pursuant to this Agreement to the MVW Debt Financing Sources pursuant to the terms of the Debt Commitment Letter for purposes of creating a security interest herein or otherwise assigning as collateral in respect of the MVW Debt Financing. Any purported assignment in violation of the preceding sentence shall be void. Subject to the preceding two sentences, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

Section 8.10 Jurisdiction.

(a) The parties acknowledge and agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached, and that monetary damages, even if available, would not be an adequate remedy therefor. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the performance of terms and provisions of this Agreement in any court referred to in clause (a) below, without proof of actual damages (and each party hereby waives any requirement for the securing or posting of any bond in connection with such remedy), this being in addition to any other remedy to which they are entitled at law or in equity. The parties further agree not to assert that a remedy of specific enforcement is unenforceable, invalid, contrary to law or inequitable for any reason, nor to assert that a remedy of monetary damages would provide an adequate remedy for any such breach.

(b) In addition, each of the parties hereto (i) consents to submit itself to the personal jurisdiction of any Delaware state court or any federal court located in the State of Delaware in the event any dispute arises out of this Agreement, the Combination Transactions or any of the other transactions contemplated by this Agreement, (ii) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court and (iii) agrees that it will not bring any action relating to this Agreement, the Combination Transactions or any of the other transactions contemplated by this Agreement in any court other than any Delaware state court or any federal court sitting in the State of Delaware (except for actions brought to enforce the judgment of any such Delaware court). Notwithstanding anything to the contrary contained in this Agreement, each of the parties agrees (A) that any Action of any kind or description, whether in law or in equity, whether in contract or in tort or otherwise, involving any of the MVW Debt Financing Related Parties arising out of or relating to this Agreement or any of the transactions contemplated by this Agreement, the transactions contemplated by the MVW Debt Financing, or the performance of services thereunder shall be subject to the exclusive jurisdiction of a state or federal court sitting in the Borough of Manhattan within the City of New York and the appellate courts thereof, (B) not to bring or permit any of their affiliates to bring or support anyone else in bringing any such Action in any other courts, other than a state or federal court sitting in the Borough of Manhattan within the City of New York, (C) to waive and hereby waive, to the fullest extent permitted by Applicable Law, any objection which any of them may now or hereafter have to the laying of venue of, and the defense of an inconvenient forum to the maintenance of, any such action in any such court, and (D) that any such claim, controversy or dispute shall be governed by, and construed in accordance with, the laws of the State of New York without regard to the conflicts of law rules of such state that would result in the Applicable Law of any other state. Notwithstanding anything to the contrary contained in this Agreement, except for claims by MVW against the MVW Debt Financing Related Parties pursuant to the Debt Commitment Letter and any definitive documents related thereto, (A) none of the parties hereto nor any of their respective subsidiaries, affiliates, directors, officers, employees, agents, partners, managers, members or stockholders shall have any rights or claims against any MVW Debt Financing Related Party, in any way relating to this Agreement or any of the transactions contemplated by this Agreement, or in respect of any oral representations made or alleged to have been made in connection herewith or therewith, including any dispute arising out of or relating in any way to the Debt Commitment Letter or the performance thereof or the financings contemplated thereby, whether at law or equity, in contract, in tort or otherwise and (B) no MVW Debt Financing Related Party shall have any liability (whether in contract, in tort or otherwise) to any party hereto or any of their respective subsidiaries, affiliates, directors, officers, employees, agents, partners, managers, members or stockholders for any obligations or liabilities of any party hereto under this Agreement or for any claim based on, in respect of, or by reason of, the transactions contemplated hereby or in respect of any oral representations made or alleged to have been made in connection herewith or therewith, including any dispute arising out of or relating in any way to the Debt Commitment Letter or the performance thereof or the financings contemplated thereby, whether at law or equity, in contract, in tort or otherwise.

Section 8.11 Headings, etc. The headings and table of contents contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

Section 8.12 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as either the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party or such party waives its rights under this Section 8.11 with respect thereto. Upon a determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by Applicable Law in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized representatives as of the date first above written.

MARRIOTT VACATIONS WORLDWIDE CORPORATION

By:	/s/ Stephen P. Weisz
Name: Stephen P. Weisz
Title: President and Chief Executive Officer

VOLT MERGER SUB, INC.

By:	/s/ Stephen P. Weisz
Name: Stephen P. Weisz
Title: President

VOLT MERGER SUB, LLC

By:	/s/ Stephen P. Weisz
Name: Stephen P. Weisz
Title: President

[Signature Page to the Agreement and Plan of Merger]

ILG, INC.

By:	/s/ Craig M. Nash
Name: Craig M. Nash
Title: Chairman, President and Chief Executive Officer

IGNITE HOLDCO, INC.

By:	/s/ William L. Harvey
Name: William L. Harvey
Title: Executive Vice President

IGNITE HOLDCO SUBSIDIARY, INC.

By:	/s/ Jeanette E. Marbert
Name: Jeanette E. Marbert
Title: President

[Signature Page to the Agreement and Plan of Merger]